UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SPIRIT MTA REIT

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2727 North Harwood Street, Suite 300

Dallas, TX 75201

August 5, 2019

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Spirit MTA REIT (SMTA) to be held on September 4, 2019, at 8:30 am Central Time at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201. You may attend the special meeting in person or by proxy. At the special meeting, SMTA will be seeking your approval of:

•

the transactions (the Sale) contemplated by the Equity Purchase Agreement, dated as of June 2, 2019 (Sale Agreement), by and among SMTA, SMTA Financing JV, LLC (Seller), Banner NewCo LLC (Newco) and Hospitality Properties Trust (HPT);

•

the Plan of Voluntary Liquidation of SMTA (Plan of Liquidation) providing for, subject to approval of the Sale, the winding-up and complete liquidation of SMTA, and the dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity, following the closing of the Sale; and

•	the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Sale and/or the Plan of Liquidation.

Only holders of record of SMTA common shares at the close of business on July 29, 2019, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

As described in more detail in the accompanying proxy statement, the Sale is structured as a purchase by HPT of all of the limited liability company interests of Newco, a newly formed holding company that will, as of closing of the Sale, own all of the equity interests of the five legal entities (Acquired Companies) that own the real properties collateralizing SMTA’s Master Trust 2014 (Master Trust), together with certain assets and liabilities of SMTA related to the Master Trust but held outside the Acquired Companies. In connection with the closing of the Sale, all of the outstanding notes issued under the Master Trust indenture (Master Trust Notes) will be redeemed and the Master Trust indenture will be discharged and satisfied. The aggregate purchase price for the Sale is $2.4 billion plus the amount of the make-whole prepayment premium payable upon redemption of the Master Trust Notes in connection with the Sale, subject to adjustment as provided in the Sale Agreement and more fully described in the accompanying proxy statement. The net proceeds to be received by SMTA from the Sale, after accounting for redemption of the Master Trust Notes and discharge and satisfaction of the Master Trust indenture, withholding taxes, purchase price adjustments, the purchase price under the Real Estate Sale Contract described below and transaction expenses (including transfer taxes), are estimated to total approximately $450 million. A portion of these net proceeds will be used to (i) pay a termination fee (estimated to be approximately $48 million) to our external manager in connection with the termination of our management agreement, (ii) repurchase at par ($150 million), plus any accrued but unpaid dividends, the Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC, a subsidiary of Spirit Realty Capital, Inc. (SRC), the ultimate parent of our external manager, and (iii) repay at par ($5.1 million), plus a make-whole premium and any accrued but unpaid dividends, the preferred shares issued by our subsidiary, Spirit MTA SubREIT, Inc.

Concurrently with the execution of the Sale Agreement, Newco entered into a Real Estate Sale Contract (Real Estate Sale Contract) to purchase, immediately after the closing of the Sale (when Newco will be owned by HPT) and subject to certain conditions, three travel center properties (Travel Center Properties) from a subsidiary of SRC, for a purchase price of $55 million, subject to customary real estate prorations. The purchase price under the Real Estate Sale Contract, net of certain mortgage loans to a subsidiary of SRC that are held by the Master Trust and will be repaid to SMTA in connection with the Sale, will be paid to the SRC subsidiary out of proceeds from the purchase price to be paid by HPT in connection with the Sale. If the Travel Center Properties are not sold to Newco under the Real Estate Sale Contract in connection with the closing of the Sale, the purchase price payable by HPT in the Sale will be reduced by $55 million, but the mortgage loans will nonetheless be repaid by the SRC subsidiary. In addition, and as more fully described in the accompanying proxy statement, SMTA entered into agreements with SRC and its subsidiaries to provide for the termination of our existing asset management agreement and for the entrance into an interim management agreement effective upon the closing of the Sale.

The Sale will constitute the sale of substantially all of the assets of SMTA, and, after completion of the Sale and subject to the approval of our shareholders, we intend to wind-up and liquidate SMTA and otherwise take action in accordance with the Plan of Liquidation adopted by our Board of Trustees and more fully described in the accompanying proxy statement.

If our shareholders approve the Sale and Plan of Liquidation proposals, we currently anticipate making an initial cash distribution to shareholders shortly after the closing of the Sale in an amount ranging from $6.00 to $7.75 per SMTA common share, less applicable withholding taxes. In total, including the initial distribution and all subsequent distributions, we expect our shareholders will receive aggregate liquidating distributions (from SMTA and/or a liquidating trust or other liquidating entity established following closing of the Sale) that we estimate will range from $8.50 to $9.35 per SMTA common share, less applicable withholding taxes. Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of any distributions to our shareholders, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the purchase price adjustments under the Sale Agreement, the operating costs and amounts to be set aside for claims, obligations and provisions prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to shareholders or the timing of any such distributions.

Our Board of Trustees has carefully reviewed and considered the terms and conditions of the Sale Agreement, the transactions with SRC and its subsidiaries and the Plan of Liquidation and the actions and transactions contemplated thereby, and has declared advisable and concluded that the Sale Agreement, the Plan of Liquidation and the actions and transactions contemplated thereby, including the Sale, the winding-up and liquidation of SMTA and the taking of other actions in accordance with the Plan of Liquidation, are in the best interests of SMTA and its shareholders. Our Board of Trustees has unanimously approved these proposals and recommends that you vote FOR each of the proposals set forth in the accompanying proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the Internet, as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card.

You are also encouraged to review carefully the enclosed proxy statement, as it explains the reasons for the proposals to be voted on at the special meeting and contains other important information, including copies of the Sale Agreement and the Plan of Liquidation, which are attached as annexes to the proxy statement. In particular, please review the matters referred to under “Risk Factors” starting on page 17 for a discussion of the risks related to the business of SMTA and the proposed Sale and winding-up and liquidation of SMTA.

On behalf of the Board of Trustees of SMTA, we appreciate your continued support.

Sincerely,

Jackson Hsieh

Chairman of the Board of Trustees

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement, or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 5, 2019, and is first being mailed to shareholders on or about August 5, 2019.

Spirit MTA REIT

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held September 4, 2019.

To the shareholders of Spirit MTA REIT:

A special meeting of the shareholders of Spirit MTA REIT, a Maryland real estate investment trust (SMTA), will be held at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, on September 4, 2019, at 8:30 am Central Time, for the following purposes:

1.

to consider and vote upon the transactions constituting the sale of substantially all of the assets of SMTA (the Sale) contemplated by the Equity Purchase Agreement, dated as of June 2, 2019 (Sale Agreement), by and among SMTA, SMTA Financing JV, LLC (Seller), Banner NewCo LLC (Newco) and Hospitality Properties Trust (HPT), attached to the accompanying proxy statement as Annex A, which proposal is referred to herein as the Sale Proposal;

2.

to consider and vote upon the Plan of Voluntary Liquidation of SMTA attached to the accompanying proxy statement as Annex B (Plan of Liquidation) and the actions and transactions contemplated thereby, including the winding-up and complete liquidation of SMTA, and the dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity, subject to approval of the Sale Proposal and following the closing of the Sale, which proposal is referred to herein as the Liquidation Proposal; and

3.

to consider and vote upon the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Sale Proposal and/or the Liquidation Proposal, which proposal is referred to herein as the Adjournment Proposal.

The accompanying proxy statement and the proxy card are being furnished to holders of SMTA’s common shares of beneficial interest (SMTA common shares) in connection with the solicitation of proxies by our Board of Trustees for use at the special meeting.

Our Board of Trustees has unanimously approved and declared advisable the Sale, the Sale Agreement and the Plan of Liquidation (and the actions and transactions contemplated thereby, including the winding-up and liquidation of SMTA, and the dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity), and recommends that you vote FOR the approval of the Sale Proposal, FOR the approval of the Liquidation Proposal and FOR the approval of the Adjournment Proposal. These proposals are described in more detail in the accompanying proxy statement, which we urge you to read in its entirety before voting on the proposals.

Only holders of record of SMTA common shares at the close of business on July 29, 2019, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Approval of each of the Sale Proposal and the Liquidation Proposal requires the affirmative vote of the holders of a majority of the outstanding SMTA common shares entitled to vote thereon. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present. Each outstanding SMTA common share entitles the holder thereof to one vote.

Your vote is very important. If you do not either submit your proxy, instruct your broker how to vote your shares or vote in person at the special meeting, it will have the same effect as a vote against approval of the Sale Proposal and a vote against the Liquidation Proposal, but will have no effect on the Adjournment Proposal.

To ensure your representation at the special meeting and the presence of a quorum at the special meeting, whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it to SMTA without delay in the postage-paid envelope enclosed for your convenience or submit your proxy by telephone or the Internet as provided on the proxy card. If a quorum is not reached, our proxy solicitation costs are likely to increase. Should you receive more than one proxy card because your shares are registered in different names and/or addresses, each proxy card should be signed, dated and returned to ensure that all of your shares will be voted. If you are present at the special meeting or any adjournments or postponements of the special meeting, you may revoke your proxy and vote personally on the matters properly brought before the special meeting. Your shares will be voted at the special meeting in accordance with your proxy.

By Order of the Board of Trustees,
Dallas, Texas	Jackson Hsieh Chairman of the Board of Trustees
August 5, 2019

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE

VOTE BY (1) TELEPHONE, (2) INTERNET OR (3) COMPLETING AND PROMPTLY

RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

SUMMARY

The following summary highlights certain material information contained in this proxy statement. This summary may not contain all of the information that may be important for you to consider when evaluating the Sale Proposal, the Liquidation Proposal or the terms and conditions of the Sale, the Plan of Liquidation and the transactions contemplated thereby. In this section and elsewhere in this proxy statement, references to “you” refer to the holders of SMTA common shares of beneficial interest to whom the notice of special meeting and this proxy statement are addressed, and references to “we,” “us” or “our” refer to SMTA. We encourage you to read carefully this entire proxy statement, including the attached annexes. We have included in this summary cross references to direct you to a more complete description of the topics described.

Spirit MTA REIT

Spirit MTA REIT (SMTA) is a Maryland real estate investment trust with principal offices located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201 (telephone (972) 476-1409). SMTA operates as an externally managed real estate investment trust (REIT) that manages a portfolio of single-tenant, operationally essential real estate throughout the U.S. that is generally leased on a long-term, triple-net basis to tenants operating within retail, office, and industrial property types. SMTA was formed on May 31, 2018, when Spirit Realty Capital, Inc. (SRC) completed the spin-off to its shareholders of all of the outstanding SMTA common shares resulting in the establishment of SMTA as an independent, publicly traded REIT externally managed by a subsidiary of SRC.

The Sale (see page 53)

The buyer in the Sale is Hospitality Properties Trust (HPT), a Maryland real estate investment trust with principal offices located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 (telephone (617) 964-8389). HPT owns a diverse portfolio of hotels and travel centers located in 45 states, Washington, D.C., Puerto Rico and Canada. HPT’s properties are operated under long term management or lease agreements. HPT is managed by The RMR Group LLC, an alternative asset management company that is headquartered in Newton, Massachusetts, which is the majority-owned operating subsidiary of The RMR Group Inc.

Pursuant to the Equity Purchase Agreement, dated as of June 2, 2019 (Sale Agreement), among SMTA, SMTA Financing JV, LLC (Seller), Banner NewCo LLC (Newco) and HPT, HPT will purchase all of the limited liability company interests of Newco, a newly formed holding company that will, as of closing of the Sale, own all of the equity interests of Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, Spirit Master Funding VI, LLC and Spirit Master Funding VIII, LLC (collectively, Acquired Companies), the five legal entities that own the real properties collateralizing SMTA’s Master Trust 2014 (Master Trust), together with certain other assets and liabilities of SMTA related to the Master Trust but held outside the Acquired Companies. Upon closing of the Sale, all of the outstanding classes and series of the notes issued under the Master Trust indenture (Master Trust Notes) will be redeemed and the Master Trust indenture will be discharged and satisfied.

Concurrently with the execution of the Sale Agreement, Newco entered into a Real Estate Sale Contract pursuant to which, immediately following the closing of the Sale, Newco (which would be then owned by HPT) will, subject to certain conditions, purchase three travel center properties (Travel Center Properties) for $55 million, subject to customary real estate prorations, from a subsidiary of SRC, the special limited partner of Spirit Realty, L.P., the sole shareholder of Spirit AM Corporation, our external manager (Manager) (the Real Estate Sale Contract).

The aggregate purchase price for the Sale is $2.4 billion plus the make-whole prepayment premium payable in connection with the redemption of the Master Trust Notes (estimated to be approximately $71.1 million, but will vary depending on the date of redemption and other factors, including interest rate fluctuations). The purchase price will be subject to adjustment for cash, net working capital items and certain credits in favor of HPT as set forth in the Sale Agreement. The purchase price under the Real Estate Sale Contract (net of certain mortgage loans to a subsidiary of SRC that are held by the Master Trust and will be repaid to SMTA in connection with the Sale) will be paid to the SRC subsidiary out of proceeds from the purchase price to be paid by HPT in connection with the Sale. If the Travel Center Properties are not sold to Newco under the Real Estate Sale Contract in connection with the closing of the Sale, the purchase price payable by HPT pursuant to the Sale Agreement will be reduced by $55 million, but the mortgage loans will nonetheless be repaid by the SRC subsidiary. The net proceeds from the Sale, after accounting for redemption of the Master Trust Notes and discharge and satisfaction of the Master Trust indenture, withholding taxes, purchase price adjustments, the purchase price under the Real Estate Sale Contract described below and transaction expenses (including transfer taxes), are estimated to total approximately $450 million. A portion of these net proceeds will be used to (i) pay a termination fee (estimated to be approximately $48 million) to our external manager in connection with the termination of our management agreement, (ii) repurchase at par ($150 million), plus any accrued but unpaid dividends, the Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC (a subsidiary of SRC), and (iii) repay at par ($5.1 million), plus a make-whole premium and any accrued but unpaid dividends, the preferred shares issued by our subsidiary, Spirit MTA SubREIT, Inc.

The Sale Agreement contains customary representations, warranties and covenants and certain indemnities of SMTA, Seller and HPT. Additionally, the closing of the Sale is subject to the satisfaction or waiver of customary closing conditions set forth in the Sale Agreement, including approval of the Sale by our shareholders and the accuracy of the representations and warranties of and compliance with covenants by the parties to the Sale Agreement, subject in each case to certain materiality standards. There can be no assurance that the Sale will be consummated or, if consummated, the timing thereof.

The Acquired Companies and the other assets of SMTA to be acquired by HPT pursuant to the Sale Agreement represent substantially all of the assets of SMTA. Upon completion of the Sale and subject to shareholder approval of the Liquidation Proposal, we intend to wind-up our operations and liquidate in accordance with the Plan of Liquidation, the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (Maryland REIT Law) and our Amended and Restated Declaration of Trust, including by, following closing of the Sale, establishing a liquidating trust or other liquidating entity to make liquidating distributions to shareholders.

The Sale Agreement is attached as Annex A to this proxy statement. We encourage you to read carefully the Sale Agreement in its entirety because it is the legal document that governs the terms and conditions of the Sale and the other transactions contemplated thereby.

Plan of Liquidation (see page 67)

If the Sale Proposal is approved by our shareholders, the Sale is completed and the Liquidation Proposal is approved by our shareholders, then following the closing of the Sale we intend to wind-up our operations and liquidate SMTA in accordance with the Plan of Liquidation and to take any necessary and appropriate actions in connection therewith, including by, following closing of the Sale, establishing a liquidating trust or converting to another liquidating entity to make liquidating distributions to shareholders and making appropriate filings with the State Department of Assessments and Taxation of Maryland (the Maryland SDAT).

A copy of the Plan of Liquidation is attached as Annex B to this proxy statement. We encourage you to read carefully the Plan of Liquidation in its entirety because it is the legal document that governs the proposed winding-up and liquidation of SMTA.

Amount and Timing of Distributions to Shareholders (see page 69)

If our shareholders approve the Sale Proposal and the Liquidation Proposal and the Sale is completed, we currently anticipate making an initial cash distribution to our shareholders shortly after the closing of the Sale in an amount ranging from $6.00 to $7.75 per SMTA common share, less applicable withholding taxes. In total, including the initial distribution and all subsequent distributions, we expect our shareholders will receive (from SMTA and/or a liquidating trust or other liquidating entity established following closing of the Sale) aggregate liquidating distributions that we estimate will range from $8.50 to $9.35 per SMTA common share, less applicable withholding taxes. Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of distributions to our shareholders, as uncertainties as to the net proceeds available to us upon sale or disposition of our assets that are not included in the Sale, the ultimate amount of our liabilities, the purchase price adjustments under the Sale Agreement, the amount of withholding taxes and transfer taxes imposed with respect to the Sale, the operating costs and amounts to be set aside for claims, obligations and provisions prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to shareholders or the timing of any such distributions. In that connection, a special purpose entity subsidiary of SMTA that owns the Academy Sports + Outdoors distribution center leased to tenant Academy Sports + Outdoors is party to a CMBS loan arrangement that requires SMTA’s operating subsidiary, Spirit MTA REIT, L.P., to meet certain minimum net worth requirements. SMTA is seeking to sell the distribution center property, and it is anticipated that, upon the closing of that sale, the net worth requirements will be eliminated. See “Proposal Two—The Liquidation Proposal—Assets Remaining Following Completion of the Sale” beginning on page 68 of this proxy statement. So long as the sale of the Academy Sports + Outdoors distribution center is not completed, Spirit MTA REIT, L.P. will need to retain approximately $100 million in cash and other assets to comply with the net worth requirements and avoid a default on the CMBS loan. As a result, if the sale of the distribution center property is not completed prior to the initial cash distribution, the initial cash distribution referenced above will be at the lower end of the range for the initial cash distribution described above. In addition, we hold a secured B-1 term loan previously made to an affiliate of Specialty Retail Shops Holding Corp. (Shopko) with an outstanding principal amount of $34.4 million as of December 31, 2018. As previously disclosed, Shopko filed for bankruptcy in January 2019 and, in connection therewith, we recorded a full allowance for the Shopko B-1 term loan and placed the loan on a non-accrual status. However, through July 12, 2019, we have recovered approximately $24.9 million of outstanding principal on the Shopko B-1 term loan. While there can be no assurances that we will recover all additional amounts due to us under the Shopko B-1 term loan, we intend to continue to pursue all of our rights and remedies in connection with the bankruptcy proceedings, with the goal of maximizing the receipt of amounts due to us under the Shopko B-1 term loan.

Risk Factors (see page 17)

In evaluating the Sale Proposal and the Liquidation Proposal, you should carefully read this proxy statement and the attached annexes and consider, in particular, the risk factors and other information discussed in the section entitled “Risk Factors” beginning on page 17 of this proxy statement.

Special Meeting; Votes Required (see page 25)

The special meeting of SMTA shareholders will be held on September 4, 2019, at 8:30 am Central Time, at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201. At the special meeting, our shareholders will be asked to approve the Sale Proposal, to approve the Liquidation Proposal and to approve the Adjournment Proposal.

Only holders of record of SMTA common shares at the close of business on July 29, 2019, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

Approval of each of the Sale Proposal and the Liquidation Proposal requires the affirmative vote of holders of a majority of the SMTA common shares outstanding on the record date and entitled to vote thereon.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present.

Recommendation of the Board of Trustees (see page 36)

The Board of Trustees (our Board) has determined that the proposals to be acted on at the special meeting are fair to and in the best interests of SMTA and our shareholders, has declared them to be advisable and unanimously recommends that you vote FOR the Sale Proposal, FOR the Liquidation Proposal and FOR the Adjournment Proposal.

Opinion of Financial Advisor (see page 39)

At a meeting of our Board held on June 2, 2019, our financial advisor, Barclays Capital Inc. (Barclays), delivered to our Board an oral opinion, which was confirmed by delivery of a written opinion, dated June 2, 2019, to the effect that, as of June 2, 2019, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the purchase price for the Sale is fair, from a financial point of view, to SMTA.

The full text of the written opinion of Barclays, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of Barclays, is attached as Annex C to this proxy statement and is incorporated herein by reference. We encourage you to read Barclays’ written opinion carefully and in its entirety. Barclays’ opinion is limited solely to the fairness, from a financial point of view, of the purchase price to be received in the Sale by SMTA and does not address any other aspect of the Sale or the winding-up and liquidation of SMTA pursuant to the Plan of Liquidation or SMTA’s underlying business decision to effect the Sale or the Plan of Liquidation or the relative merits of the Sale or the Plan of Liquidation as compared to any alternative business strategies or transactions that might be available with respect to SMTA. Neither Barclays’ opinion nor the summary of its opinion and the related analysis set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any SMTA shareholder as to how such shareholder should vote or act with respect to any matters relating to the Sale, the Plan of Liquidation or otherwise.

Share Ownership of Our Trustees, Executive Officer and Certain Shareholders (see page 47)

As of the record date, July 29, 2019, our trustees and executive officer owned and were entitled to vote, in the aggregate, 414,468 SMTA common shares, representing less than 1% of the SMTA common shares outstanding on that date.

In connection with entering into the Sale Agreement, each of our trustees and our executive officer, as well as certain executive officers of SRC, entered into a voting agreement with HPT, pursuant to which each such person in their capacity as a shareholder of SMTA agreed to vote in favor of the Sale and the Sale Agreement.

In addition, as of the record date, Spirit MTA Preferred Holder, LLC (a subsidiary of SRC), owned 6,000,000 10.0% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of SMTA (Series A Preferred Shares). The Series A Preferred Shares are not entitled to vote on the proposals described in this proxy statement.

Each of our trustees and our executive officer intends to vote FOR each of the proposals described herein.

Transactions with Spirit Realty Capital, Inc. and its Subsidiaries (see page 52)

In connection with entering into the Sale Agreement:

•

Newco entered into the Real Estate Sale Contract with a subsidiary of SRC pursuant to which, immediately following the closing of the Sale, Newco (which would then be owned by HPT) will acquire the Travel Center Properties for a purchase price of $55 million, subject to customary real estate prorations net of the amount required to repay the mortgage loans to a subsidiary of SRC held by the Master Trust and secured by the Travel Center Properties and three additional properties owned by a subsidiary of SRC;

•

SMTA, SRC, Manager and Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) entered into a termination agreement (Termination Agreement) pursuant to which the asset management agreement between SMTA and Manager (Asset Management Agreement) will be terminated upon closing of the Sale; SMTA will pay Manager the termination fee contemplated thereby (estimated to be approximately $48 million) and SMTA will repurchase at par ($150 million), plus any accrued but unpaid dividends, the Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC in accordance with the terms of those securities. As a result of the termination of the Asset Management Agreement pursuant to the terms of the Termination Agreement, SMTA will not be required to pay management fees for a 180-day notice period or enter into an eight-month transition services agreement (and pay management fees for that period) which would be applicable in the event of a termination of the Asset Management Agreement by SMTA absent to the Termination Agreement, resulting in savings of approximately $31.9 million in management fees, including property management fees; and

•

SMTA and Manager entered into an interim management agreement (Interim Management Agreement), to be effective upon closing of the Sale, pursuant to which Manager will continue to manage the affairs of SMTA following closing of the Sale, including in connection with the Plan of Liquidation, for an annual fee of $1 million for the first year, and $4 million per year for any renewal term.

Appraisal or Dissenters’ Rights (see pages 66 and 71)

Pursuant to Maryland law and our Amended and Restated Declaration of Trust, you are not entitled to appraisal or dissenters’ rights (or rights of an objecting shareholder) in connection with the transactions comprising the Sale or contemplated by the Plan of Liquidation.

Conditions to Obligations to Complete the Sale (see page 59)

The Sale Agreement contains a number of conditions that must be satisfied before the Sale can be completed. These conditions include, among others:

•	approval of the Sale Proposal by our shareholders;

•	compliance in all material respects by the parties to the Sale Agreement with their respective covenants and agreements contained in the Sale Agreement;

•	the accuracy, subject to certain materiality standards, of the representations and warranties made by the parties in the Sale Agreement;

•	the absence of any event or circumstance that results in, or would reasonably be expected to result in, a material adverse effect on the Acquired Companies, taken as a whole; and

•	the absence of any governmental order or applicable law that prevents or prohibits the closing of the Sale.

Regulatory Matters (see pages 53 and 71)

SMTA is not aware of any regulatory or governmental actions or approvals required to complete the Sale. SMTA is also not aware of any regulatory or governmental approvals that must be obtained in connection with the Plan of Liquidation.

SMTA is Prohibited From Soliciting Other Offers (see page 60)

Under the terms of the Sale Agreement, we are prohibited from soliciting competing bids, subject to certain limited exceptions necessary to comply with the duties of our Board, including the right to provide non-public information to, and negotiate with, a third party that has made an unsolicited written proposal if our Board determines that such proposal is or is reasonably likely to lead to a transaction more favorable to our shareholders than the Sale that is reasonably likely to be consummated and that failure to take such action would likely be inconsistent with our trustees’ duties under applicable law.

Subject to HPT’s right to match a competing proposal and prior to obtaining shareholder approval of the Sale, our Board may change its recommendation with respect to the Sale, or terminate the Sale Agreement and enter into an agreement for a competing transaction that did not result from a material breach of the non-solicitation provisions if our Board determines in good faith that the competing proposal is more favorable to our shareholders from a financial point of view and that failure to take such action would likely be inconsistent with our trustees’ duties under applicable law. If we terminate the Sale Agreement to accept a superior proposal, or HPT terminates the Sale Agreement based on our Board changing its recommendation with respect to the Sale, we are required to pay HPT a termination fee of $11,375,000.

Termination of the Sale Agreement and Termination Fee (see page 64)

SMTA has agreed to pay HPT a termination fee of $11,375,000 (Termination Fee) if:

•	the Sale Agreement is terminated by HPT as a result of our Board changing its recommendation that our shareholders approve the Sale;

•	prior to the date that our shareholders approve the Sale Proposal, the Sale Agreement is terminated by SMTA in order to enter into an agreement for a competing transaction; or

•	the Sale Agreement is terminated because:

•	the Sale is not completed by December 31, 2019, our shareholders do not approve the Sale Proposal or SMTA has breached the Sale Agreement and such breach is not cured after notice;

•

a competing proposal had been announced or publicly disclosed and not withdrawn at least 3 days prior to termination of the Sale Agreement (or the date of the special meeting in the case our shareholders do not approve the Sale Proposal); and

•	SMTA enters into an agreement or consummates a competing transaction with a third party within 12 months after termination of the Sale Agreement.

If the Sale Agreement is terminated because our shareholders do not approve the Sale Proposal, we are required to reimburse up to $10 million of the reasonable and documented out-of-pocket fees, costs and expenses incurred by HPT in connection with the transactions contemplated by the Sale Agreement.

Material United States Federal Income Tax Consequences (see page 73)

You are urged to read the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 73 of this proxy statement and to consult your tax advisor as to the United States federal income tax consequences of the Sale and the Plan of Liquidation, as well as the effects of state, local and foreign tax laws.

Record Holders

As of July 29, 2019, the record date for the special meeting, there were approximately 2,401 holders of record of SMTA common shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE PLAN OF LIQUIDATION

The following are some questions that you, as a shareholder of SMTA, may have regarding the special meeting, the Sale and the Plan of Liquidation, and the actions and transactions contemplated thereby, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the proposals being considered at the special meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement.

Q.	Why am I receiving this proxy statement?

A.

Under the terms of the Sale Agreement described in this proxy statement, SMTA has agreed to sell substantially all of its assets to HPT. The completion of the transactions contemplated by the Sale Agreement is subject to the approval of the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting and entitled to vote thereon, and we are holding a special meeting in order to obtain that approval.

In addition, and assuming approval of the Sale Proposal and completion of the transactions contemplated by the Sale Agreement, our Board has determined that it is advisable and in the best interests of our shareholders that SMTA wind-up its affairs, dispose of any remaining assets, pay off outstanding liabilities and distribute the net proceeds to our shareholders in accordance with the Plan of Liquidation. The Plan of Liquidation requires the approval by the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting and entitled to vote thereon, and we will also seek to obtain that approval at the special meeting.

Your vote is very important. If you do not submit your proxy, instruct your broker how to vote your shares or vote in person at the special meeting, it will have the same effect as a vote against approval of the Sale Proposal and the Liquidation Proposal.

We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your SMTA common shares without attending the special meeting in person. For more specific information on how to vote, please see the questions and answers below.

Q.	What is the Sale?

A.

Pursuant to the Sale Agreement, HPT will purchase all of the limited liability company interests of Newco, a newly formed holding company that will, prior to closing of the Sale, own all of the equity interests of the five legal entities that own the real properties collateralizing the Master Trust, together with certain other assets and liabilities of SMTA related to the Master Trust. In connection with the closing of the Sale, all of the outstanding classes and series of Master Trust Notes issued under the Master Trust (with an outstanding principal amount of approximately $1,924 million as of June 30, 2019) will be redeemed and the Master Trust indenture will be discharged and satisfied.

Concurrently with the execution of the Sale Agreement, Newco entered into the Real Estate Sale Contract and agreed to purchase, immediately following the closing of the Sale (when Newco is owned by HPT and subject to the satisfaction of certain conditions), the Travel Center Properties from a subsidiary of SRC for a price of $55 million, subject to customary real estate prorations, net of the amount of mortgage loans to a subsidiary of SRC secured by the Travel Center Properties and three additional properties owned by that subsidiary of SRC. The purchase price under the Real Estate Sale Contract, net of certain mortgage loans to a subsidiary of SRC that are held by the Master Trust and will be repaid to SMTA in connection with the Sale, will be paid to the SRC subsidiary out of proceeds from the purchase price to be paid by HPT in connection with the Sale. If the Travel Center Properties are not sold to Newco under the Real Estate Sale Contract in connection with the closing of the Sale, the purchase price payable by HPT in the Sale will be reduced by $55 million, but the mortgage loans will nonetheless be repaid by the SRC subsidiary.

Q.	Why did SMTA enter into the Sale Agreement?

A.

Entry into the Sale Agreement is the culmination of our thorough exploration of strategic alternatives, which began in January 2019. After due consideration of all other alternatives reasonably available to us, including maintaining our existence and continuing to own our assets and selling the assets individually, our Board determined that the closing of the transaction contemplated by the Sale Agreement will result in the most favorable outcome for our shareholders. For more information, see “Proposal One—The Sale Proposal—Recommendation of the SMTA Board of Trustees and SMTA’s Reasons for the Sale” beginning on page 36 of this proxy statement.

Q.	Who is the buyer?

A.

Hospitality Properties Trust is a real estate investment trust, which owns a diverse portfolio of hotels and travel centers located in 45 states, Washington, D.C., Puerto Rico and Canada. HPT’s properties are operated under long term management or lease agreements. HPT is managed by The RMR Group LLC, an alternative asset management company that is headquartered in Newton, Massachusetts, which is the majority-owned operating subsidiary of The RMR Group Inc.

Q.	What is the purchase price for the Sale?

A.

The aggregate purchase price for the Sale is $2.4 billion plus the amount of the make-whole prepayment premium payable upon redemption of the Master Trust Notes (estimated to be approximately $71.1 million, but will vary depending on the date of redemption and other factors, including interest rate fluctuations), and the purchase price will be adjusted for cash, net working capital items and certain credits in favor of HPT. The purchase price under the Real Estate Sale Contract (net of certain mortgage loans to a subsidiary of SRC that are held by the Master Trust and will be repaid to SMTA in connection with the Sale) will be paid to the SRC subsidiary out of proceeds from the purchase price to be paid by HPT in connection with the Sale. If the Travel Center Properties are not transferred to Newco under the Real Estate Sale Contract in connection with the closing of the Sale, the purchase price payable by HPT in the Sale will be reduced by $55 million, but the mortgage loans will nonetheless be repaid by the SRC subsidiary. The net proceeds to be received by SMTA from the Sale, after accounting for redemption of the Master Trust Notes and discharge and satisfaction of the Master Trust indenture, withholding taxes, purchase price adjustments, the purchase price under the Real Estate Sale Contract and transaction expenses (including transfer taxes), are estimated to total approximately $450 million. A portion of these net proceeds will be used to (i) pay the termination fee (estimated to be approximately $48 million) to Manager under the Termination Agreement in connection with the termination of the Asset Management Agreement, (ii) repurchase at par ($150 million), plus any accrued but unpaid dividends, the Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC (a subsidiary of SRC), and (iii) repay at par ($5.1 million), plus a make-whole premium and any accrued but unpaid dividends, the preferred shares issued by our subsidiary, Spirit MTA SubREIT, Inc.

Q.	What other agreements were entered into in connection with the Sale?

A.	Concurrently with the execution of the Sale Agreement, SMTA entered into the following agreements:

•

Termination Agreement. SMTA, SRC, Manager and Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) entered into a Termination Agreement pursuant to which the Asset Management Agreement will be terminated upon closing of the Sale, SMTA will pay Manager the termination fee contemplated thereby (estimated to be approximately $48 million) and SMTA will repurchase at par ($150 million), plus any accrued but unpaid dividends, the Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) in accordance with the terms of those securities.

•	Interim Management Agreement. SMTA and Manager entered into an Interim Management Agreement, to be effective upon closing of the Sale, pursuant to which Manager will continue to manage the affairs of SMTA following completion of the Sale, including in connection with the Plan of Liquidation, for an annual fee of $1 million for the first year, and $4 million per year for any renewal term.

Q.	When does SMTA expect the Sale to be completed?

A.

We are working to close the Sale as soon as practicable and currently expect to close the Sale on the first payment date under the Master Trust indenture that occurs at least five business days following shareholder approval of the Sale Proposal at the special meeting. This is because, under the Master Trust indenture, the majority of the Master Trust Notes cannot be redeemed other than on a Master Trust indenture payment date and only with at least (to the extent practicable) five business days’ notice to the holders of the Master Trust Notes. Under the Master Trust indenture, the 20th day of each month is a payment date for the Master Trust Notes.

Q.	What will happen if the Sale is not approved?

A.

If the Sale is not approved, the Sale will not occur, the redemption of the Master Trust Notes and discharge and satisfaction of the Master Trust indenture will not occur, our wind-up and liquidation will not occur, we will not make liquidating distributions to our shareholders and we will continue to operate our business and pursue alternative strategic options. In addition, if the Sale is not approved by our shareholders, the $150 million of Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) will remain outstanding and continue to accrue dividends at a rate of 10% in accordance with its terms and we will be required to reimburse HPT for up to $10 million for expenses incurred in connection with the transactions contemplated by the Sale Agreement and, under specified circumstances set out in the Sale Agreement, may be required to pay HPT the Termination Fee. For more information, see “Risk Factors—Risk Factors Relating to the Sale—If the Sale is not completed, SMTA would be subject to a number of material risks” on page 17 of this proxy statement.

Q.

If the Sale Proposal and the Liquidation Proposal are approved and the Sale is consummated on the terms contained in the Sale Agreement, is there an estimate of the net proceeds that the SMTA shareholders will receive?

A.

The amount of cash that may ultimately be received by our shareholders is not known and is difficult to estimate with certainty. We currently anticipate making an initial cash distribution to our shareholders shortly after the closing of the Sale in an amount ranging from $6.00 to $7.75 per SMTA common share, less applicable withholding taxes. In total, including the initial distribution and all subsequent distributions, we expect our shareholders will receive (from SMTA and/or a liquidating trust or other liquidating entity established following closing of the Sale) aggregate liquidating distributions that we estimate will range from $8.50 to $9.35 per SMTA common share, less applicable withholding taxes. There are many factors that may affect the amounts available for distribution to our shareholders, including, among other things, the timing and net amounts realized from the sale or other disposition of our assets that are not included in the Sale, the amount of taxes (including withholding taxes and transfer taxes), transaction fees and expenses relating to the Sale and implementation of the Plan of Liquidation, the purchase price adjustments and indemnification obligations under the Sale Agreement and unanticipated or contingent liabilities arising hereafter. In addition, a special purpose entity subsidiary of SMTA that owns the Academy Sports + Outdoors distribution center leased to tenant Academy Sports + Outdoors is party to a CMBS loan arrangement that requires SMTA’s operating subsidiary, Spirit MTA REIT, L.P., to meet certain minimum net worth requirements. SMTA is seeking to sell the distribution center property, and it is anticipated that, upon the closing of that sale, the net worth requirements will be eliminated. See “Proposal Two—The Liquidation Proposal—Assets Remaining Following Completion of the Sale” beginning on page 68 of this proxy statement. So long as the sale of the Academy Sports + Outdoors distribution center is not completed, Spirit MTA REIT, L.P. will need to retain approximately $100 million in cash and other assets to comply with the net worth requirements and avoid a default on the CMBS loan. As a result, if the sale of the distribution center property is not completed prior to the initial cash distribution, the initial cash distribution referenced above will be at the lower end of the range for the initial cash distribution described above.

If we have underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise, or we have overestimated the amount we would receive from the disposition of our assets that are not included in the Sale, the amount ultimately distributed to our shareholders could be less than the estimated amounts set forth above. Ultimately, no assurance can be given as to the amounts our shareholders will ultimately receive.

Q.	What will happen under the Plan of Liquidation?

A.

Under the Plan of Liquidation we will wind-up our operations and take any other appropriate and necessary action to terminate SMTA or convert SMTA to another liquidating entity under Maryland law and in accordance with our Amended and Restated Declaration of Trust following the closing of the Sale. If our shareholders approve the Liquidation Proposal, upon a determination made by our Board, we may transfer our remaining assets and liabilities to a liquidating trust or convert SMTA into another type of liquidating entity in accordance with Maryland law that will be a limited liability company, a partnership or other trust and distribute interests in the liquidating trust or other liquidating entity to our shareholders while our remaining assets are sold and our remaining liabilities are paid.

Q.	What is a liquidating trust? What other liquidating entity may be formed?

A.

A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it after paying any of the remaining liabilities. We may determine, instead, to convert SMTA into another type of liquidating entity in accordance with Maryland law. That entity may be a limited liability company, a partnership or a trust. If we form a liquidating trust or convert SMTA into another type of liquidating entity, at the time of the formation or conversion, the SMTA common shares would be cancelled and our shareholders will receive interests in the liquidating trust or other liquidating entity. Such interests in the liquidating trust or other liquidating entity (i) will not be transferable (except by will, intestate succession or operation of law) and (ii) will not be represented by certificates.

Q.	What vote of SMTA shareholders is required to approve the Sale Proposal and the Liquidation Proposal?

A.

Approval of each of the Sale Proposal and the Liquidation Proposal requires the affirmative vote of the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting and entitled to vote thereon.

Q.	How does the Board of Trustees of SMTA recommend that SMTA shareholders vote on the Sale Proposal and the Liquidation Proposal?

A.

Our Board recommends that you vote FOR the Sale Proposal and FOR the Liquidation Proposal. Our Board has determined and declared that the Sale Agreement and the Sale are fair to, advisable and in the best interests of SMTA and our shareholders and it has further determined and declared that, subject to shareholder approval of the Sale, the Plan of Liquidation (and the actions and transactions contemplated thereby, including the winding-up and liquidation of SMTA, and the dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity) is advisable and in the best interests of SMTA and our shareholders. Accordingly, our Board has unanimously approved the Sale Agreement, the Sale and the Plan of Liquidation and the actions and transactions contemplated thereby, and recommends that you vote for these proposals at the special meeting.

Q.	What do I need to do now in order to vote on the proposals being considered at the special meeting?

A.

You should carefully read and consider the information contained in this proxy statement and the annexes attached to this proxy statement, and you may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope or by submitting a proxy over the Internet (www.proxypush.com/SMTA) or by telephone (866-220-3985) following the instructions on the enclosed proxy card. If you sign, date and mail your proxy card without identifying how you want to vote, your SMTA common shares will be voted FOR the Sale Proposal, FOR the Liquidation Proposal and FOR the Adjournment Proposal.

You may also vote by attending the special meeting and voting in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Whether or not you plan to attend the special meeting, you should submit your proxy card or voting instruction form as described in this proxy statement.

Q.	Do the trustees and the executive officer of SMTA have any interest in the Sale?

A.

The interests of our trustees and executive officer in the Sale are generally aligned with the interests of our shareholders. In addition, each of our trustees and our executive officer has entered into a voting agreement with HPT pursuant to which each of them has agreed to vote their respective SMTA common shares in favor of the Sale and the Sale Agreement. See “Proposal One—The Sale Proposal—Interests of our Trustees and Executive Officer” beginning on page 49 of this proxy statement.

Q.	Are there any risks related to the Sale or the Plan of Liquidation?

A.	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 17 of this proxy statement.

Q.	What are the United States federal income tax consequences of the Sale and the Plan of Liquidation?

A.

In general, if the Plan of Liquidation is approved and SMTA is liquidated, distributions to you under the plan, including your pro rata share of the fair market value of any SMTA assets that are transferred to a liquidating trust or deemed distributed pursuant to our conversion to another liquidating entity, should not be taxable to you for U.S. federal income tax purposes until the aggregate amount of liquidating distributions to you exceeds your adjusted tax basis in your SMTA common shares, and then should be taxable to you as capital gain (assuming you hold your shares as a capital asset). To the extent the aggregate amount of liquidating distributions to you is less than your adjusted tax basis in your SMTA common shares, you generally will recognize a capital loss (assuming you hold your shares as a capital asset) in the year the final distribution is received by you. The transfer of our assets to a liquidating trust or the establishment of another liquidating entity, which would occur by means of a conversion of SMTA into a limited liability company, partnership or trust, will be a taxable event to our shareholders notwithstanding that the shareholders may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. Non-U.S. holders will be subject to U.S. federal income tax on any distributions received to the extent attributable to gains recognized by SMTA on sales of real property located in the United States. See “Material United States Federal Income Tax Consequences” beginning on page 73 of this proxy statement.

We urge you to consult with your own tax advisors regarding tax consequences of distributions made and other transactions contemplated pursuant to the Plan of Liquidation.

Q.	Is the winding-up and liquidation of SMTA conditioned upon the completion of the Sale?

A.	Yes. We do not intend to wind-up and liquidate unless the Sale is completed.

Q.	What will happen if the Sale Proposal is approved and the Liquidation Proposal is not approved?

A.

If our shareholders approve the Sale Proposal but do not approve the Liquidation Proposal, assuming the other closing conditions to the Sale are satisfied, we will still complete the Sale. In that case, we will have transferred substantially all of our operating assets to HPT, and in such event, we would use our remaining assets to pay ongoing operating expenses. We do not intend to invest in another operating business following the closing of the Sale and expect that our ongoing operating expenses would likely exceed the revenue generated by our remaining assets. For more information, see “Risk Factors—Risk Factors Relating to the Winding-up and Liquidation of SMTA—Our shareholders could approve the Sale Proposal but not approve the Liquidation Proposal” on page 19 of this proxy statement.

Q.	Am I entitled to appraisal rights or dissenters’ rights in connection with the Sale Proposal or the Liquidation Proposal?

A.

No. As a holder of SMTA common shares, you will not be eligible for appraisal rights or dissenters’ rights (or rights of an objecting shareholder) in connection with the Sale Proposal or the Liquidation Proposal.

Q.	Will I still be able to sell or transfer my SMTA common shares following the closing of the Sale?

A.

SMTA common shares will be transferable following the closing of the Sale to the same extent as before the closing of the Sale until the filing of a notification of termination of existence with the Maryland SDAT or, if applicable, the establishment of a liquidating trust or other liquidating entity. Under the rules of the New York Stock Exchange (NYSE), the exchange has discretionary authority to delist the SMTA common shares if we proceed with a plan of liquidation. In addition, the exchange may commence delisting proceedings against us if (i) the average closing price of SMTA common shares falls below $1.00 per share over a 30-day consecutive trading period, (ii) our average market capitalization falls below $15 million over a 30-day consecutive trading period or (iii) we lose our REIT qualification. Even if the NYSE does not move to delist the SMTA common shares, we may voluntarily delist the SMTA common shares from the NYSE in an effort to reduce our operating expenses and maximize our liquidating distributions. If the SMTA common shares are delisted, you may have difficulty trading your SMTA common shares on the secondary market. Also, upon the establishment of a liquidating trust or other liquidating entity, the interests in the trust or entity (i) will not be transferable (except by will, intestate succession or operation of law) and (ii) will not be represented by certificates.

Q.	Am I being asked to vote on anything else?

A.

Yes. In addition to voting FOR the Sale Proposal and Liquidation Proposals, our Board is also asking you to approve the proposal to adjourn the special meeting if the SMTA common shares voting in favor of the Sale Proposal and/or the Liquidation Proposal are insufficient to approve both of those proposals. Our Board recommends that you vote FOR the Adjournment Proposal.

Q.	Why is SMTA seeking my vote on the Adjournment Proposal?

A.

Adjourning the special meeting to a later date will give us additional time to solicit proxies to vote in favor of approval of the Sale Proposal and the Liquidation Proposal, if necessary. Consequently, we are seeking your approval of the Adjournment Proposal to ensure that, if necessary, we will have enough time to solicit the required votes for the Sale Proposal and the Liquidation Proposal.

Q.	What vote of SMTA shareholders is required to approve the Adjournment Proposal?

A.	The Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, assuming a quorum is present.

Q.	When and where will the special meeting be held?

A.	The special meeting will be held at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, on September 4, 2019, at 8:30 am Central Time.

Q.	Who is entitled to notice of and to vote at the special meeting?

A.

Only holders of record of SMTA common shares outstanding as of the close of business on July 29, 2019, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the close of business on the record date, there were 43,159,931 SMTA common shares outstanding and entitled to vote at the special meeting.

Q.	If my SMTA common shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A.

If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote, and you are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the special meeting, unless you request a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Sale Proposal and the Liquidation Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares on the Sale Proposal or the Liquidation Proposal. This is referred to as a “broker non-vote.” Broker non-votes will be considered as “present” at the special meeting for purposes of determining a quorum. Broker non-votes will have the effect of a vote AGAINST the Sale Proposal and the Liquidation Proposal and will have no effect on the Adjournment Proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals being considered at the special meeting. SMTA encourages all of its shareholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Special Meeting of the Shareholders of SMTA—Abstentions; Broker Non-Votes” beginning on page 26 of this proxy statement.

Q.	What will happen if I abstain from voting or fail to vote?

A.

Your abstention will have the same effect as a vote AGAINST the approval of each of the Sale Proposal and the Liquidation Proposal, and will have no effect on the Adjournment Proposal. Failure to attend and vote at the special meeting or to submit your proxy using one of the available methods will have the same effect as a vote AGAINST the approval of each of the Sale Proposal and the Liquidation Proposal, and assuming a quorum is present, will have no effect on the Adjournment Proposal, and will result in your shares not being considered as “present” for purposes of determining a quorum.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•

delivering a signed written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the special meeting;

•	signing and delivering a new, valid proxy bearing a later date but prior to the special meeting;

•	submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be utilized); or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q.	Who will count the votes cast at the special meeting?

A.

We have engaged Mediant Communications, Inc. (Mediant) to act as inspector of elections at the special meeting. In that role, Mediant will be responsible for counting the votes cast at the special meeting. In addition, we have engaged MacKenzie Partners, Inc. (MacKenzie) to assist in the proxy solicitation process. If you are a shareholder of record, and you choose to authorize a proxy over the Internet or by phone, Mediant will access and process your vote electronically, and if you have requested and received proxy materials via mail and choose to sign and mail your proxy card, your executed proxy card will be returned directly to Mediant for processing. If you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) will return one proxy card to MacKenzie on behalf of all its clients. Mediant will coordinate with MacKenzie to ensure proper tabulation of your proxy votes at the special meeting.

Q.	Who is paying for this proxy solicitation?

A.

SMTA will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our trustees and executive officer may also solicit proxies in person, by phone or by other means of communication. Our trustees and executive officer will not be paid any additional compensation for soliciting proxies. We have also engaged MacKenzie to assist in the proxy solicitation process. MacKenzie will be paid a fee of approximately $15,000 plus disbursements. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.	What is the quorum requirement?

A.

A quorum of our shareholders is necessary to hold a valid special meeting. A quorum will be present if the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting and entitled to vote are present (in person or represented by proxy) at the special meeting. On the record date, there were 43,159,931 SMTA common shares outstanding and entitled to vote at the special meeting. Accordingly, 21,579,966 SMTA common shares must be present (in person or represented by proxy) at the special meeting to have a quorum.

Q.	What should I do if I receive more than one set of voting materials for the special meeting?

A.

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card and voting instruction form. For each and every proxy card and voting instruction form that you receive, please authorize a proxy as soon as possible using one of the following methods:

•	by telephone, by calling the toll-free number (866-220-3985) as instructed on the enclosed proxy card;

•	by using the Internet (www.proxypush.com/SMTA) as instructed on the enclosed proxy card; or

•	by mail, by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose.

Q.	What should I do if only one set of voting materials for the special meeting are sent and there are multiple SMTA shareholders in my household?

A.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. SMTA will promptly deliver a separate copy of this document to you if you contact our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

Q.	How can I find out the results of the voting at the special meeting?

A.

We will announce the voting results by filing a Current Report on Form 8-K within four business days after the special meeting is held. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q.	Who can help answer my questions?

A.

If you have any questions about the proposals to approve the Sale, the Plan of Liquidation or the adjournment of the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact: SMTA or our proxy solicitor, MacKenzie.

Spirit MTA REIT

2727 North Harwood Street,

Suite 300, Dallas, TX 75201

(972) 476-1409

Attention: Investor Relations

or

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

RISK FACTORS

The following risk factors, together with the other information in this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference herein (see “Where You Can Find More Information” on page 83), should be carefully considered by each SMTA shareholder before deciding whether to vote to approve the Sale Proposal and the Liquidation Proposal as described in this proxy statement. In addition, our shareholders should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we currently believe are the material risks of which our shareholders should be aware. However, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important to you.

Risk Factors Relating to the Sale

If the Sale is not completed, SMTA would be subject to a number of material risks, including that:

•	we may be unable to dispose of our assets for amounts, in the aggregate, equaling or exceeding the purchase price in the Sale;

•	we may be unable to enter into an alternative transaction to dispose of our assets;

•	we may be unable to refinance the Master Trust Notes on favorable terms when such notes mature;

•	we would still be required to pay expenses incurred in connection with the Sale, including legal and accounting fees;

•	we may be required to reimburse HPT for up to $10 million in expenses incurred by HPT in connection with the transactions contemplated by the Sale Agreement; and

•

the $150 million of Series A Preferred Shares of SMTA held by Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) will remain outstanding and continue to accrue dividends at a rate of 10% per annum.

The occurrence of any of these events may impair our ability to conduct our business and may reduce the amounts otherwise available for distribution to our shareholders.

If the Sale is not completed, SMTA would still be required to incur the costs of employing an external manager to manage our assets and affairs.

The transactions contemplated by the Termination Agreement and Interim Management Agreement are conditioned upon the closing of the Sale. If the Sale does not close, the Asset Management Agreement would remain in effect, we would continue to pay Manager the annual management fee (plus reimburse Manager for certain costs) and we would remain obligated to pay Manager any promote fees that become due thereunder, unless we terminate the Asset Management Agreement in accordance with its terms. The management fee under the Asset Management Agreement is significantly higher than the management fee under the Interim Management Agreement that will be effective upon closing of the Sale because of the difference in the number of assets being managed.

If we elect to terminate the Asset Management Agreement in accordance with its terms, such termination will require a prior notice to Manager of 180 days, we would be required to enter into a transition services agreement with Manager on mutually acceptable terms to be in effect for eight months from the date of termination and we would be required to pay Manager the termination fee contemplated by the Asset Management Agreement. While we have estimated the termination fee payable pursuant to the Termination Agreement to be approximately $48 million in connection with the Sale, the termination fee under the Asset Management Agreement is calculated based on numerous variable factors, including the effective time of any such termination, and as a result, we are unable to estimate the amount of the termination fee in such circumstance. In addition, if we were to terminate the Asset Management Agreement, we would be required to identify and appoint a new external manager. There can be no assurance that the terms of any agreement with a new external manager would be more favorable to us than the terms of the Asset Management Agreement, and we cannot predict how long it would take to identify and appoint any such external manager, all of which could impair our ability to conduct our operations and business. See “Proposal One—The Sale Proposal—Transactions with Spirit Realty Capital, Inc. and its Subsidiaries” beginning on page 52 of this proxy statement.

The Sale Agreement significantly limits our ability to pursue alternatives to the Sale.

The Sale Agreement contains provisions that make it more difficult for us to enter into a transaction with a party other than HPT. These provisions include the general prohibition on our soliciting any third-party acquisition proposal or entering into any agreement for a competing acquisition proposal before our shareholders vote on the Sale Proposal, and the requirement that we pay a termination fee of $11,375,000 if the Sale Agreement is terminated in specified circumstances. See “Proposal One—The Sale Proposal—The Sale Agreement—No Solicitation” beginning on page 60 of this proxy statement and “Proposal One—The Sale Proposal—The Sale Agreement—Termination; Termination Fee; Transaction Expenses” beginning on page 64 of this proxy statement.

These provisions of the Sale Agreement could discourage a third party that might have an interest in acquiring SMTA or our assets from considering or proposing a transaction, even if that party were prepared to pay consideration with a higher value than the purchase price to be paid by HPT for the Sale. Furthermore, the termination fee may result in a potential competing acquiror offering to pay a lower purchase price to acquire SMTA or our assets than it might otherwise have offered to pay. The payment of the termination fee could also have an adverse effect on our financial condition.

Our external manager and certain of its subsidiaries have interests in the Sale which are different from the interests of our shareholders.

In considering our Board’s recommendation that you vote FOR the approval of the Sale Proposal, you should be aware that Manager and certain of its subsidiaries have interests in the Sale that are different from your interests. Our Board was aware of these interests and considered them in its decision to approve the Sale and recommend that you vote FOR the Sale Proposal. See “Proposal One—The Sale Proposal—Transactions with Spirit Realty Capital, Inc. and its Subsidiaries” beginning on page 52 of this proxy statement.

Even if our shareholders approve the Sale Proposal, the Sale may not be completed.

In addition to the required approval of our shareholders, completion of the Sale is subject to several closing conditions, some of which are not within our control, including:

•	compliance in all material respects by the parties to the Sale Agreement with their respective covenants and agreements contained in the Sale Agreement;

•	the accuracy, subject to certain materiality standards, of the representations and warranties made by the parties in the Sale Agreement;

•	the absence of any governmental order or applicable law that prevents or prohibits the closing of the Sale; and

•	the absence of any event or circumstance that results in, or would reasonably be expected to result in, a material adverse effect on the Acquired Companies, taken as a whole.

We cannot be certain when or if the conditions to closing of the Sale will be satisfied, and as a result, even if the Sale Proposal is approved by our shareholders at the special meeting, there can be no assurance that the Sale will be completed.

We continue to be subject to the risks of operating the Acquired Companies prior to completion of the Sale.

Prior to the closing of the Sale, we will remain subject to all of the risks of operating the Acquired Companies today, including those described in the “Risk Factors” sections included in the documents incorporated in this proxy statement by reference (see “Where You Can Find More Information” on page 83), and those risks could affect, among other things, the purchase price payable in the Sale and the adjustments to the purchase price in accordance with the Sale Agreement and the satisfaction of the conditions to closing the Sale, including whether or not there has been a material adverse effect on the Acquired Companies. In addition, such risks may result in our incurring additional obligations and liabilities which may be retained by us following the closing of the Sale, and in such event, could reduce the amounts ultimately available for distribution to our shareholders.

Risk Factors Relating to the Winding-up and Liquidation of SMTA

Our shareholders could approve the Sale Proposal but not approve the Liquidation Proposal.

Subject to the approval of the Sale Proposal and the Liquidation Proposal by our shareholders at the special meeting, we will proceed to wind-up and liquidate following the completion of the Sale. If our shareholders approve the Sale Proposal (and we complete the Sale) but do not approve the Liquidation Proposal, the wind-up of SMTA will be delayed. Following the closing of the Sale, we do not intend to invest in another operating business and we will have a significantly reduced number of assets with which to generate operating revenue and support ongoing operating activity. If the Liquidation Proposal is not approved, we may be required to continue to comply with full reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act), and other requirements under law and regulatory bodies applicable to public companies and incur costs associated with such compliance, as well as the costs of certain insurance coverage. If the Liquidation Proposal is not approved, we expect that our ongoing operating expenses would likely exceed revenue generated by our remaining assets. In addition, following the completion of the Sale, it may be necessary for us to retain a substantial portion of the net proceeds of the Sale in order to maintain our REIT status, in which case such proceeds would not be available for distribution to our shareholders until such time that a distribution could be made and our REIT status preserved.

SMTA cannot determine at this time the amount or timing of final distributions to our shareholders in connection with our expected winding-up and liquidation because there are many factors, some of which are not within our control, that could affect the amount or timing of any such distributions.

The amounts that may ultimately be available for distribution to our shareholders are not yet known, and while we have included in this proxy statement estimates as to the approximate amounts of an initial distribution and aggregate final distributions to our shareholders, there are many factors that may affect the amounts available for distribution to our shareholders, including, among other things, the net proceeds realized from disposition of our assets that are not included in the Sale, the amount of taxes (including withholding taxes and transfer taxes) imposed with respect to the Sale, the ultimate amounts of our remaining liabilities, including amounts to settle previously disclosed claims made against SMTA, our indemnification obligations under the Sale Agreement and any contingent liabilities that may arise. Following the Sale, we will retain liabilities that must be satisfied prior to any final distribution to our shareholders, and some of those liabilities are uncertain.

In addition, a special purpose entity subsidiary of SMTA that owns the Academy Sports + Outdoors distribution center leased to tenant Academy Sports + Outdoors is party to a CMBS loan arrangement that requires SMTA’s operating subsidiary, Spirit MTA REIT, L.P., to meet certain minimum net worth requirements. SMTA is seeking to sell the distribution center property, and it is anticipated that, upon the closing of that sale, the net worth requirements will be eliminated. See “Proposal Two—The Liquidation Proposal—Assets Remaining Following Completion of the Sale” beginning on page 68 of this proxy statement. So long as the sale of the Academy Sports + Outdoors distribution center is not completed, Spirit MTA REIT, L.P. will need to retain approximately $100 million in cash and other assets to comply with the net worth requirements and avoid a default on the CMBS loan. As a result, if the sale of the distribution center property is not completed prior to the initial cash distribution, the initial cash distribution referenced above will be at the lower end of the range for the initial cash distribution described in this proxy statement.

Additional liabilities and obligations could arise. Significant time could be required to resolve some of these liabilities, which could impact both the timing and the amount of any final distribution to our shareholders. Also, some liabilities may involve third party disputes or may be beyond our control. If we have underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount and timing of any final distributions to our shareholders could be less than the amounts we have estimated. In addition, we may be required under applicable law, or it may be necessary in order to maintain our REIT status, to hold back for distribution at a later date some of the estimated amounts that we currently anticipate distributing to our shareholders. For the foregoing reasons, among others, there can be no assurance as to the timing and amount of any final distributions to our shareholders, even if the Sale is completed and the Liquidation Proposal is approved.

Our Board may delay implementation of the Plan of Liquidation even if the Liquidation Proposal is approved by our shareholders.

Our Board has adopted and approved the Plan of Liquidation providing for the winding-up and complete liquidation of SMTA, and the dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity, following the closing of the Sale. Nevertheless, and while there is no current intention to do so, our Board could delay implementation of the Plan of Liquidation for any reason. Even if the Liquidation Proposal is approved by our shareholders, and while there is no current intention to do so, our Board could amend or modify the Plan of Liquidation, without further action or approval by our shareholders to the extent permitted under applicable law. Following completion of the Sale, we will continue to exist as a public company until our termination in accordance with the Plan of Liquidation is complete.

Distribution of the net proceeds of our expected wind-up and liquidation, if any, to our shareholders could be delayed and our shareholders could, in some circumstances, be held liable for amounts they received from SMTA in connection with our wind-up and liquidation.

Although it has not established a firm timetable for final distributions to our shareholders, we intend, subject to contingencies inherent in the winding-up of our business following the Sale and the payment of our obligations and liabilities, to completely liquidate after closing of the Sale (assuming our shareholders approve the Liquidation Proposal) and to make the final distributions to our shareholders thereafter. In connection therewith, upon a determination made by our Board, we may establish a liquidating trust or convert SMTA to a liquidating entity (which may be a limited liability company, partnership or trust) to hold our remaining assets and liabilities. Following the anticipated initial distribution to our shareholders shortly after closing of the Sale, we do not anticipate making (or if established, the liquidating trust or other liquidating entity making) any distributions to our shareholders (or if established, holders of beneficial interests in the liquidating trust) until all of our known obligations and liabilities (including the costs and expenses of wind-up and liquidation) have been satisfied or paid and all applicable requirements of law have been complied with in respect of the creation and maintenance of adequate contingency reserves. If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our remaining assets to a liquidating trust, and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately required to satisfy remaining expenses and liabilities, each SMTA shareholder could be held liable for the payment to our creditors of such shareholder’s pro rata portion of the excess, limited to the amounts previously received by the shareholder in distributions from SMTA or the liquidating trust, as applicable. If a court determines that SMTA failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from any contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction to prevent us from making distributions under the Plan of Liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of such expenses and liabilities. Any such action could delay or reduce the amount of any final distributions to be made to our shareholders (or holders of interests in any liquidating trust or other liquidating entity established in connection with our winding-up and liquidation).

SMTA may continue to incur the expenses of complying with public company reporting requirements.

Following the Sale and through our subsequent wind-up and liquidation, we may be required to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. To the extent such compliance is required, in order to curtail expenses, we may seek relief from the U.S. Securities and Exchange Commission (SEC) from certain of the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our wind-up and liquidation, along with any other reports that the SEC might require, but would discontinue filing Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

If the Plan of Liquidation, and the actions and transactions contemplated thereby, are approved, the SMTA common shares may be delisted from the NYSE.

Under the rules of the NYSE, the exchange has discretionary authority to delist the SMTA common shares if we proceed with a plan of liquidation. In addition, the exchange may commence delisting proceedings against us if (i) the average closing price of SMTA common shares falls below $1.00 per share over a 30-day consecutive trading period, (ii) our average market capitalization falls below $15 million over a 30-day consecutive trading period or (iii) we lose our REIT qualification. Even if the NYSE does not move to delist the SMTA common shares, we may voluntarily delist the SMTA common shares from the NYSE in an effort to reduce our operating expenses and maximize our liquidating distributions. If the SMTA common shares are delisted, you may have difficulty trading your SMTA common shares on the secondary market.

Approval of the Sale and the Plan of Liquidation, and the actions and transactions contemplated thereby, may lead to shareholder litigation which could result in substantial costs and distract management.

Historically, extraordinary corporate actions such as the proposed Sale and Plan of Liquidation, and the actions and transactions contemplated thereby, sometimes lead to securities class action lawsuits being filed against the company taking such actions. We may become involved in this type of litigation as a result of the Sale Proposal and/or the Liquidation Proposal, which risk may be increased if our shareholders approve these proposals. As of the date of this proxy statement, no such lawsuits related to the Sale or the Plan of Liquidation, and the actions and transactions contemplated thereby, were pending or, to our knowledge, threatened. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will divert our attention from implementing the Sale and following the closing thereof, our wind-up and liquidation. If we were not to prevail in such a lawsuit, we cannot predict the amount of any damages for which we may be obligated. However, if applicable, any such damages may be significant and may reduce the amounts available for final distributions to our shareholders.

We may fail to continue to qualify as a REIT, which would reduce the amount of any potential distributions.

While we do not presently intend to terminate our REIT status prior to the final distribution of our assets or the establishment of a liquidating trust or other liquidating entity, pursuant to the Plan of Liquidation, we may take actions that would result in such a loss of REIT status. To qualify as a REIT, we must satisfy various ongoing requirements relating to the nature of our gross assets and income, the timing and amount of distributions and the composition of our shareholders. There can be no assurance that we will be able to maintain our REIT qualification. We may encounter difficulties satisfying these requirements as part of the liquidation process. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales of our assets, including the Sale, for the taxable year in which our qualification as a REIT terminates and in any subsequent years, and we would not be entitled to a tax deduction for distributions that we make. We would also be subject to increased state and local taxes. As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our shareholders.

The sale of properties may cause us to incur penalty taxes, fail to maintain our REIT status, or own and sell properties through taxable REIT subsidiaries (TRSs), each of which would reduce the amount available for distribution to our shareholders, and we may defer the sale of certain properties to mitigate such risks, which may delay and/or reduce the amount available for distribution to our shareholders.

The sale of one or more of our properties may be considered a prohibited transaction under the Internal Revenue Code of 1986, as amended (the Tax Code). Any “inventory-like” sales or dealer sales could be considered such a prohibited transaction. If we are deemed to have engaged in a “prohibited transaction” (i.e., sale of a property held by us primarily for sale in the ordinary course of our trade or business), all net gain that we derive from such sale would be subject to a 100% penalty tax. The Tax Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) property sales by the REIT during the particular tax year satisfy at least one of the following thresholds: (a) not more than seven sales during the year (treating the sale of multiple properties to the same buyer in a single transaction as a single sale for this purpose); (b) sales in the current year do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (c) sales in the current year do not exceed 20% of the REIT’s assets as of the beginning of the year, and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis.

If we desire to sell a property pursuant to a transaction that does not satisfy the safe harbor, we may be able to avoid the prohibited transaction tax if we hold and sell the property through a TRS. In that case, any gain would be taxable to the TRS at regular corporate income tax rates. We may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based our own internal analysis, or on the advice our tax advisors that the disposition should not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the U.S. Internal Revenue Service (IRS) could assert that the disposition constitutes a prohibited transaction. Although the sale of our properties in anticipation of or in connection with the Plan of Liquidation likely will not satisfy the prohibited transaction safe harbor described above, we nevertheless believe based upon the facts and circumstances of such sale transactions that such sales should not be treated as prohibited transactions. There can be no assurance, however, that the IRS will not successfully assert that sales of our properties are prohibited transactions. If such an assertion were successful, all of the net gain from the sale of the property will be payable as a penalty tax which will have a negative impact on cash flow and the ability to make cash distributions. In addition, we may defer the sale of certain properties in order to reduce the likelihood that a sale would be treated as a prohibited transaction.

As a REIT, the value of our ownership interests held in TRSs may not exceed 20% of the value of all of our assets at the end of any calendar quarter. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS may assert that the value of our interests in our TRSs exceeds 20% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT. We may delay the distribution to our shareholders of cash or other assets not held in a TRS in order to comply with this test. Additionally, as a REIT, generally no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year. Consequently, the amount available for distribution to our shareholders could be significantly reduced and distributions may be delayed.

Distributing interests in a liquidating trust or conversion of SMTA to another form of liquidating entity may cause you to recognize gain prior to the receipt of cash.

The REIT provisions of the Tax Code generally require that each year we distribute as dividends to our shareholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gains). Our liquidating distributions generally will not qualify as deductible dividends for this purpose unless, among other things, we make such distributions within 24 months after the adoption of the Plan of Liquidation.

Conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period. In such event, rather than retain our assets and risk losing our status as a REIT, we may elect, for tax purposes, to transfer our remaining assets and liabilities to a liquidating trust or convert SMTA to a liquidating entity that is a limited liability company, partnership or a trust. In addition, our Board may cause SMTA to transfer its remaining assets and liabilities to a liquidating trust or to convert SMTA to another liquidating entity if our Board determines, in its discretion, that it is advantageous or appropriate to do so. Such a transfer or conversion would be treated as a distribution of our remaining assets to our shareholders, together with a contribution of the assets to the liquidating trust or other liquidating entity. As a result, you would recognize gain to the extent that your share of the cash and the net fair market value of any assets (less liabilities assumed) received or initially held by the liquidating trust or other liquidating entity was greater than your basis in your SMTA common shares, regardless of whether you contemporaneously receive a distribution of cash with which to satisfy any resulting tax liability, and SMTA may have withholding tax obligations with respect to foreign shareholders. See “Material United States Federal Income Tax Consequences—Tax Consequences of the Liquidating Trust” and “—Tax Consequences of the Successor Liquidating Entity.” In addition, it is possible that the fair market value of the assets received or initially held by the liquidating trust or other liquidating entity, as estimated for purposes of determining the extent of your gain at the time at which interests in the liquidating trust or other liquidating entity are distributed to the shareholders, will exceed the cash or fair market value of property received by the liquidating trust or other liquidating entity on a later sale of the assets. In this case, you could recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, the deductibility of which may be limited under the Tax Code. The distribution to shareholders of interests in a liquidating trust or the conversion of SMTA to a liquidating entity may also cause ongoing adverse tax consequences (particularly to tax-exempt and foreign shareholders, which may be required to file U.S. tax returns with respect to their share of income generated by the liquidating trust or other liquidating entity).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. SMTA intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Exchange Act. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of our business and its performance, the economy and other future conditions and forecasts of future events and circumstances. When used in this proxy statement, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “approximately,” “plan,” “continue,” “pro forma,” “may,” “will,” “seek,” “should” and “could,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Although we believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Some factors that might cause such a difference include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the various other risks described in this proxy statement under the section entitled “Risk Factors” beginning on page 17, as well as those set forth in our other SEC filings incorporated by reference herein. Given these uncertainties, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they were made. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

SPECIAL MEETING OF THE SHAREHOLDERS OF SPIRIT MTA REIT

When and Where the Special Meeting Will Be Held

A special meeting of the shareholders of SMTA will be held at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, on September 4, 2019, at 8:30 am Central Time.

What Will Be Voted Upon

The purpose of the special meeting is to consider and vote upon the following proposals:

1.

the Sale (constituting the sale of substantially all of the assets of SMTA) pursuant to the terms and conditions of the Sale Agreement attached hereto as Annex A, which proposal is referred to herein as the Sale Proposal;

2.

the Plan of Liquidation of SMTA attached hereto as Annex B providing for the winding-up and complete liquidation of SMTA, and the dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity, subject to approval of the Sale Proposal and completion of the Sale, which proposal is referred to herein as the Liquidation Proposal; and

3.

the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Sale Proposal and/or the Liquidation Proposal, which proposal is referred to herein as the Adjournment Proposal.

Our Board does not currently intend to bring any business before the special meeting other than the specific proposals set forth above and specified in the notice of the special meeting, and is not aware of any other matters that are to be brought before the special meeting. If any other business properly comes before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the SMTA common shares represented thereby as our Board may recommend.

The matters to be considered at the special meeting are of great importance to the holders of SMTA common shares. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement and the annexes attached to this proxy statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, or by telephone or on the Internet pursuant to the instructions on the enclosed proxy card.

Our Board of Trustees’ Recommendation

Our Board has unanimously approved the Sale Agreement, the Plan of Liquidation and the actions and transactions contemplated thereby and recommends that you vote FOR the approval of the Sale Proposal, FOR the approval of the Liquidation Proposal and FOR the approval of the Adjournment Proposal.

Which Shareholders May Vote

Our Board has fixed the close of business on July 29, 2019 as the record date for determining the holders of SMTA common shares that are entitled to receive notice of the special meeting and to vote their shares at the special meeting and any adjournment or postponement of the special meeting. Only SMTA shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Each outstanding SMTA common share is entitled to one vote on each of the proposals set forth in this proxy statement.

In addition, in connection with entering into the Sale Agreement, each of our trustees and our executive officer, as well as certain executive officers of SRC, entered into a voting agreement with HPT, pursuant to which each such person in their capacity as a shareholder of SMTA agreed to vote in favor of the Sale and the Sale Agreement.

At the close of business on the record date, there were issued and outstanding 43,159,931 SMTA common shares.

How Do SMTA Shareholders Vote

The proxy card accompanying this proxy statement is solicited on behalf of our Board for use at the special meeting. Our shareholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying pre-addressed, postage-paid envelope. Our shareholders can also submit their proxy by telephone or the Internet pursuant to the instructions set forth on the enclosed proxy card. All proxies that are properly executed and returned, or submitted by telephone or the Internet, and that are not revoked, will be voted at the special meeting in accordance with the instructions indicated thereon. Executed or submitted but unmarked proxies will be voted FOR approval of the Sale Proposal, the Liquidation Proposal and the Adjournment Proposal.

Quorum and Vote Required to Approve Each Proposal

The presence at the special meeting, in person or by proxy, of the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting will be necessary to constitute a quorum. On the record date, there were 43,159,931 SMTA common shares outstanding and entitled to vote. Accordingly, 21,579,966 SMTA common shares must be represented at the special meeting in person or by proxy to constitute a quorum.

Voting requirements for the approval of the Sale Proposal and the Liquidation Proposal. Approval of each of the Sale Proposal and the Liquidation Proposal will require the affirmative vote of the holders of a majority of the SMTA common shares outstanding on the record date for the special meeting and entitled to vote thereon.

Voting requirements for the approval of the Adjournment Proposal. Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the special meeting assuming a quorum is present.

Abstentions; Broker Non-Votes

The inspector of election at the special meeting will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. An abstention will have the effect of a vote against the Sale Proposal and against the Liquidation Proposal, but will not affect the Adjournment Proposal.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Sale Proposal and the Liquidation Proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares on the Sale Proposal or the Liquidation Proposal. This is referred to as a “broker non-vote.” Broker non-votes will be considered as “present” for purposes of determining a quorum. Broker non-votes will have the effect of a vote against the Sale Proposal and against the Liquidation Proposal, but will have no effect on the Adjournment Proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals at the special meeting. We encourage all holders of SMTA common shares whose shares are held in street name to provide their brokers with instructions on how to vote their shares at the special meeting.

Revocability of Proxies

Shareholders of record who execute proxies may revoke them by giving written notice to, or by signing and delivering a new, valid proxy bearing a later date to, our Board at any time before such proxies are voted. Shareholders that submit a proxy by telephone or the Internet can revoke such proxy by submitting another proxy by telephone or the Internet at any time before such proxy is voted at the special meeting. Attendance at the special meeting will not have the effect of revoking a proxy unless the shareholder attending the special meeting notifies SMTA, in writing, of the revocation of the proxy at any time prior to the voting of the SMTA common shares represented by the proxy at the special meeting. If a shareholder’s shares are held in “street name,” the shareholder must contact its broker, bank or other nominee to change its vote.

Solicitation of Proxies and Expenses of Solicitation

SMTA will bear the costs of printing, filing and mailing this proxy statement and will pay for the entire cost of soliciting proxies and holding the special meeting. In addition to mailed proxy materials, our trustees and executive officer may also solicit proxies in person, by phone or by other means of communication. Our trustees and executive officer will not be paid any additional compensation for soliciting proxies. We have also hired MacKenzie to assist in the proxy solicitation process, and may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Assistance

If you have any questions about the Sale Proposal, the Liquidation Proposal or the Adjournment Proposal or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

Spirit MTA REIT

2727 North Harwood Street,

Suite 300, Dallas, TX 75201

(972) 476-1409

Attention: Investor Relations

or

1407 Broadway, 27th Floor

New York, New York 10018

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PROPOSAL ONE—THE SALE PROPOSAL

The following is a description of the material aspects of the Sale, including the Sale Agreement. While we believe the following description covers the material terms of the Sale and the Sale Agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this proxy statement in its entirety, including the Sale Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Sale.

Background of the Sale

On May 31, 2018, SRC completed the spin-off to its shareholders of all of the outstanding common shares of SMTA resulting in the establishment of SMTA as an independent, publicly traded REIT externally managed by Manager pursuant to the Asset Management Agreement entered into in connection with the spin-off. At the time of the spin-off, SMTA’s portfolio consisted of: (i) the Master Trust, an asset-backed securitization trust consisting of commercial real estate, net-leases and mortgage loans; (ii) subsidiaries holding a portfolio of unencumbered assets (Shopko Assets) held outside the Master Trust and leased to Shopko; (iii) the Academy Sports + Outdoors distribution center encumbered with approximately $84 million of CMBS debt; (iv) a portfolio of unencumbered properties; and (v) a secured loan made to Shopko in the principal amount of $35.0 million.

On August 9, 2018, SMTA declared a cash dividend of $0.33 per SMTA common share.

On November 1, 2018, the SMTA subsidiaries holding the portfolio of Shopko Assets received a non-recourse mortgage loan from an institutional lender (Institutional Lender), in an aggregate amount of $165.0 million. SMTA received net proceeds in connection with this loan of approximately $141.9 million after the payment of fees, expenses and required reserves. The loan was secured by a pledge of the equity in the SMTA subsidiaries and their related Shopko Assets.

On December 5, 2018, SMTA announced a quarterly cash dividend of $0.33 per SMTA common share and an additional special cash dividend of $1.00 per SMTA common share.

On January 16, 2019, Shopko filed for relief under Chapter 11 of the U.S. Bankruptcy Code. On the same day, SMTA’s subsidiaries as borrowers under the non-recourse mortgage loan from the Institutional Lender defaulted on the loan when those entities ceased to make interest payments as a result of Shopko ceasing to pay its rent obligations following its bankruptcy filing.

Also on January 16, 2019, SMTA announced that it accelerated its strategic plan and that our Board had elected to initiate a process to explore strategic alternatives for SMTA focused on maximizing shareholder value, including a sale of SMTA or the Master Trust, a merger or other potential alternatives. This announcement was made after a special meeting of our Board attended by members of management of SRC and SMTA, and representatives of Fried, Frank, Harris, Shriver & Jacobson LLP (Fried Frank), counsel to the independent trustees, in which our Board determined to explore strategic alternatives for SMTA.

During the end of January 2019 and the beginning of February 2019, SMTA, working with Fried Frank, prepared to launch a process including the potential sale of the Master Trust as part of our Board’s process to explore strategic alternatives.

On January 31, 2019, our Board’s Related Party Transaction Committee (comprised of all of the independent trustees of SMTA) held a special meeting attended by representatives of Fried Frank. At the meeting, a representative of Fried Frank reviewed with the independent trustees the termination provisions of the Asset Management Agreement and other agreements between SMTA and SRC and the amounts payable by SMTA to SRC and Manager in connection with the termination of those agreements. The independent trustees determined to revisit these termination provisions in connection with the sale process.

On February 5, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of Fried Frank. Our Board discussed various matters including a potential sale of the Master Trust as part of our Board’s process to explore strategic alternatives. As part of this discussion, our Board discussed a potential timeline for the sale process and the identity of various parties that had been identified as potential buyers.

On or about February 12, 2019, Jackson Hsieh, Chairman of our Board and Ricardo Rodriguez, our executive officer, reached out to 25 potentially interested parties, including HPT, inviting those parties into the preliminary stage of the sale process and distributing confidentiality agreements.

On February 19, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of Fried Frank. At the meeting, our Board discussed Barclays’ qualifications to serve as financial advisor to SMTA, including its expertise in advising public companies in connection with the review of strategic alternatives, and the experience of the Barclays team. Our Board also discussed with representatives of Fried Frank materials provided by Barclays regarding its relationships with SMTA and SRC and contacts it had with certain potential acquirors of SMTA. Lastly, our Board discussed the potential fee that would be payable to Barclays if it were to serve as financial advisor to SMTA. After discussion and considering the qualifications of two other investment banks that our Board had previously interviewed to potentially serve as SMTA’s financial advisor, our Board instructed management to engage in discussions with Barclays regarding the terms of SMTA’s potential engagement of Barclays to serve as financial advisor to SMTA in connection with the previously announced exploration of strategic alternatives.

On February 21, 2019, HPT entered into a confidentiality agreement with SMTA.

On February 22, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of Fried Frank. At the meeting, our Board instructed management to engage Barclays to serve as SMTA’s financial advisor in connection with the sale process.

During the end of February and the beginning of March, representatives of Barclays continued outreach to potentially interested parties. In total, 65 potentially interested parties were contacted, of which five declined to participate after initial outreach and four did not respond; of the remaining 56 parties, 25 entered into confidentiality agreements with SMTA (the remaining 31 declined to participate after receiving a draft confidentiality agreement) and received materials containing confidential information as well as access to a virtual data room for the first round of the potential sale process, which contained copies of detailed confidential information regarding SMTA and the Master Trust. Each of the confidentiality agreements entered into by SMTA with potential bidders included a customary standstill provision, but allowed those potential bidders, after the announcement of a transaction with SMTA, to propose to our Board an alternative transaction with SMTA. During this time, members of management of SMTA as well as representatives of both Barclays and Fried Frank periodically provided updates to our Board regarding the status of the potential sale process of the Master Trust.

On March 5, 2019 and March 19, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At each of the meetings, representatives of Barclays provided our Board with an update on the process.

On March 6, 2019, SMTA announced a special cash dividend of $0.33 per SMTA common share, resulting in total dividends to shareholders since the spin-off of SMTA of $1.99 per SMTA common share.

On March 12, 2019, our Board held a meeting attended by members of management of SRC and SMTA and representatives of Fried Frank. At that meeting, Mr. Hsieh provided our Board with an update on the process.

In late March, in response to a process letter circulated to potential bidders by Barclays, SMTA received non-binding preliminary indications of interest to acquire the Master Trust from four parties: HPT, Party A, Party

B and Party C. HPT submitted a non-binding indication of interest with an indicative enterprise value for the Master Trust of $2.4 billion, and an equity value for the Master Trust of $480 million, to be paid in the form of stock in a newly formed entity combining the Master Trust assets and certain of HPT’s existing travel center assets. Party A, Party B and Party C each submitted a non-binding indication of interest with indicative enterprise and equity values for the Master Trust lower than that submitted by HPT but in all-cash transactions. In addition, SMTA received a proposal from a fifth interested party, Party D, proposing to purchase a portion of the assets of the Master Trust at an indicative value reflecting an implied capitalization rate for the assets of 8.25%. Several other parties indicated verbally that they would be interested in exploring alternative transactions, including the purchase of select assets of the Master Trust or some of the other properties outside of the Master Trust to facilitate a sale or liquidation of SMTA, but none of these other parties indicated interest in a transaction to acquire the entire Master Trust.

On March 26, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, representatives of Barclays provided a summary of the non-binding indications of interest received. Our Board reviewed the non-binding indications of interest, each party’s financial ability to complete a transaction and each party’s expected timing for completing due diligence and finalizing definitive agreements.

On March 30, 2019, our Board held a follow-up special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays to discuss any updates from the five bidders since the March 26, 2019 Board meeting. At the meeting, representatives of Barclays discussed that (i) Party A and HPT had both contacted Barclays to express their respective ongoing interest in the sale process, (ii) Party B had reached out to Barclays and, after being informed by Barclays that Party B’s indication of interest was unattractive, had revised its indication of interest upward to reflect an indicative enterprise value range of $2.35 billion to $2.45 billion and an indicative equity value range of $426 million to $526 million, and (iii) there were no updates with respect to Party C. After discussion, our Board directed Barclays to invite HPT, Party A and Party B to participate in the next round of the sale process. Based on the low indicative enterprise and equity values reflected in of Party C’s indication of interest, our Board determined not to invite Party C to the next round of the process. Our Board believed it would be in the best interest of SMTA to pursue a sale of the Master Trust as whole and determined not to continue discussions with Party D at this time.

Following our Board meeting on March 30, 2019, at our Board’s direction, Barclays invited HPT, Party A and Party B to participate in management presentations and the next phase of the due diligence process, including access to the virtual data room for the second round of the sale process.

On April 2, 2019, the independent trustees held a special meeting attended by representatives of Fried Frank. At the meeting, a representative from Fried Frank provided an overview of the trustees’ fiduciary duties in connection with evaluating a potential sale of the Master Trust. The independent trustees also discussed the provisions of the Asset Management Agreement and other agreements with SRC and its subsidiaries that would be implicated by a potential sale of the Master Trust, as well as the timing for the potential sale process. Lastly, the independent trustees discussed potential alternatives to a sale of the Master Trust to maximize shareholder value, including the sale of assets of the Master Trust on an individual or packaged basis and instructed the representative of Fried Frank to request that Barclays prepare an analysis of such alternative.

On April 8, 2019, a representative from HPT spoke with a representative from Barclays to verbally revise HPT’s bid to reflect that HPT would pay for the proposed sale in cash.

On April 9, 2019, Party C contacted Barclays with a revised indication of interest reflecting an enterprise value for the Master Trust of $2.356 billion.

On April 12, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, our Board discussed the revised bids from HPT and Party C, and determined to allow Party C to participate in the second round of the sale process. In addition, representatives from Barclays presented to our Board an overview and analysis of the potential sale of individual or groups of assets of the Master Trust as an alternative to a sale of the Master Trust in its entirety. Based on the presentation and discussion with the representatives from Barclays, our Board concluded that a sale of the Master Trust in its entirety was more likely to result in a more favorable outcome for the SMTA shareholders than a sale of individual or groups of assets of the Master Trust, both in terms of likely total shareholder return as well as certainty of completion.

On or about April 15, 2019, Barclays sent to each of the four remaining bidders invited to participate in the second round of the sale process instructions regarding submission of an updated proposal, which requested, among other things, that each bidder submit (i) by May 6, 2019, detailed comments to a draft equity purchase agreement to be prepared by Fried Frank and (ii) a final proposal by May 9, 2019.

During late March and April, management presentations were held with each of Party B, Party C and HPT.

On April 24, 2019, the independent trustees held a special meeting attended by representatives of Fried Frank. At the meeting, a representative of Fried Frank discussed with the trustees the proposed draft of the equity purchase agreement and the trustees’ fiduciary duties in connection with evaluating a potential sale of SMTA or the Master Trust. After discussion, the independent trustees authorized the inclusion of the draft of the equity purchase agreement in the virtual data room for review and comment by the four remaining bidders.

On April 24, 2019, a draft of the equity purchase agreement was made available in the virtual data room for review and comment by the four remaining bidders.

On May 1, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, our Board discussed with the representatives from Barclays and Fried Frank the status of the sale process.

On May 6, 2019, representatives of Hunton Andrews Kurth LLP (Hunton), counsel to HPT, sent Fried Frank a markup of the draft equity purchase agreement. On the same day, Party C also sent a markup of the draft equity purchase agreement to representatives from Barclays. Neither Party A nor Party B submitted a markup of the draft equity purchase agreement.

On May 9, 2019, each of HPT, Party C and Party B submitted proposals in response to the second-round process letter. HPT submitted an updated proposal to acquire 100% of the equity interests of the Master Trust as well as six properties on which the Master Trust held mortgages but which are owned by subsidiaries of SRC (including the three Travel Center Properties) for total consideration of $2.4 billion in cash, reflecting net consideration to SMTA of approximately $500 million (after repayment of the Master Trust indebtedness). In its proposal, HPT indicated that (i) it expected that the Master Trust indebtedness would be repaid in connection with the transaction and would pay the make-whole prepayment penalty amount resulting from the redemption, (ii) its proposal was not subject to a financing contingency and it expected to finance its bid with a mix of cash on hand and debt financing, (iii) it had obtained approval from its board of directors and had also previewed the potential acquisition of the Master Trust with relevant rating agencies and (iv) it had substantially completed its due diligence. As part of its proposal, HPT provided a debt commitment letter from Bank of America Merrill Lynch and noted that it had engaged Bank of America Merrill Lynch as its financial advisor. Party C submitted a proposal to acquire 100% of the equity interest of the Master Trust in exchange for a cash price reflecting an enterprise value for the Master Trust and net consideration to SMTA below that reflected in the proposal submitted by HPT. Because Party C’s proposal contemplated the purchase of the equity of the Master Trust and the indebtedness of the Master Trust remaining outstanding after the purchase, under the terms of the Master Trust, Party C’s proposed transaction was to be conditioned on receipt of confirmation from the rating agencies that issue credit ratings on the Master Trust indebtedness that the purchase would not adversely affect the current credit ratings of the Master Trust indebtedness. In its proposal, Party C indicated that it required an additional 30 days to complete due diligence and concurrently negotiate the definitive transaction documents. Party B submitted a non-conforming proposal, indicating that it was not interested in purchasing the Master Trust, but instead proposed to replace Manager as SMTA’s external manager and invest new capital into SMTA, including by redeeming the Series A Preferred Shares held by Spirit MTA Preferred Holder, LLC (a subsidiary of SRC). Party A communicated to Barclays that it would not be able to submit a competitive second round bid and declined to submit a proposal.

On May 11, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, our Board discussed with the representatives of Barclays and Fried Frank each of the bids received on May 9, 2019. Our Board also discussed the fact that HPT’s proposal contemplated the purchase of six properties owned by subsidiaries of SRC, and the terms of mortgages on those properties held by the Master Trust. Our Board discussed with the representatives from Barclays a potential response to HPT regarding certain terms of its proposal, including indicating that, while the Master Trust held mortgages on the six properties, it did not own them. Our Board authorized Barclays to engage with HPT regarding the six properties and certain other issues reflected in HPT’s bid and draft of the equity purchase agreement. At the meeting, Mr. Hsieh, in his capacity as an officer of Manager, indicated to our Board on behalf of Manager that Manager would be prepared to exercise its right to terminate the Asset Management Agreement pursuant to the terms thereof in connection with any closing of a sale of the Master Trust and, as a result, SMTA would not be required to pay management fees to Manager for the 180-day notice period or enter into an eight-month transition services period (and pay management fees for that period), which would be required under the terms of the Asset Management Agreement if the termination of that agreement was initiated by SMTA, resulting in SMTA saving approximately $31.9 million in management fees including property management fees.

Immediately following the May 11, 2019 Board meeting, the independent trustees held a special meeting attended by representatives of Fried Frank. A representative from Fried Frank provided an overview of the trustees’ fiduciary duties in connection with evaluating a potential sale of the Master Trust and SMTA’s agreements with SRC and its subsidiaries, including the Asset Management Agreement, as well as the amounts payable to SRC and its subsidiaries in connection with the potential sale of the Master Trust. The independent trustees also discussed potential approaches for terminating the Asset Management Agreement and determined that after SMTA received an updated response from HPT regarding its bid, one of the independent trustees would discuss with Manager the next steps with respect to the termination of the Asset Management Agreement. The independent trustees discussed the need for an interim management agreement for the period after any closing of a sale of the Master Trust to handle the orderly winding down of the operations of SMTA and their expectation that SMTA and Manager would enter into an interim management agreement following the termination of the Asset Management Agreement in connection with the closing of a potential sale of the Master Trust.

On May 13, 2019, HPT submitted a revised proposal to Barclays to reflect that it now desired to acquire the three Travel Center Properties, rather than all six of the properties owned by subsidiaries of SRC, and, absent the inclusion of the Travel Center Properties in the transaction, HPT would decrease its proposed purchase price by $100 million to $2.3 billion.

On May 14, 2019, the independent trustees held four special meetings, each of which was attended by representatives of Fried Frank and the first three of which were attended by representatives from Barclays.

During the first meeting on May 14, 2019, representatives from Barclays presented to the independent trustees HPT’s revised proposal including its desire to acquire only the Travel Center Properties (rather than all six properties owned by subsidiaries of SRC) as part of the potential sale transaction. The independent trustees discussed whether SRC would be prepared to sell the Travel Center Properties in order to facilitate a transaction with HPT. In addition, the independent trustees discussed (i) the estimated promote payment that would be payable to Manager by SMTA in the event of a sale of the Master Trust and (ii) a summary of the aggregate fees paid to SRC and its subsidiaries by SMTA (in connection with the Asset Management Agreement and SMTA’s other arrangements with SRC and its subsidiaries) as of March 31, 2019. The independent trustees authorized a representative from Barclays to have a call with Mr. Hsieh to discuss HPT’s proposal, including a potential sale of the Travel Center Properties by SRC to facilitate a transaction with HPT. Following the meeting, the representative from Barclays spoke with Mr. Hsieh regarding HPT’s proposal and the sale of the Travel Center Properties.

During the second meeting on May 14, 2019, a representative of Barclays reported to the independent trustees on the discussion he had with Mr. Hsieh in his capacity as an officer of SRC and Manager during which Mr. Hsieh indicated that: (i) SRC would be prepared to sell the Travel Center Properties to facilitate the HPT transaction, (ii) SRC would prepay the mortgage debt owing to the Master Trust relating to the Travel Center Properties and three other SRC properties over which the Master Trust held mortgages, (iii) Manager would be prepared to enter into an interim management agreement with SMTA after the termination of the Asset Management Agreement under which Manager would charge a management fee of $5 million per annum, rather than the $20 million per annum fee payable under the Asset Management Agreement, and (iv) Manager would receive payment of a promote fee from SMTA under the Asset Management Agreement upon termination of that agreement upon the closing of a sale of the Master Trust to HPT. Following a discussion by the independent trustees regarding this proposal, the independent trustees authorized the representative from Barclays to have a follow-up call with SRC and Manager through Mr. Hsieh to discuss certain counter-proposals by SMTA as follows: (i) SMTA would purchase the Travel Center Properties for $50 million, (ii) the interim management agreement would be subject to a $4 million annual management fee (as compared to $5 million) and would be terminable for convenience by SMTA, and (iii) SRC would not be paid a promote fee in connection with the termination of the Asset Management Agreement. Following the meeting, the representative from Barclays spoke with Mr. Hsieh in his capacity as an officer of SRC and Manager regarding the independent trustees’ counter-proposal to SRC and Manager.

During the third meeting on May 14, 2019, a representative of Barclays reported to the independent trustees on the discussion he had with SRC and Manager through Mr. Hsieh. The representative from Barclays indicated that SRC and Manager were willing to move forward on the independent trustees’ counter-proposal, except they wanted SRC to be paid a promote fee under the Asset Management Agreement. The independent trustees authorized Richard Stockton, the lead independent trustee, to discuss directly with Mr. Hsieh, in his capacity as an officer of SRC and Manager, the counter-proposal of SRC and Manager. Following the meeting, Mr. Stockton spoke with Mr. Hsieh.

During the fourth meeting on May 14, 2019, Mr. Stockton reported to the other independent trustees on his discussions with Mr. Hsieh including that SRC (i) would be prepared to sell the Travel Center Properties for $55 million and (ii) would agree to waive payment of any promote fee under the Asset Management Agreement. Following such discussion, the independent trustees agreed that Mr. Stockton call Mr. Hsieh to confirm the following understanding between SRC and SMTA (in each case, subject to the closing of a strategic alternative transaction with HPT): (i) SRC would sell the Travel Center Properties for $55 million, (ii) Manager would waive any promote fee payable under the Asset Management Agreement, (iii) SRC would prepay the mortgage debt owing to the Master Trust relating to the Travel Center Properties and three other SRC properties over which the Master Trust held mortgages, (iv) Manager would terminate the Asset Management Agreement upon closing a sale with HPT, with no notice period or transition service period, and (v) SMTA and Manager would thereafter enter into an interim management agreement, provided that such interim management agreement would be terminable by SMTA only at its discretion, and fees payable to Manager would equal $4 million per year. The independent trustees further determined that, subject to Mr. Stockton confirming this understanding between SRC and SMTA with Mr. Hsieh, Mr. Stockton would instruct Barclays to move forward with negotiations with HPT on a sale of the Master Trust.

Also on May 14, 2019, Fried Frank sent Hunton a revised draft of the Sale Agreement.

On May 14, 2019, representatives from Barclays contacted HPT to inform them that SRC would be willing to sell the Travel Center Properties to HPT.

On May 16, 2019, (i) Hunton sent a revised draft of the Sale Agreement to Fried Frank, in which, among other changes, HPT provided that the transaction would be conditioned on, among other things, HPT’s acquisition of the Travel Center Properties and the properties owned by the Master Trust be owned free of all liens (other than permitted liens), and (ii) Fried Frank sent an initial draft of the Real Estate Sale Contract to counsel to SRC.

On May 17, 2019, the independent trustees held a special meeting attended by representatives of Fried Frank. At the meeting, Mr. Stockton reported to the independent trustees on a discussion he had with Mr. Hsieh, in which Mr. Hsieh had, on behalf of Manager, agreed to most of the proposal but had made a counter-proposal with respect to the interim management agreement under which Manager would have the right to terminate the agreement after a fixed one-year term (as opposed to the agreement being terminable by SMTA only), subject to a six-month notice period. Following such discussion, the independent trustees authorized Mr. Stockton to have further discussions with Mr. Hsieh regarding the terms of the interim management agreement.

Later on May 17, 2019, Mr. Stockton called Mr. Hsieh to discuss and finalize the terms of the interim management agreement between SMTA and Manager. On the call, Mr. Hsieh agreed, on behalf of SRC and Manager, that Manager would be prepared to agree to an annual management fee of less than $4 million.

On May 18, 2019, the independent trustees held a special meeting attended by representatives of Fried Frank. At the meeting, Mr. Stockton reported to the independent trustees on the May 17, 2019 discussion he had with Mr. Hsieh. Following such discussion, the independent trustees determined that Mr. Stockton propose to Mr. Hsieh the following: (i) the interim management agreement would be terminable by SMTA at will, or by Manager after a fixed one-year term with six months’ prior notice, and (ii) Manager would be paid a management fee of $1 million per annum under the interim management agreement. Later that day, Mr. Stockton contacted Mr. Hsieh, and Mr. Hsieh conveyed Manager’s agreement to the independent trustees’ proposed terms for the Interim Management Agreement, but that if the term of the interim management agreement exceeded one year, the management fee for the subsequent period would increase to $4 million per annum. See “—Transactions with Spirit Realty Capital, Inc. and its Subsidiaries” beginning on page 52 of this proxy statement for further discussion of the final terms of the Termination Agreement and Interim Management Agreement. During the period in which the Sale Agreement and other transaction documents were negotiated with HPT, SMTA and SRC (on its behalf and behalf of certain of its subsidiaries) negotiated the Termination Agreement and the Interim Management Agreement prior to their signing on June 2, 2019.

On each of May 18, 2019 and May 19, 2019, representatives of Barclays, Bank of America Merrill Lynch, Fried Frank, Hunton, SMTA and HPT held conference calls to discuss the Sale Agreement.

On May 19, 2019, after receiving feedback from SRC’s counsel on the May 16, 2019 draft, Fried Frank sent Hunton an initial draft of the Real Estate Sale Contract.

Also on May 19, 2019, a representative from Bank of America Merrill Lynch contacted Barclays to indicate that HPT had identified through its diligence review certain properties owned outside of the Master Trust by a subsidiary of SMTA (the Neighbors Properties) that HPT desired to have included as part of the Sale.

On May 21, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, our Board discussed with the representatives of Fried Frank and Barclays the status of negotiations with HPT and the principal open issues, including HPT’s requests that (i) the closing of a sale transaction be conditioned on HPT’s acquisition of the Travel Center Properties and the properties owned by the Master Trust be owned free of all liens (other than permitted liens), (ii) it acquire the Neighbors Properties as part of a sale transaction, (iii) SMTA agree to indemnify HPT for certain liabilities related to the ownership or operation of the Master Trust prior to the closing and (iv) that after the conditions to closing of the sale are satisfied, the closing be delayed to the 20th of the month following closing, the date upon which all of the Master Trust indebtedness could be redeemed under the terms of the Master Trust, rather than the closing occurring prior to the 20th of the month with the Master Trust debt being subject on the date of closing to a satisfaction and discharge as proposed by SMTA.

On May 24, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, our Board discussed with the representatives from Barclays and Fried Frank the status of the Sale Agreement and the other transaction documents.

On May 25, 2019, Hunton communicated to Fried Frank HPT’s proposals on certain open points in the Sale Agreement, including with respect to indemnification by SMTA, a proposal for a purchase price adjustment if the Master Trust did not hold title to any of the properties at the closing of the Sale or if any liens (other than permitted liens) existed on the properties.

Between May 25, 2019 and May 28, 2019, the parties discussed their respective views on the open issues raised during the course of negotiations.

On May 28, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays to discuss the principal open issues in the potential sale of the Master Trust, including HPT’s requirement that the sale of the Travel Center Properties be a condition to the closing of the Sale and HPT’s desired inclusion of the Neighbors Properties in the Sale. Our Board instructed Barclays to approach HPT regarding these as follows: with respect to the Travel Center Properties, propose a downward purchase price adjustment in an aggregate amount of $55 million in the event that the Travel Center Properties are not delivered to Newco immediately following the closing of the Sale, and with respect to the Neighbors Properties, maintain our Board’s position that the Neighbors Properties not be included in the transaction.

On May 29, 2019, HPT communicated to SMTA that it would accept (i) the downward purchase price adjustment in the event that the Travel Center Properties are not delivered to HPT at the closing of the sale and (ii) the Neighbors Properties would not be part of the sale. HPT further communicated its position on SMTA’s indemnification of HPT with respect to certain third party claims, and the proposed position on the purchase price adjustment if the Acquired Companies did not have title to any of the properties owned by the Master Trust at the closing of the Sale (but no adjustment with respect to liens that were not permitted liens).

From May 29, 2019 through June 2, 2019, representatives of each of SMTA and HPT and their respective legal counsel continued to negotiate and revise the provisions of the Sale Agreement and other transaction documents, and prepared and delivered revised drafts of the Sale Agreement and other transaction documents.

On May 31, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, our Board discussed the status of the transaction documents and the timing for signing the transaction documents on June 2, 2019. A representative from Fried Frank reviewed with our Board the trustees’ duties in considering the Sale and the principal terms of the Sale, the Sale Agreement and the other transaction documents. Following such discussions, Barclays then presented its financial analysis of the consideration to be received by SMTA in the Sale.

Also on May 31, 2019, the independent trustees held a special meeting attended by representatives of Fried Frank. At the meeting, the independent trustees discussed the agreements and arrangements currently in place with SRC and its subsidiaries, as well as the terms of the proposed Interim Management Agreement and Termination Agreement with Manager.

In the afternoon on June 2, 2019, our Board held a special meeting attended by members of management of SRC and SMTA and representatives of both Fried Frank and Barclays. At the meeting, representatives of Barclays presented to our Board Barclays’ financial analyses of the consideration to be received by SMTA in the

Sale and rendered to our Board its oral opinion, which Barclays subsequently confirmed by the delivery of a written opinion dated June 2, 2019, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the consideration to be received by SMTA in the Sale was fair, from a financial point of view, to SMTA. Barclays’ financial analysis and opinion are more fully described in “—Opinion of Financial Advisor” beginning on page 39 of this proxy statement. A meeting of the Related Party Transaction Committee was then held at which the committee unanimously approved the Real Estate Sale Contract, the Termination Agreement and the Interim Management Agreement with Manager and SRC or its subsidiaries. Our Board then unanimously approved and declared advisable the Sale Agreement, the other transaction documents (including the Real Estate Sale Contract, the Termination Agreement and the Interim Management Agreement), the Sale and the other transactions contemplated by the Sale Agreement, determined that it was in the best interests of SMTA and its shareholders that SMTA enter into the Sale Agreement and the other transaction documents and consummate the transactions contemplated by the Sale Agreement on the terms and subject to the conditions set forth in the Sale Agreement, and resolved to recommend that the SMTA shareholders vote in favor of the Sale.

In the evening on June 2, 2019, (i) SMTA, Seller, Newco and HPT executed the Sale Agreement, (ii) HPT, the trustees and the other signatories thereto executed the Voting Agreement, (iii) Property Seller and Newco executed the Real Estate Sale Contract, (iv) SMTA, Manager, Spirit SMTA Preferred Holder, LLC and SRC executed the Termination Agreement and (v) SMTA and Manager executed the Interim Management Agreement.

Before the opening of trading on the NYSE on June 3, 2019, SMTA issued a press release announcing the execution of the Sale Agreement and the other transaction documents. Before the opening of trading on the NYSE on June 3, 2019, HPT also issued a press release announcing the execution of the Sale Agreement.

Recommendation of the SMTA Board of Trustees and SMTA’s Reasons for the Sale

At a special meeting of our Board, held on June 2, 2019, our Board, after careful review of the terms of the Sale Agreement, facts and circumstances relating to the Sale, the recommendation of our executive officer and the advice provided by our financial and legal advisors, unanimously approved and declared advisable the Sale Agreement, the Sale and the other transactions contemplated by the Sale Agreement, determined that it was in the best interests of SMTA and its shareholders that SMTA enter into the Sale Agreement and consummate the transactions contemplated by the Sale Agreement on the terms and subject to the conditions set forth in the Sale Agreement, and resolved to recommend that the shareholders of SMTA vote FOR the approval of the Sale Proposal. In granting such approvals and making such determinations and recommendation, our Board considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Sale, each of which our Board believed supported its unanimous approval, determinations and recommendation:

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Strategic Review Process. SMTA publicly disclosed by issuance of a press release on January 16, 2019, that our Board had elected to initiate a process to explore strategic alternatives. Following this public announcement, SMTA, with the assistance of Barclays, conducted a comprehensive process, and contacted or were contacted by a total of 65 potentially interested parties (as more fully described above under the heading “—Background of the Sale”). Of these parties, 25 parties entered into confidentiality agreements with SMTA and four parties submitted non-binding preliminary indications of interest. Only HPT and Party C submitted complete bid packages, including comments on the draft equity purchase agreement; however Party C’s proposal reflected an enterprise value for the Master Trust and net consideration to SMTA below that reflected in the proposal submitted by HPT and Party C’s proposed transaction was to be conditioned on receipt of confirmation from the rating agencies that issue credit ratings on the Master Trust indebtedness that the purchase would not adversely affect the credit ratings.

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Barclays’ Fairness Opinion and Related Analyses. Our Board considered the financial analyses presented to our Board by Barclays as well as an oral opinion of Barclays delivered to our Board at the meeting on June 2, 2019, and confirmed by delivery of a written opinion dated June 2, 2019, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Barclays in connection with its opinion, the amount to be paid by HPT pursuant to the Sale Agreement was fair, from a financial point of view, to SMTA, all as more fully described below under the heading “—Opinion of Financial Advisor.”

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Other Strategic Alternatives. Our Board considered the fact that other potential strategic alternatives, including a sale of the individual properties underlying the Master Trust on a property-by-property basis, would likely result in a less favorable outcome for our shareholders than the sale of all of the assets underlying the Master Trust in a single transaction, both in terms of likely total shareholder return as well as certainty of completion.

•	Likelihood of Completion; Certainty of Payment. Our Board considered its belief that the Sale will likely be consummated, based on, among other factors:

•	the reputation and financial position of HPT;

•	the absence of any financing condition to the closing of the Sale; and

•	the specificity and limited scope of the closing conditions to the Sale.

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Terms of the Sale Agreement. Our Board considered the fact that the terms of the Sale were the result of robust arm’s-length negotiations conducted by SMTA, with the knowledge and at the direction of the independent trustees, our executive officer and Manager, and with the assistance of outside financial and legal advisors. Terms of the Sale Agreement supporting our Board’s belief that the Sale Agreement and the Sale reflected the best value and other terms reasonably available to SMTA and our shareholders (which are more fully described in “—The Sale Agreement” below) include:

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subject to compliance with the Sale Agreement, our Board is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal, if our Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal;

•

subject to compliance with the Sale Agreement, our Board is permitted to withdraw, modify or qualify its recommendation to our shareholders in favor of the Sale Proposal or to terminate the Sale Agreement to enter into an agreement for an alternative acquisition proposal if our Board determines in good faith, after consultation with outside legal and financial advisors, that such alternative acquisition proposal constitutes a superior proposal and failure to change its recommendation or terminate the Sale Agreement would likely be inconsistent with the trustees’ duties under applicable law; provided that SMTA would be required to pay HPT a termination fee of $11,375,000 if SMTA terminates the Sale Agreement to enter an agreement for such superior proposal or HPT terminates the Sale Agreement as a result of our Board’s change of recommendation; and

•

subject to compliance with the Sale Agreement, our Board is permitted to change its recommendation to our shareholders in favor of the Sale Proposal in response to the occurrence of a fact, circumstance, change, event, occurrence or effect that is material to SMTA and its subsidiaries taken as a whole that was not known to SMTA as of June 2, 2019 and that occurs after June 2, 2019, if our Board determines in good faith, after consultation with outside legal advisors, that the failure to change its recommendation would likely be inconsistent with the trustee’s duties under applicable law.

•	Transactions with SRC. Our Board considered the facts that in connection with the Sale, SRC and its subsidiaries would agree to:

•	terminate the Asset Management Agreement on the terms and conditions set forth in the Termination Agreement, including the waiver of any promote fee otherwise provided for under the Asset Management Agreement, in exchange for (i) reaffirmation of the parties’ indemnification obligations under the Asset Management Agreement (and the separation agreement relating to the spin-off), (ii) the payment of the termination fee under the Asset Management Agreement (currently estimated to be approximately $48 million), and (iii) SMTA’s repurchase of the Series A Preferred Shares from Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) at par for $150 million in the aggregate plus any accrued but unpaid dividends, in accordance with the terms of the Series A Preferred Shares;

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enter into the Interim Management Agreement upon closing of the Sale for a reduced management fee of $1 million for the first year to ensure management of SMTA and its few remaining assets in connection with the winding-up and liquidation of SMTA following completion of the Sale, and the terms and conditions thereof; and

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enter into the Real Estate Sale Contract in respect of the Travel Center Properties and to repay to SMTA the amounts outstanding under the Specified Mortgage Loans. See “—Transactions with Spirit Realty Capital, Inc. and its Subsidiaries” beginning on page 52 of this proxy statement.

Our Board also considered a variety of risks and potentially negative factors in its deliberations concerning the Sale Agreement and the Sale, including the following (not in any relative order of importance):

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Non-Solicitation Covenant. Our Board considered that the Sale Agreement restricts SMTA’s solicitation of competing acquisition proposals from third parties and prohibits SMTA from engaging in discussions regarding competing acquisition proposals unless, subject to certain terms and conditions in the Sale Agreement, the failure to engage in such discussions would be inconsistent with the trustee’s duties under applicable law.

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Termination Fee. Our Board considered that SMTA may be required to pay HPT a termination fee of $11,375,000 in cash in certain circumstances, including if SMTA terminates the Sale Agreement to accept a superior proposal, or if HPT terminates the Sale Agreement because our Board withdraws, modifies or qualifies its recommendation to our shareholders in favor of the Sale Proposal. Our Board considered that the amount of the termination fee is comparable to termination fees in transactions of a similar size and nature, is reasonable, will not likely deter serious competing bidders and is not likely to be paid unless SMTA enters into an alternative transaction more favorable to our shareholders than the Sale.

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Interim Operating Covenants. The Sale Agreement imposes limited specified restrictions on the conduct of SMTA’s business prior to the closing of the Sale, including restrictions on SMTA’s ability to enter into or amend leases in respect of portfolio properties or sell portfolio properties, in each case without HPT’s consent, which may delay or prevent SMTA from undertaking business opportunities that may arise or any other actions SMTA would otherwise take with respect to its operations pending closing of the Sale.

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Risks the Sale May Not Be Completed. Our Board considered the risk that conditions to the parties’ obligations to complete the Sale may not be satisfied, the closing of the Sale may be unduly delayed and that the Sale may not otherwise be consummated despite the parties’ efforts. Our Board also considered the potential resulting disruptions to SMTA’s business in the event the Sale is not consummated, including the effect on tenants and others that do business with SMTA and the potential effect on the trading price of the SMTA common shares.

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Uncertainty of Distribution. Our Board considered its inability to determine with certainty the amounts that will be available for distribution to our shareholders following the Sale, and the risk that the amounts our shareholders will ultimately receive could be less than projected by us if we have underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise.

•	Other Interested Party. Our Board considered that other parties expressed interest in acquiring the Master Trust, albeit at a lower price. See above under the heading “—Background.”

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but rather includes the principal factors considered by our Board. Our Board collectively reached the conclusion to unanimously approve the Sale, in light of the various factors described above and other factors that our Board, as applicable, believed were appropriate. Our Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, our Board viewed its positions and recommendation as being based on the totality of information presented to and considered by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

The foregoing explanation of the reasoning of our Board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in “Cautionary Statement Concerning Forward-Looking Statements.”

Our Board unanimously recommends that you vote FOR the approval of the Sale Proposal.

Opinion of Financial Advisor

SMTA engaged Barclays to act as our financial advisor with respect to pursuing strategic alternatives for SMTA, including a possible sale of the Master Trust, pursuant to an engagement letter dated February 25, 2019. On June 2, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to our Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the purchase price for the Sale (the Purchase Price) is fair, from a financial point of view, to SMTA.

The full text of Barclays’ written opinion, dated as of June 2, 2019, is attached as Annex C to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is for the use and benefit of our Board, addresses only the fairness, from a financial point of view, of the Purchase Price and does not constitute a recommendation to any shareholder of SMTA as to how such shareholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between SMTA and HPT and were unanimously approved by our Board. Barclays did not recommend any specific form of consideration to SMTA or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, SMTA’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction or the relative merits of the proposed transaction as compared to any other transaction in which SMTA may engage. Barclays expressed no opinion on the fairness of any mechanisms for adjustments to the Purchase Price contemplated by the Sale Agreement. Barclays also did not express any opinion on the fairness of the purchase price under, or any of the transactions contemplated by, the Real Estate Sale Contract. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to SMTA in the proposed transaction. No limitations were imposed by our Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the Sale Agreement and the specific terms of the proposed transaction;

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reviewed and analyzed publicly available information concerning SMTA that Barclays believed to be relevant to its analysis, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;

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reviewed and analyzed publicly available information concerning HPT that Barclays believed to be relevant to its analysis, including HPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019;

•	reviewed and analyzed publicly available information concerning certain other companies that Barclays deemed to be relevant to its analysis;

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reviewed and analyzed financial and operating information with respect to the business, operations and prospects of SMTA furnished to Barclays by us, including financial projections relating to the Acquired Companies prepared by SMTA’s management (Projections);

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reviewed and analyzed a trading history of SMTA common shares from June 1, 2018 through May 31, 2019 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of SMTA with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed the results of Barclays’ efforts to solicit indications of interest from third parties with respect to a sale of the Master Trust;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays deemed relevant;

•	had discussions with the management of SMTA concerning our business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of SMTA that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of SMTA, upon advice of SMTA, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SMTA as to the future financial performance of the Master Trust. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates (including the Projections) or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of SMTA and did not make or obtain any evaluations or appraisals of the assets or liabilities of SMTA. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 2, 2019. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 2, 2019. Barclays expressed no opinion as to the prices at which SMTA common shares would trade following the announcement of the proposed transaction, and its opinion was not intended to provide any assurance that the market value of the SMTA common shares held by the shareholders of SMTA after the consummation of the proposed transaction would be in excess of the market value of the SMTA common shares owned by such shareholders at any time prior to the announcement or consummation of the proposed transaction. Barclays made no analysis of, and its opinion did not address, whether any amounts may be distributable to SMTA shareholders in connection with the proposed transaction or otherwise.

Barclays assumed the accuracy of the representations and warranties contained in the Sale Agreement and all the agreements related thereto to the extent meaningful to its analysis. Barclays also assumed, upon the advice of SMTA, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the Sale Agreement and that the proposed transaction will be consummated in accordance with the terms of the Sale Agreement without waiver, modification or amendment of any material term, condition or agreement thereof meaningful to its analysis. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood SMTA had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the Master Trust, but rather made its determination as to fairness, from a financial point of view, to SMTA of the Purchase Price in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to our Board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SMTA or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to SMTA, HPT or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of SMTA, HPT, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values assets of similar publicly traded companies and to provide a range of relative implied purchase prices of the Master Trust by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to the Master Trust with selected companies that Barclays, based on its experience in the real estate industry, deemed comparable to the Master Trust. The selected comparable companies were:

Primary Selected Comparable Companies (externally managed net lease REITs)

•	American Finance Trust, Inc.

•	Gladstone Commercial Corp.

•	Global Net Lease, Inc.

•	Office Properties Income Trust

•	One Liberty Properties, Inc.

Secondary Selected Comparable Companies (internally managed net lease REITs)

•	Agree Realty Corp.

•	Essential Properties Realty Trust, Inc.

•	Four Corners Property Trust, Inc.

•	Getty Realty Corp.

Barclays calculated and compared various financial multiples and ratios of the Master Trust and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s implied forward capitalization rate. All of these calculations were performed, and based on publicly available financial data (including SNL Financial and FactSet) and closing prices, as of May 31, 2019, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Primary Comparable Companies	Implied Forward Capitalization Rate
Mean	8.0%
Median	8.0%
Low	7.2%
High	9.4%

Secondary Comparable Companies	Implied Forward Capitalization Rate
Mean	5.6%
Median	5.4%
Low	4.9%
High	6.5%

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of the Master Trust. However, because of the inherent differences between the business, operations and prospects of the Master Trust and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Master Trust and the selected comparable companies that could affect the enterprise values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, differences in capital structure, profitability levels and degree of operational risk between the Master Trust and the companies included in the selected company analysis. Based upon these judgments, Barclays selected an implied capitalization rate range of 7% to 8% for the Master Trust and applied such range to SMTA’s 2019E adjusted net operating income per the Projections to calculate a range of implied enterprise values of the Master Trust.

Barclays’ selected comparable companies analysis yielded an implied enterprise value range for the Master Trust of $2.145 billion to $2.455 billion. Barclays noted that on the basis of the selected comparable company analysis, the adjusted purchase price for the Sale of $2.345 billion (the $2.4 billion aggregate purchase price less the $55 million corresponding to the Travel Center Properties sale) (the Adjusted Purchase Price) was within the range of implied enterprise values.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other portfolio transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target portfolios in the transactions to the Master Trust with respect to the size, asset mix and other characteristics of their businesses. The selected precedent transactions were:

Month and Year Announced	Buyer	Seller of Portfolio
September 2018	Davidson Kempner Capital Management LP	Lexington Realty Trust
June 2018	Apollo Global Management, LLC	H&R Real Estate Investment Trust
September 2017	Starwood Property Trust, Inc.	BPS Direct, LLC
November 2015	Angelo, Gordon & Co., L.P.	Life Time, Inc.
July 2015	Simon Property Group, Inc.	The Hudson’s Bay Company
July 2015	Eagle Canyon Capital, LLC	American Realty Capital Properties, Inc.
June 2015	Gramercy Property Trust	Life Time, Inc.
May 2015	Jamestown LP	Dweck Properties Ltd.
March 2015	Gramercy Property Trust	Dividend Capital Diversified Property Fund Inc.
January 2015	Senior Housing Properties Trust	Select Income REIT
December 2014	Morning Calm Management LLC, Mount Kellett Capital Management LP	In-Rel Properties Inc.
March 2014	JDM Partners, LLC	Lone Star Funds
September 2013	American Realty Capital Trust V, Inc.	Fortress Investment Group LLC
June 2013	National Retail Properties, Inc.	Inland American Real Estate Trust, Inc.
December 2012	Fortress Investment Group LLC, Normandy Real Estate Partners LLC, Skyline Pacific Properties, LLC, Sansome Pacific Properties, Inc.	Bank of America Corporation
October 2012	Gramercy Capital Corp, Garrison Investment Group LP	KBS Realty Advisors, LLC
September 2012	Lexington Realty Trust	Inland American REIT
May 2012	Realty Income Corporation, Cole Real Estate Investments, Inc.	Family Dollar Stores, Inc.
December 2010	Corporate Property Associates 17 – Global Incorporated	General Parts Inc.
October 2010	Cole REIT III Operating Partnership, LP	Albertsons LLC

Using publicly available information, Barclays analyzed the purchase price and capitalization rate for each of the precedent transactions. The following summarizes the result of this analysis:

Selected Precedent Transactions	Capitalization Rate
Mean	7.4%
Median	7.3%
Low	6.1%
High	10.3%

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Master Trust and the portfolios included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and the Master Trust. Based upon these judgments, Barclays selected an implied capitalization rate range of 6.75% to 7.75% and applied such range to SMTA’s 2019E adjusted net operating income per the Projections to calculate a range of implied enterprise values for the Master Trust.

Barclays’ selected precedent transactions analysis yielded a reference enterprise value range for the Master Trust of $2.215 billion to $2.545 billion. Barclays noted that on the basis of the selected precedent transactions analysis, the Adjusted Purchase Price of $2.345 billion was within the range of implied enterprise values.

Discounted Cash Flow Analysis

In order to estimate the present implied enterprise value of the Acquired Companies, Barclays performed a discounted cash flow analysis of the Master Trust. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the implied enterprise value of the Master Trust using the discounted cash flow method, Barclays added (i) the present values of the Master Trust’s projected unlevered free cash flows for fiscal years 2019 through 2022 per the Projections to (ii) the present value of the “terminal value” of the Master Trust as of 2022. The residual value of the Master Trust at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates of 0.5% to 1.0% which was derived by Barclays utilizing its professional judgment and experience, taking into account the Projections and market expectations and applying such range to SMTA’s projected 2022 unlevered free cash flow per the Projections. The present values of the Master Trust unlevered free cash flows and the terminal value were calculated by applying a range of discount rates of 7.0% to 8.0% which was selected based on an analysis of the weighted average cost of capital of the comparable companies.

Barclays’ discounted cash flow analysis yielded a reference enterprise value range for the Master Trust of $2.025 billion to $2.490 billion. Barclays noted that on the basis of the discounted cash flow analysis, the Adjusted Purchase Price of $2.345 billion was within the range of implied enterprise values.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Historical Share Price Performance Analysis, described below.

Historical Share Price Performance and Total Shareholder Return Analysis

In order to provide background information and perspective with respect to, and illustrate the trend in, the historical trading prices and the total shareholder returns of SMTA common shares, Barclays considered historical data with regard to the trading prices of SMTA common shares for the period from June 1, 2018 to May 31, 2019 and compared the total shareholder returns of SMTA with the average total shareholder returns during the same periods of the selected companies listed under the caption “Selected Comparable Company Analysis” above.

Barclays noted that during the period from June 1, 2018 to May 31, 2019, the closing price of SMTA common shares ranged from $6.36 to $11.61 and the total shareholder return of SMTA common shares was -1.3%, compared to an average total shareholder return from the Primary Selected Comparable Companies (externally managed net lease REITs) of -6.9% and an average return from the Secondary Selected Comparable Companies (internally managed net lease REITs) of 36.0%.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Our Board selected Barclays because of its familiarity with SMTA and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to SMTA in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, SMTA paid Barclays a monthly retention fee with the first installment paid upon execution of Barclays’ engagement letter with SMTA, which is referred to as the “Retention Fee,” and $1,500,000 upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction. Upon completion of the proposed transaction Barclays will earn a total fee of up to $13,000,000, against which the Retention Fee and Opinion Fee will be credited. Furthermore, SMTA has agreed to reimburse Barclays for out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by SMTA and the rendering of Barclays’ opinion. Barclays and its affiliates have performed various investment banking services for SMTA in the past, are currently providing such services and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, a Barclays’ affiliate has provided credit through, and is administrative agent under, a variable funding note in the Master Trust. Barclays and its affiliates have also performed various investment banking services for SRC in the past, may be currently providing such services and may perform such services to SRC in the future. Barclays has received, and expects to receive, customary investment banking fees for such services.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of SMTA for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Projected Financial Information

As a matter of course, SMTA does not publicly disclose long-term projections or internal projections of our future performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with our review of strategic alternatives described in this proxy statement, the Related Party Transaction Committee and the full Board authorized senior management to prepare and provide to the Related Party Transaction Committee, our Board and Barclays certain non-public, unaudited prospective financial information regarding the Master Trust to assist the Related Party Transaction Committee, our Board and Barclays in considering, analyzing and evaluating our strategic alternatives.

The Projections set forth below, prepared as of May 2019, were considered by our Board and Barclays in evaluating our strategic alternatives, including the Sale. The Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Projections are non-GAAP financial measures, and the Projections do not include footnote disclosures as may be required by GAAP. Furthermore, Ernst & Young LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the Projections. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to our business, financial condition or results of operations and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control and may cause the Projections or the underlying assumptions to be inaccurate. Since the Projections cover multiple years, the information contained therein and the estimates and assumptions on which the Projections are based, by their nature become less reliable with each successive year.

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding SMTA contained in our public filings with the SEC. Further, the Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Projections will be realized or that our actual results will not be significantly higher or lower than projected. Finally, the Projections do not take into account the effect of any failure of the Sale to be consummated and should not be viewed as accurately reflecting the projected performance of the company in that context.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The Projections are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause our future financial results to materially vary see “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, and in our subsequently filed reports with the SEC.

In light of the foregoing factors and the uncertainties inherent in the Projections, we caution our shareholders not to place undue, if any, reliance on the Projections included in this proxy statement.

Projections

The following is a summary of the financial projections relating to the Acquired Companies for fiscal years 2019 through 2022 included in the Projections:

Acquired Companies Projections
			($ in millions)
	2019E	2020E	2021E	2022E
Net Operating Income (NOI)(1)	$172.4	$175.3	$178.2	$178.9
Funds From Operations (FFO)(2)	$49.6	$52.6	$58.6	$62.3
Adjusted Funds From Operations (AFFO)(3)	$48.6	$51.6	$57.6	$61.3
Free Cash Flow (CAD)(4)	$16.4	$15.1	$38.3	$42.5
Unlevered Free Cash Flow(5)	$127.4	$146.2	$149.1	$149.8

(1)

Net Operating Income (NOI) is defined as (i) contractual and contingent rent, less (ii) lost rent, insurance expense, carrying costs for vacant properties and non-reimbursable expenses from properties that are not under triple-net leases.

(2)

Funds From Operations (FFO) is defined as (i) NOI, less (ii) asset management fee expense, general and administrative expense and cash interest expense on the Master Trust indebtedness, plus (iii) interest income on notes receivable.

(3)	Adjusted Funds From Operations (AFFO) is defined as (i) FFO, less (ii) maintenance capital expenditures.
(4)	Free Cash Flow (CAD) is defined as (i) AFFO, plus, (ii) notes receivable amortization, less (iii) mandatory amortization of the Master Trust indebtedness.
(5)	Unlevered Free Cash Flow is defined as (i) NOI, less (ii) asset management fee expense, general and administrative expense and maintenance capital expenditures and net acquisitions/dispositions.

Share Ownership of Our Trustees, Executive Officer and Certain Shareholders

The following table sets forth certain information regarding the beneficial ownership of SMTA common shares for (i) each person who is a beneficial owner of 5% or more of our outstanding SMTA common shares, (ii) each of our trustees and executive officer and (iii) all of our trustees and executive officer as a group, each as of July 29, 2019 unless otherwise indicated in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the SMTA common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of SMTA common shares beneficially owned by a person and the percentage ownership of that person, SMTA common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of July 29, 2019 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer or trustee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Shareholders
The Vanguard Group, Inc.(2)	6,299,263	14.6%
BlackRock, Inc.(3)	4,190,093	9.7%
Mangrove Partners Master Fund, Ltd(4)	2,942,111	6.8%
Indaba Capital Management, L.P.(5)	2,923,075	6.8%
FMR LLC(6)	2,295,231	5.3%
Trustees and Executive Officer(7)
Ricardo Rodriguez	126,166	*
Jackson Hsieh	64,270	*
Steven G. Panagos	56,008	*
Steven H. Shepsman	56,008	*
Richard J. Stockton	56,008	*
Thomas J. Sullivan	56,008	*
Trustees and Executive Officer as a Group (6 persons)	414,468	*

*	Less than 1%
(1)	Based on 43,159,931 shares outstanding as of July 29, 2019.
(2)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group (Vanguard) has sole power to vote and sole power to dispose of 83,792 and 6,206,934 shares, respectively. The number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 6,299,263 shares, representing 14.6% of the SMTA common shares. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19365.

(3)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 8, 2019 BlackRock, Inc. (BlackRock) has sole power to vote and sole power to dispose of 4,033,095 and 4,190,093 shares, respectively. The number of shares reported as beneficially owned by BlackRock in the Schedule 13G includes 4,190,093 shares, representing 9.7% of the SMTA common shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 7, 2019, Mangrove Partners Master Fund, Ltd (Mangrove Master Fund) does not have any sole power to vote or direct the vote, but has shared power to vote and to dispose or direct the disposition of 2,942,111 and 2,942,111 shares, respectively. The number of shares reported as beneficially owned by Mangrove Master Fund in the Schedule 13G/A includes 2,942,111 shares, representing 6.8% of the SMTA common shares. The address for Mangrove Master Fund is Maples Corp. SVC, P.O. Box 309, Ugland House, S. Church Street, George Town E9 KY1-1104.

(5)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2019, Indaba Capital Management, L.P. (Indaba) does not have any sole power to vote or direct the vote, but has shared power to vote and to dispose or direct the disposition of 2,923,075 and 2,923,075 shares, respectively. As of December 31, 2018, Indaba was the beneficial owner of 2,923,075 shares, representing 6.8% of our outstanding shares. The address for Indaba is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.

(6)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 13, 2019, FMR LLC has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 722,414 and 2,295,231 shares, respectively. The number of shares reported as beneficially owned by FMR LLC in the Schedule 13G includes 2,295,231 shares, representing 5.3% of our outstanding shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(7)

Number includes restricted shares over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of July 29, 2019 Messrs. Hsieh, Rodriguez, Panagos, Shepsman, Stockton and Sullivan had unvested restricted shares of 0, 70,524, 18,545, 18,545, 18,545 and 18,545, respectively.

Interests of Our Trustees and Executive Officer

The interests of our executive officer, Mr. Ricardo Rodriguez, and trustees of SMTA in the Sale are generally aligned with the interests of our shareholders.

As of July 29, 2019, our executive officer and trustees own, in the aggregate, 414,468 SMTA common shares, for which they will receive, assuming the accuracy of our estimates regarding cash available for distribution to holders of SMTA common shares, aggregate cash distributions of approximately $3.52 million to $3.88 million in connection with the contemplated winding-up and liquidation of SMTA following the Sale. In addition, a portion of the SMTA common shares owned by our executive officer and independent trustees are unvested restricted shares. Under our “Trustee Compensation Program,” restricted share awards held by our trustees will vest according to their terms on the date of the special meeting of the shareholders. As described in greater detail below under the heading “Arrangements with our Executive Officer,” restricted share awards held by our executive officer vest in full upon a change in control, which includes the contemplated Sale. The following table indicates the value of the SMTA common shares beneficially owned by our executive officer and trustees as of July 29, 2019 and the estimated compensation to be received in respect of the outstanding equity awards that will vest on the date of the Sale and the special meeting, respectively, based on our estimates of the amount of cash available for distribution to holders of SMTA common shares following the completion of the Sale and pursuant to the Plan of Liquidation.

Executive Officer and Trustees	Number of SMTA Common Shares Beneficially Owned	Outstanding Share Awards that will Vest	Estimated Value of SMTA Common Shares Underlying Outstanding Share Awards that will Vest	Estimated Value of total SMTA Common Shares Beneficially Owned(1)
Ricardo Rodriguez	126,166	70,524	$599,000 to $659,000	$1,072,000 to $1,179,000
Jackson Hsieh	64,270	0	$0	$546,000 to $601,000
Steven G. Panagos	56,008	18,545	$158,000 to $173,000	$476,000 to $524,000
Steven H. Shepsman	56,008	18,545	$158,000 to $173,000	$476,000 to $524,000
Richard J. Stockton	56,008	18,545	$158,000 to $173,000	$476,000 to $524,000
Thomas J. Sullivan	56,008	18,545	$158,000 to $173,000	$476,000 to $524,000
Trustees and the Executive Officer as a Group (6 persons)	414,468	144,704	$1,231,000 to $1,351,000	$3,522,000 to $3,876,000

(1)

This estimated value of the shares is based upon the estimated aggregate distribution of $8.50 to $9.35 per SMTA common share in connection with the contemplated winding-up and liquidation of SMTA pursuant to the Plan of Liquidation after the Sale.

Arrangements with our Executive Officer

Mr. Rodriguez is currently an employee of SRC, and serves as Senior Vice President, Structured Finance of SRC and as our dedicated Chief Executive Officer and Chief Financial Officer, pursuant to the terms of an employment agreement, dated March 17, 2018, by and between SRC and Mr. Rodriguez (the Rodriguez Employment Agreement). Subject to the terms of the Rodriguez Employment Agreement, SRC has discretion to determine the form and level of cash compensation paid to and earned by Mr. Rodriguez, subject to certain minimums and targets set forth in the Rodriguez Employment Agreement. Historically, we, in turn, paid

Manager a management fee, from which SRC paid Mr. Rodriguez’s salary and cash bonus awards, if any. As such, neither we nor our Board or its compensation committee have in the past had control over the amount of Mr. Rodriguez’s salary or cash bonus awards, if any.

However, the compensation committee of our Board has been responsible for determining the amount of any equity compensation granted to Mr. Rodriguez and for authorizing the issuance of any such award under the SMTA and Spirit MTA REIT, L.P. 2018 Incentive Award Plan (the Plan). Mr. Rodriguez currently holds the following equity-based awards, which were granted to him by SMTA on January 31, 2019, pursuant to the Plan and the applicable forms of award agreement: (i) 89,513 time-vesting restricted shares and (ii) 31,969 performance shares, in each case on the terms described in greater detail below.

In addition, at the recommendation of the compensation committee of our Board, our Board authorized, and we entered into, a bonus award agreement with Mr. Rodriguez (the Transaction Bonus Agreement) to provide certain payments to Mr. Rodriguez upon the consummation of the Sale, and a subsequent payment upon the completion of the sale of substantially all of SMTA’s assets not involved in the Sale, as more fully described below.

Pursuant to the Interim Management Agreement, instead of Mr. Rodriguez being paid by SRC for services he provides to us in his capacity as our executive officer, following the Sale, we will be directly responsible for the cost of our executive officer’s base salary (currently equal to approximately $257,750 annually), and with the approval of the compensation committee of our Board, for cash incentive compensation (including a target annual cash bonus opportunity equal to 75% of his base salary based on achievement of performance goals) and any additional equity incentive compensation.

Under the terms of the Rodriguez Employment Agreement, in addition to other terms and conditions, Mr. Rodriguez has the right to certain payments and benefits from SRC in the event his employment is terminated by SRC without cause or by Mr. Rodriguez for good reason, including: (i) a lump sum payment equal to one (1) times his annual base salary; (ii) a lump sum payment equal to one (1) times his target annual bonus; (iii) payment of the amount of the annual bonus for the calendar year prior to the year in which the termination of employment occurs, if any, if such bonus amount had not previously been paid; (iv) payment of a pro-rata portion of the annual bonus for the year in which the termination of employment occurs, based on actual results for such year and the amount of time Mr. Rodriguez was employed by SRC and its subsidiaries during the year, payable when bonuses are paid to other current employees of SRC but no later than March 15 of the year following the year of the termination of employment; (v) subject to Mr. Rodriguez’s election of COBRA continuation coverage, continued coverage under SRC’s group health plans for up to twelve (12) months at the same level and cost as would have applied to Mr. Rodriguez had his employment not terminated; and (vi) full vesting of each unvested outstanding equity and/or long term incentive award granted by us or by SRC, provided that if Mr. Rodriguez terminates his employment for good reason due to a change in control of SMTA, then he shall be entitled to accelerated vesting with respect to unvested awards granted by SMTA, but not with respect to any awards granted by SRC and if Mr. Rodriguez were to terminate his employment for good reason due to a change in control of SRC, then he would be entitled to accelerated vesting with respect to unvested awards granted by SRC, but not with respect to any awards granted by SMTA. The consummation of the Sale will constitute a change in control of SMTA under the Rodriguez Employment Agreement. If any payment or benefit received by Mr. Rodriguez, together with all other relevant payments were to be considered to be subject to excise tax under Section 4999 of the Tax Code, then such payments and benefits will be subject to reduction in accordance with the terms of the Rodriguez Employment Agreement, if and to the extent that such reduction would result in Mr. Rodriguez keeping (net of all relevant taxes) a greater portion of the total payments. All severance payments and benefits are subject to delivery of an irrevocable general release of claims. In addition, under the terms of the Rodriguez Employment Agreement, our executive officer is subject to a set of restrictive covenants including perpetual confidentiality obligations, one-year non-competition, non-solicitation and non-interference restrictions, as well as a mutual non-disparagement provision.

If the Sale is consummated as currently contemplated, Mr. Rodriguez’s employment with SRC may either be terminated by SRC without cause or by Mr. Rodriguez for good reason. In that case, Mr. Rodriguez will become entitled to the payments and benefits described above, subject to his execution and non-revocation of a general release of claims, which would result in cash payments of approximately $451,062, plus a pro rata bonus amount through the termination date based on actual performance for the year, and equity-compensation related payments described below.

As noted above, on January 31, 2019, we granted Mr. Rodriguez 89,513 time-vesting restricted shares (RSAs) and 31,969 performance-vesting shares (PSAs) under the Plan. The RSAs had an approximate grant date fair value of $699,992 (calculated by multiplying the number of RSAs granted by the closing price of the SMTA common shares on the date of grant). With respect to the RSAs, in the normal course, (i) 57,544 of the RSAs vest in three substantially equal installments beginning on the date of grant and subsequently on January 1, 2020 and 2021 and (ii) 31,969 of the RSAs vest in three substantially equal annual installments, beginning on January 1, 2020. In addition, under the terms of the applicable award agreements, the RSAs vest in full upon a change in control (as defined in the Plan), which includes the contemplated Sale.

The number of PSAs granted was denominated by dividing $250,000 by the closing price of an SMTA common share on the date of grant, provided, however, the number of shares that may actually be issued in settlement of the PSAs depends on the extent to which the PSAs become vested (if any). In the normal course, the PSAs are eligible to vest in three substantially equal installments (designated as Tranche 1, Tranche 2 and Tranche 3) upon achievement of SMTA’s compounded annual total shareholder return calculated in accordance with the methodology used in the MSCI US REIT Index (TSR) for calendar year 2019 (for Tranche 1), calendar year 2020 (for Tranche 2) and calendar year 2021 (for Tranche 3). Achievement of a TSR in accordance with the foregoing of 10% (Minimum TSR), 15% and 20% (Maximum TSR) will result in the vesting of PSAs as to 66.7%, 100% and 200%, respectively, with linear interpolation to be applied for achievement between Minimum TSR and Maximum TSR. In addition, if a change in control, which includes the contemplated Sale, occurs prior to December 31, 2021 and Mr. Rodriguez remains employed as of immediately prior to the date of such change in control, the number of PSAs that vests and become payable, if any, will be determined based upon TSR achievement as of the date of such change in control.

Based on the estimates contained in this proxy statement of the cash amounts that will be distributed to holders of SMTA common shares in connection with the contemplated Sale and the winding-up and liquidation of SMTA following the Sale, and an estimated TSR achievement in excess of 20% measured as of the consummation of the Sale (calculated as of July 29, 2019), the table below sets forth the estimated value of the outstanding (unvested) RSAs and PSAs held by Mr. Rodriguez.

Outstanding (unvested) award	Estimated Value of SMTA Common Shares Underlying Outstanding Award(1)(1)
RSAs (70,524 in the aggregated unvested as of July 29, 2019)	$599,000 to $659,000
PSAs (31,969 PSAs granted and TSR assumed multiplier of 200%)	$543,000 to $598,000
Total Outstanding Award Value	$1,142,000 to $1,257,000

(1)

This estimated value of the shares is based upon the estimated aggregate distribution of $8.50 to $9.35 per SMTA common share in connection with the contemplated winding-up and liquidation of SMTA pursuant to the Plan of Liquidation after the Sale.

In addition, at the recommendation of the compensation committee of our Board, our Board authorized, and we entered into, a bonus award agreement with Mr. Rodriguez providing him with the opportunity to earn (i) a sale bonus in the amount of $1,000,000 (the Sale Bonus), payable in connection within ten days of the closing of the Sale and (ii) a dissolution bonus in the amount of $250,000 (the Dissolution Bonus), payable upon the completion of the sale of substantially all of SMTA’s assets not involved in the Sale. The Sale Bonus and Dissolution Bonus are each subject to the terms and conditions set forth in the bonus award agreement, conditions of which include the requirement that Mr. Rodriguez continue to provide services to SMTA through the payment date to each bonus. The Transaction Bonus Agreement provides that the vesting date for the Sale Bonus will be the closing of the Sale and the vesting date for the Dissolution Bonus will be the date of the SMTA Termination. If the terms and conditions of the Transaction Bonus Agreement are met, each of the Sale Bonus and Dissolution Bonus will be paid in the form of a lump sum cash payment, subject to reduction for payment of any applicable taxes.

Transactions with Spirit Realty Capital, Inc. and its Subsidiaries

Real Estate Sale Contract

On June 2, 2019, concurrently with the execution of the Sale Agreement, Newco entered into the Real Estate Sale Contract with Spirit FJ SMF SPE, LLC (Property Seller), a subsidiary of SRC, pursuant to which, and subject to the terms and conditions therein, immediately following the Closing, Newco will acquire the Travel Center Properties from the Property Seller for a purchase price of $55 million, subject to customary real estate prorations. In connection therewith, SMTA will be repaid the outstanding balance (estimated to be approximately $26.4 million as of June 30, 2019) under certain mortgage loans (the Specified Mortgage Loans) secured by the Travel Center Properties and three other properties owned by a subsidiary of SRC. If the transfer of the Travel Center Properties does not occur in connection with the closing of the Sale, the purchase price payable in the Sale by HPT will be reduced by $55 million.

Termination Agreement

On June 2, 2019, concurrently with the execution of the Sale Agreement, SMTA, SRC, Spirit MTA Preferred Holder, LLC (a subsidiary of SRC) and Manager entered into the Termination Agreement pursuant to which, among other things, effective upon the closing of the Sale, the parties agreed to terminate the Asset Management Agreement. In connection with termination of the Asset Management Agreement, SMTA will pay Manager the termination fee (estimated to be approximately $48 million) required by the terms of the Asset Management Agreement, however, (i) SMTA will not be required to deliver notice to Manager 180 days in advance of termination or enter into an eight-month transition services agreement with Manager and (ii) Manager has agreed to waive its right to receive any promote fees to which it is otherwise entitled under the Asset Management Agreement in connection with the Sale or otherwise. In addition, SMTA and SRC affirmed their respective responsibilities to each other in respect of the principal transaction documents entered into in connection with the Master Trust (Master Trust Transaction Documents), in particular, the obligations of SMTA to indemnify SRC and its affiliates pursuant thereto following the termination and discharge of the Master Trust.

The Termination Agreement also provides that SMTA will repurchase at the closing of the Sale the 600,000 Series A Preferred Shares held by Spirit MTA Preferred Holder, LLC at par ($150 million in the aggregate, plus any accrued but unpaid dividends) in accordance with the terms of the Series A Preferred Shares.

As a result of the termination of the Asset Management Agreement pursuant to the terms of the Termination Agreement, SMTA will not be required to pay management fees for a 180-day notice period or enter into an eight-month transition services agreement (and pay management fees for that period) which would be applicable in the event of a termination of the Asset Management Agreement by SMTA absent to the Termination Agreement, resulting in savings of approximately $31.9 million in management fees, including property management fees.

If the transfer of the Travel Center Properties does not occur in connection with the closing of the Sale, the Termination Agreement provides that a subsidiary of SRC will repay, or cause repayment of, the amounts outstanding under the Specified Mortgage Loans to SMTA in connection with the closing of the Sale.

Interim Management Agreement

On June 2, 2019, concurrently with the execution of the Sale Agreement, SMTA and Manager entered into the Interim Management Agreement, to be effective upon closing of the Sale, pursuant to which, among other things, Manager will manage the affairs of SMTA following completion of the Sale (and termination of the Asset Management Agreement), including in connection with the winding-up and liquidation of SMTA, for an annual fee of $1 million for the initial one-year term thereof, and $4 million per annum for any renewal term, in each case plus certain cost reimbursements. In addition, pursuant to the Interim Management Agreement, SMTA will responsible for the cost of SMTA’s executive officer’s base salary, and with the approval of the compensation committee of our Board, cash and equity incentive compensation. The Interim Management Agreement may be terminated by SMTA at any time upon 30 days’ prior written notice to Manager, or by Manager upon 180 days’ prior written notice (provided that such notice may not be given prior to 180 days following the closing of the Sale), in each case without payment of a termination fee. In addition, Manager can terminate the Interim Management Agreement upon 60 days’ prior written notice of SMTA’s material breach thereof if such breach is not cured within 30 days of notice of breach.

Regulatory Matters

SMTA does not believe that the Sale is subject to review by any governmental authorities under the antitrust laws of the jurisdictions or otherwise in the jurisdictions where SMTA conducts business.

The Sale Agreement

The following summary describes the material provisions of the Sale Agreement. This summary does not purport to be complete and may not contain all of the information about the Sale Agreement that is important to you. This summary has been included solely to provide you with information regarding the terms of the Sale Agreement, and is not intended to provide any other factual information about the parties to the Sale Agreement or their respective affiliates, their respective businesses or the actual conduct of their respective businesses during the period prior to the closing of the Sale. The summary of the material terms of the Sale Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Sale Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated in this document by reference. We encourage you to read the Sale Agreement carefully in its entirety for a more complete understanding of its terms, as the rights and obligations of the parties are governed by the express terms of the Sale Agreement and not by this summary or other information contained in this proxy statement.

The Sale

The Sale Agreement provides for the sale by Seller to HPT of all of the limited liability company interests (Newco Interests) of Newco, a newly formed holding company that will, immediately prior to closing of the Sale, own all of the equity interests (Acquired LLC Interests) of the Acquired Companies, which own, collectively, all of the real properties collateralizing the Master Trust, and certain other assets (Parent Transferred Assets) and liabilities (Parent Transferred Liabilities) of SMTA related to the Master Trust but held outside of the Acquired Companies, collectively representing substantially all of the assets of SMTA. At the closing of the Sale, the following steps will occur and be deemed to have occurred substantially simultaneously:

•	Seller will contribute the Acquired LLC Interests, and SMTA will contribute, directly or indirectly, the Parent Transferred Assets to Newco and will assign the Parent Transferred Liabilities to Newco;

•	HPT will purchase the Newco Interests from Seller;

•	All of the outstanding Master Trust Notes will be redeemed and the Master Trust indenture will be discharged and satisfied; and

•	Immediately following the closing of the Sale, Newco will acquire the Travel Center Properties pursuant to the Real Estate Sale Contract (provided that, the closing of the Sale is not conditioned on the closing of the Real Estate Sale Contract and, accordingly, subject to satisfaction of the closing conditions in the Sale Agreement, the Sale may close whether or not the Travel Center Properties are transferred to Newco).

Purchase Price for the Sale

The aggregate purchase price for the Sale is $2.4 billion, plus the amount of the make-whole prepayment premium (Prepayment Premium) payable upon redemption of the Master Trust Notes at closing (estimated to be approximately $71.1 million, but will vary depending on the date of redemption and other factors, including interest rate fluctuations), and is subject to adjustment and a post-closing true-up for cash, indebtedness, net working capital items and certain credits in favor of HPT for:

•	net proceeds of sale in respect of portfolio properties of the Acquired Companies sold after March 31, 2019, and prior to closing of the Sale;

•	net proceeds of portfolio property condemnations prior to closing;

•	due and unpaid brokerage and leasing fees and commissions;

•	certain tenant improvement allowances or concessions or landlord contributions;

•

the estimated cost (other than those that are the responsibility of the tenant under the lease with respect to such property) to repair any casualty that occurs after June 2, 2019, and prior to the reference time for calculating the purchase price, net of insurance proceeds; and

•

the value of any portfolio property determined prior to closing not to be owned by any Acquired Company or subject to a ground lease (calculated based on annual base rent and a 7.0% capitalization rate or 40% of collateral value if such unowned property is vacant).

If the Real Estate Sale Contract closes in connection with the closing of the Sale, the $55 million purchase price (as adjusted for customary real estate prorations) for the Travel Center Properties will be paid out of the purchase price proceeds to SMTA in the Sale. If such closing does not occur in connection with the closing of the Sale, the purchase price for the Sale will be reduced by $55 million. Whether or not the Real Estate Sale Contract closes in connection with the Sale, SRC will separately repay (or cause to be paid) to SMTA the balance due on the Specified Mortgage Loans (approximately $26.4 million as of June 30, 2019) secured by the Travel Center Properties and three additional properties unrelated to the Sale. In addition, transfer taxes imposed on the Sale will be borne 50% by Seller and 50% by HPT.

Following the adjustment at closing of the Sale of the purchase price in accordance with the Sale Agreement, and payment of the amounts required for redemption of the Master Trust Notes and discharge and satisfaction of the Master Trust indenture, Newco’s purchase of the Travel Center Properties, payment of the fees and expenses related to the Sale, and payment of any withholding taxes and Seller’s portion of any transfer taxes imposed with respect to the Sale, we estimate net proceeds of approximately $450 million to SMTA from the Sale (and before giving effect to payment of the termination fee (estimated to be $48 million) payable to Manager upon termination of the Asset Management Agreement, the anticipated redemption of our outstanding Series A Preferred Shares at par ($150 million), plus any accrued but unpaid dividends, and the anticipated redemption of the preferred shares of our subsidiary, Spirit MTA SubREIT, Inc., at par ($5.1 million), plus a make-whole premium and any accrued but unpaid dividends). The purchase price will be subject to a customary adjustment shortly following the closing of the Sale.

Representations and Warranties

The Sale Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, the parties as of specified dates. The assertions embodied in those representations and warranties are subject to materiality, knowledge and other similar qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter (Seller Disclosure Letter) delivered to HPT in connection with entering into the Sale Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the Sale Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Sale Agreement, SMTA and Seller have made representations and warranties to HPT regarding SMTA and Seller, with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority and enforceability relative to the Sale Agreement;

•	title to the Acquired LLC Interests;

•	absence of litigation;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Sale;

•	opinion of SMTA’s financial advisor;

•	the accuracy of the information to be provided for inclusion in this proxy statement;

•	brokers’ fees and expenses; and

•	certain holders of SMTA common shares.

In addition, SMTA and Seller have made representations and warranties to HPT regarding the Acquired Companies and Newco with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capitalization;

•	title to the Newco Interests;

•	subsidiaries;

•	authority and enforceability relative to the Sale Agreement;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Sale;

•	authority and enforceability relative to the Master Trust Transaction Documents;

•	financial information and SEC filings;

•	absence of litigation;

•	compliance with laws;

•	contracts in respect of dispositions and acquisitions of real property;

•	employee benefit plans;

•	labor matters;

•	taxes;

•	environmental matters;

•	brokers’ fees and expenses;

•	matters related to the real properties owned by the Acquired Companies;

•	insurance;

•	takeover laws; and

•	the Investment Company Act of 1940, as amended.

In the Sale Agreement, HPT has made representations and warranties to SMTA and Seller with respect to:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority and enforceability relative to the Sale Agreement;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Sale;

•	absence of litigation;

•	sufficiency of funds at closing to consummate the Sale;

•	the accuracy of the information to be provided for inclusion in this proxy statement;

•	brokers’ fees and expenses;

•	ownership of SMTA common shares;

•	absence of arrangements with certain SMTA affiliates;

•	accredited investor status;

•	status under the regulations of the Office of Foreign Asset Control; and

•	solvency.

Some of the representations and warranties in the Sale Agreement made by SMTA, Seller and HPT are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Sale Agreement, a “Material Adverse Effect” means:

•

with respect to SMTA, Seller or HPT, any effect, change, fact, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such party’s ability to timely consummate the Sale; and

•

with respect to the Acquired Companies or Newco, any effect, change, fact, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, properties or business of the Acquired Companies, taken as a whole; provided the following are not taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect:

(i)	changes, after June 2, 2019, in laws of general applicability to companies in the industries in which the Acquired Companies operate or in the interpretation thereof;

(ii)	changes, after June 2, 2019, in GAAP or other applicable accounting standards or interpretations thereof;

(iii)

changes, after June 2, 2019, in conditions in the financial, credit, banking, capital or currency markets in the United States, or any other country or region of the world, including changes in interest rates in the United States or any country and changes in exchange rates for the currencies of any countries;

(iv)	changes, after June 2, 2019, in conditions in the United States real estate industry generally;

(v)	actions or omissions of SMTA or Seller required or permitted by the Sale Agreement, or any actions or omissions taken or omitted with the prior written consent of HPT;

(vi)

the negotiation, execution or announcement or existence of the Sale Agreement and the Sale, including the identity of HPT and its affiliates, by reason of any communication by HPT or any of its affiliates regarding their plans or intentions regarding conduct of the business of the Acquired Companies following the closing of the Sale or the impact of the foregoing on relationships with landlords, tenants, lenders, holders of Master Trust Notes or other persons;

(vii)

changes, after June 2, 2019, in global or national economic or political conditions (including any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by any governmental authority, civil or social unrest, labor strikes, revocation of treaties, trade disputes, the outbreak of war or acts of terrorism, including cyber terrorism, or the worsening of existing hostilities or other conflicts);

(viii)	changes, after June 2, 2019, relating to natural disasters, outbreak of disease, acts of God or other force majeure events;

(ix)	any failure by the Acquired Companies to meet, or changes to, any estimates of rent, collateral value or other financial performance or metrics generally (but not the underlying causes thereof);

(x)

any damage or destruction of any property of the Acquired Companies that is substantially covered by insurance to the extent that HPT or the Acquired Companies will have the benefit of such insurance after closing of the Sale; or

(xi)	changes in the trading volume or price of the SMTA common shares on the NYSE (but not the underlying causes thereof).

However, the exceptions set forth above in subclauses (i), (ii), (iii), (iv), (vii) or (viii) may be taken into account if such change, fact, event, occurrence, condition or development has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to similarly situated companies in the industries in which the Acquired Companies conduct business or own properties.

None of the representations and warranties of the parties contained in the Sale Agreement or in any certificate delivered pursuant to the Sale Agreement will survive the closing of the Sale.

Conduct of Business Pending the Sale

Each of SMTA and Seller has agreed that unless expressly contemplated by the Sale Agreement, disclosed in the Seller Disclosure Letter or required by the Master Trust Transaction Documents or applicable law, from June 2, 2019, until the earlier of the closing of the Sale and the termination of the Sale Agreement, without the prior written consent of HPT (which consent will not be unreasonably withheld, delayed or conditioned), it will cause each Acquired Company not to:

•	conduct its business other than in the ordinary course of business consistent with past practice or fail to use reasonable best efforts to:

•	maintain its material assets and properties in their current condition (normal wear and tear excepted) in all material respects;

•	maintain its material rights, franchises and authorizations; and

•	preserve intact in all material respects its current business organization, ongoing businesses and significant business relationships;

•	enter into any new line of business outside the businesses being conducted by the Acquired Company on June 2, 2019, or change its material operating policies, except as required by applicable law;

•	issue, sell, grant or create any lien on any equity securities of the Acquired Company or form any subsidiary;

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any of its outstanding equity securities, other than distributions to Seller in the ordinary course of business consistent with past practice;

•	adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any equity securities of the Acquired Company;

•	sell, transfer or otherwise dispose of any of its assets or any of its real properties, except, as to real property:

•	as compelled in connection with any condemnation or eminent domain proceedings;

•	pursuant to an acquisition contract disclosed in the Seller Disclosure Letter; and

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solely with respect to real properties being marketed for sale and identified in the Seller Disclosure Letter, for an aggregate purchase price no less than 90% of the estimated purchase price therefor set forth in the Seller Disclosure Letter (subject to customary apportionments);

•	acquire assets or real properties;

•	acquire by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any person or any division thereof;

•

enter into new leases, or amend, modify or terminate any existing leases (other than confirmatory amendments required by the express terms thereof or any renewals and extensions pursuant to such lease or confirmatory terminations upon expiration of the term thereof);

•	amend in any material respect any of the Master Trust Transaction Documents in a manner that would:

•	increase the Prepayment Premium payable by HPT; or

•	create any liabilities or obligations that would survive the closing of the Sale;

•	knowingly take or omit to take any action that is reasonably likely to result in any of the conditions to the Sale not being satisfied in a reasonably timely manner;

•	establish, adopt, materially amend or terminate any employee benefit plan;

•	take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation under any employee benefit plan;

•	hire any employee or engage any independent contractor (who is a natural person);

•

subject to certain exceptions, make, change or rescind any material election relating to taxes of any Acquired Company in a manner that is inconsistent with past practice or make any material change in any method of tax accounting;

•	incur any indebtedness, other than indebtedness under the Master Trust Transaction Documents that will be repaid at closing of the Sale and will not increase the Prepayment Premium payable by HPT;

•

waive, compromise or settle any legal proceeding to which such Acquired Company is a party, other than legal proceedings covered by insurance (including payment of amounts in respect of applicable deductibles) or those based in tort or related to portfolio properties that are vacant;

•	fail to maintain in effect any material insurance policies of such Acquired Company on substantially the same coverage and amounts as currently maintained by such Acquired Company;

•	enter into certain specified types of contracts or any contract that would otherwise be material to the Acquired Companies, taken as a whole, or modify, amend, terminate, assign or waive any material right under (other than renewals, extensions or terminations upon expiration of the term thereof in accordance with the terms thereof) any of such specified types of contract outside the ordinary course of business consistent with past practice;

•	create any lien on any material properties or assets, other than certain permitted liens;

•	implement or adopt any material change in its financial or regulatory accounting principles, practices or methods, other than as may be required by GAAP;

•

enter into any (i) contract with SMTA, Seller or any of their respective subsidiaries, other than any such contract that will terminate without penalty or further liability as of closing of the Sale, or (ii) transaction that would be required to be disclosed by SMTA pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;

•	amend its organizational documents in any respect adverse to HPT;

•

except as set forth in the Sale Agreement, adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	enter into any agreement with respect to, or otherwise agree or commit to do, any of the foregoing.

Conditions to Obligations to Complete the Sale

The obligation of each party to consummate the Sale is subject to the fulfilment or written waiver of the following conditions:

•	the required approval of the Sale by SMTA’s shareholders (Requisite Parent Vote) has been obtained; and

•	there is not in effect any governmental order binding on HPT or on SMTA or any of its subsidiaries, or any law, that prevents, enjoins, prohibits or makes illegal the closing of the Sale.

The obligation of SMTA and Seller to consummate the Sale is further subject to the fulfilment or waiver of the following conditions:

•	certain fundamental representations and warranties of HPT in the Sale Agreement are true and correct in all material respects as of June 2, 2019, and as of the closing date of the Sale;

•

the other representations and warranties of HPT in the Sale Agreement (without regard to materiality qualifiers) are true and correct as of June 2, 2019, and as of the closing date of the Sale, except where such failure to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to HPT;

•

HPT has complied with and performed all of its covenants and other agreements in the Sale Agreement required to be complied with or performed prior to the closing of the Sale in all material respects; and

•	Seller has received an HPT officer’s certificate that the conditions described above have been satisfied.

The obligation of HPT to consummate the Sale is further subject to the fulfilment or waiver of the following conditions:

•

the representations and warranties of SMTA and Seller in the Sale Agreement regarding title to the Acquired LLC Interests and the Newco Interests and the capital structure of the Acquired Companies and Newco are true and correct in all respects as of June 2, 2019, and as of the closing date of the Sale;

•	certain fundamental representations and warranties of SMTA and Seller in the Sale Agreement are true and correct in all material respects as of June 2, 2019, and as of the closing date of the Sale;

•

the other representations and warranties of SMTA and Seller in the Sale Agreement (without regard to materiality qualifiers) are true and correct as of June 2, 2019, and as of the closing date of the Sale, except where such failure to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to SMTA, Seller or the Acquired Companies;

•

SMTA, Seller and Newco have complied with and performed all of their respective covenants and other agreements in the Sale Agreement required to be complied with or performed prior to the closing of the Sale in all material respects; and

•	HPT has received an SMTA officer’s certificate that the conditions described above have been satisfied.

In addition, it is a condition to the obligation of HPT (subject to its waiver thereof) to the closing of the Sale that there has not been any effect, change, fact, event, occurrence, condition or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Companies.

No Solicitation

Subject to certain exceptions described below, SMTA agreed that it will not, will cause its subsidiaries not to and will use reasonable best efforts to cause its and its subsidiaries’ trustees, directors, members, managers, officers, employees, legal, accounting and financial advisors (collectively, Representatives) not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal;

•

engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited written inquiry, to ascertain facts from the person making such Acquisition Proposal for the purpose of informing itself about such Acquisition Proposal and the person that made it);

•	provide (including through access to any data room) any non-public information relating to SMTA or any of its subsidiaries to any person relating to an Acquisition Proposal;

•

enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or other contract with respect to any Acquisition Proposal (Alternative Acquisition Agreement), other than a confidentiality agreement entered into in accordance with the terms of the Sale Agreement; or

•	resolve or agree to do any of the foregoing.

In addition, SMTA agreed that it will, will cause each of its subsidiaries to and will use reasonable best efforts to cause its and its subsidiaries’ Representatives to immediately cease and cause to be terminated all discussions, activities (including by terminating access to any data room), negotiations, solicitation or encouragement with any persons that may be ongoing with respect to an Acquisition Proposal as of June 2, 2019. SMTA agreed that it will, and will cause its subsidiaries to, request any person (and its Representatives) that received any non-public information about SMTA or its subsidiaries that was furnished by or on behalf of SMTA prior to June 2, 2019, in connection with an Acquisition Proposal to return or destroy all such information.

Notwithstanding the limitations described above, prior to obtaining the Requisite Parent Vote, SMTA may (i) provide information in response to a request therefor by a person who has made a bona fide written Acquisition Proposal received after June 2, 2019, that did not result from a breach of the Sale Agreement if SMTA receives from such person an executed customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the confidentiality agreement between SMTA and HPT and promptly (and, in any event, within 48 hours) discloses (and, if applicable, provides copies of) any such documents to HPT to the extent not previously provided to HPT or

(ii) engage or participate in any discussions or negotiations with any person who has made such a bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii), our Board (A) determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with the trustees’ duties under applicable law.

SMTA has agreed that it will promptly (in any event, within 48 hours after receipt) notify HPT if any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal is received by, or any discussions or negotiation are sought to be initiated regarding an Acquisition Proposal with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal, inquiry or other proposal (including material financing terms, if any) and SMTA will provide HPT with copies of any such Acquisition Proposal and other substantive correspondence relating to such Acquisition Proposal, inquiry or proposal made in writing. Thereafter, SMTA is required to keep HPT informed, on a reasonably prompt basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto) and the status of any such discussions or negotiations with respect thereto.

“Acquisition Proposal” means any indication of interest, proposal or offer from any person (other than HPT or its affiliates), in writing or otherwise, relating to, in a single transaction or series of related transactions:

•

a merger, joint venture, spin-off, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving SMTA as a result of which the shareholders of SMTA immediately prior to such transaction would cease to own at least 80% of the total voting power of SMTA or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction;

•

the direct or indirect acquisition by any person or group (as defined in Section 13(d) of the Exchange Act) of persons of more than 20% of the total voting power represented by the outstanding voting securities of SMTA;

•

a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any person or group (as defined in Section 13(d) of the Exchange Act) of persons of more than 20% of the total voting power represented by the outstanding voting securities of SMTA;

•

the acquisition in any manner, directly or indirectly, of over 20% of the consolidated assets, or assets generating more than 20% of the consolidated net revenue or consolidated net income of SMTA and its subsidiaries; or

•	any combination of the foregoing.

“Superior Proposal” means a bona fide Acquisition Proposal that our Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to SMTA’s shareholders from a financial point of view than the transactions contemplated by the Sale Agreement (after taking into account any revisions to the terms of the transaction pursuant the Sale Agreement as proposed by HPT and the time likely to be required to consummate such Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Recommendation Change

As described in this proxy statement, our Board has determined to recommend that the SMTA shareholders vote for the Sale Proposal. Such recommendation is referred to herein as the Board Recommendation. Except as described below, neither our Board nor any committee thereof may do any of the following (a Change of Recommendation):

•

withhold, withdraw, qualify or modify, in a manner adverse to HPT, the Board Recommendation or any other approval, recommendation or declaration of advisability by our Board with respect to the Sale Agreement or the Sale;

•	adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal;

•	submit any Acquisition Proposal or any matter related thereto to the vote of SMTA’s shareholders;

•	fail to include the Board Recommendation in this proxy statement;

•

if any Acquisition Proposal has been made public, fail to publicly affirm or reaffirm the Board Recommendation upon request of HPT within five business days upon receipt of such written request from HPT; provided that HPT may make such request once in connection with each Acquisition Proposal;

•

fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such tender or exchange offer; or

•	publicly propose or resolve to take any of the foregoing actions.

Notwithstanding the foregoing, if (i) SMTA or any of its subsidiaries receives a bona fide written Acquisition Proposal after June 2, 2019, that did not result from a breach of the provisions summarized herein, (ii) our Board determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal and (iii) our Board determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation and/or terminate the Sale Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would likely be inconsistent with the trustees’ duties under applicable law, then, prior to the time (but not after) the Requisite Parent Vote is obtained, our Board and/or SMTA and its subsidiaries, as applicable, may (A) make a Change of Recommendation or (B) terminate, and cause or permit SMTA and its subsidiaries to terminate, the Sale Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but only if:

•

SMTA has provided prior written notice to HPT, at least four business days (Notice Period) in advance of our Board’s intention to make a Change of Recommendation and/or authorize SMTA and its subsidiaries to terminate the Sale Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;

•

SMTA has, and has caused its Representatives to, during the Notice Period, negotiated with HPT in good faith (to the extent HPT desires to negotiate) to make such adjustments in the terms and conditions of the Sale Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

•

HPT has not, within the Notice Period, proposed in writing to modify the terms and conditions of the Sale Agreement in a manner that our Board has in good faith determined (after consultation with its outside legal counsel and its financial advisors) would result in the Acquisition Proposal ceasing to constitute a Superior Proposal.

Additionally, prior to the time (but not after) the Requisite Parent Vote is obtained, solely in response to an Intervening Event, our Board may make a Change of Recommendation if it determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation in response to such Intervening Event would likely be inconsistent with the trustees’ duties under applicable Law, but only if:

•	SMTA has provided prior written notice to HPT, at least four business days in advance (Intervening Event Notice Period) of our Board’s intention to make a Change of Recommendation, which notice must specify in detail our Board’s reason for proposing to make such Change of Recommendation (including a description of such Intervening Event in reasonable detail);

•

SMTA has, and has caused its Representatives to, during the Intervening Event Notice Period, negotiated with HPT in good faith (to the extent HPT desires to negotiate) to make such adjustments to the terms and conditions of the Sale Agreement in such a manner that would obviate the need for our Board to make such Change of Recommendation; and

•

HPT has not, within the Intervening Event Notice Period, proposed in writing to modify the terms and conditions of the Sale Agreement in a manner that our Board has in good faith determined (after consultation with its outside legal counsel) would obviate the need for our Board to make such Change of Recommendation.

“Intervening Event” means any fact, circumstance, change, event, occurrence or effect that is material to SMTA and its subsidiaries taken as a whole (other than any event or circumstance resulting from a breach of the Sale Agreement by SMTA or its subsidiaries) and that (i) was not known to, or reasonably foreseeable by, our Board as of or prior to June 2, 2019, and (ii) does not involve or relate to an Acquisition Proposal.

Indemnification

Indemnification by HPT

Pursuant to the Sale Agreement, HPT has agreed to indemnify SMTA, Seller and their respective affiliates, officers, managers, members, successors and assigns and representatives from:

•	losses incurred as a result of any obligations or liabilities related to the ownership or operation of Newco or the Acquired Companies; and

•

taxes (i) imposed on any Acquired Company or Newco that are attributable or allocable to a post-closing period, (ii) arising from any action or transaction by HPT, Newco or any Acquired Company after the closing and (iii) transfer taxes that are HPT’s responsibility under the Sale Agreement.

However, HPT is not required to provide such indemnification for losses for which SMTA and Seller are otherwise required to indemnify HPT as described below.

Indemnification by SMTA and Seller

Pursuant to the Sale Agreement, SMTA and Seller have agreed to indemnify HPT, its affiliates (including Newco and the Acquired Companies) and their respective officers, managers, members, successors, assigns and representatives from:

•	losses incurred as a result of any liabilities of SMTA or its subsidiaries (other than Newco and the Acquired Companies) that are not Parent Assumed Liabilities;

•

subject to the limitations described below, losses incurred as a result of liabilities or obligations of Newco or the Acquired Companies related to the ownership or operation of Newco or the Acquired Companies prior to the closing of the Sale and non-permitted liens on the Acquired Company’s real properties attributable to pre-closing periods, in each case that are or become the subject of third party claims, but excluding losses resulting from liabilities, obligations or liens:

•	under any leases, subleases or other contracts relating to post-closing periods and not attributable to breach or default by Newco or any Acquired Company prior to closing of the Sale;

•	that are the responsibility of a tenant or subtenant under any lease, sublease or other contract with Newco or an Acquired Company;

•	for tenant improvement allowances that result in rent increases under the applicable leases; or

•	any liability for which HPT received credit as part of the closing purchase price adjustments;

•	losses incurred under any of the Master Trust Transaction Documents; and

•

(i) taxes imposed on any Acquired Company or Newco that are attributable or allocable to a pre-closing period, (ii) transfer taxes that are SMTA’s responsibility under the Sale Agreement and (iii) taxes that are the responsibility of a tenant under any lease, sublease or other contract with Newco or an Acquired Company that are uncollectible (excluding, in each case, taxes included as a liability in adjustments to the purchase price under the Sale Agreement, taxes that are the responsibility of a tenant under any lease, sublease or other contract with Newco or an Acquired Company and taxes for which HPT is required to indemnify SMTA as described above).

With respect to matters described in the second bullet above, SMTA and Seller are not required to indemnify HPT or its related indemnified persons for any claim that is less than $50,000 (de minimis claims) or until the aggregate amount of all claims (excluding de minimis claims) exceeds $5 million, in which event SMTA and Seller are responsible for claims in excess of $2.5 million; provided that SMTA’s and Seller’s indemnification obligation is capped at $35 million. In addition, SMTA’s and Seller’s obligation for indemnification as described in the second bullet point above is limited to those claims for which HPT delivers written notice no later than the earlier of (i) twelve months following the closing of the Sale and (ii) the date of termination of SMTA’s existence (but in any event no less than 90 days after closing of the Sale).

Termination

The Sale Agreement may be terminated as follows:

•	at any time before the closing of the Sale, by mutual written consent of SMTA and HPT;

•

by either SMTA or HPT, if the closing of the Sale has not occurred by the close of business on December 31, 2019 (Outside Date) unless the failure of the closing to occur before the Outside Date was primarily caused by a material breach of the Sale Agreement by the terminating party;

•	by either SMTA or HPT, if the Requisite Parent Vote is not obtained at the special meeting;

•

by either SMTA or HPT, if there is in effect any final, non-appealable order or ruling permanently restraining, enjoining or otherwise prohibiting the closing of the Sale, unless such order or ruling was primarily caused by a material breach of the Sale Agreement by the terminating party;

•

by SMTA, if HPT has breached the Sale Agreement in a manner in which the conditions to closing relating to the accuracy of HPT’s representations or HPT’s performance of its covenants would not be satisfied and such breach is not curable or is not cured prior to the earlier of 30 days after SMTA’s written notice of such breach to HPT and the Outside Date, and SMTA is not then in breach of the Sale Agreement in a manner in which the conditions to closing relating to the accuracy of SMTA’s representations or SMTA’s performance of its covenants would not be satisfied;

•

by SMTA, at any time prior to obtaining the Requisite Parent Vote in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal, unless such Superior Proposal resulted from SMTA’s material breach of the non-solicitation covenants in the Sale Agreement or SMTA does not concurrently pay the Termination Fee to HPT;

•

by HPT, if SMTA has breached the Sale Agreement in a manner in which the conditions to closing relating to the accuracy of SMTA’s representations or SMTA’s performance of its covenants would not be satisfied, such breach is not curable or is not cured prior to the earlier of 30 days after HPT’s written notice of such breach to SMTA and the Outside Date, and HPT is not then in breach of the Sale Agreement in a manner in which the conditions to closing relating to the accuracy of HPT’s representations or HPT’s performance of its covenants would not be satisfied; and

•	by HPT, if our Board makes a Change of Recommendation.

Effect of Termination

If the Sale Agreement is terminated pursuant to its terms, the Sale Agreement will become void and of no effect with no liability on the part of any party to the Sale Agreement (or any shareholder or Representative of such party) following any such termination, except that (i) certain specified provisions of the Sale Agreement will survive, including those described in “—Termination Fee; Transaction Expenses” below, and (ii) no such termination will relieve any party of any liability or damages resulting from any willful material breach of the Sale Agreement.

Termination Fee; Transaction Expenses

SMTA has agreed to pay HPT a termination fee of $11,375,000 (Termination Fee) if:

•	the Sale Agreement is terminated by HPT as a result of a Change of Recommendation;

•	the Sale Agreement is terminated by SMTA in order to enter into an Alternative Acquisition Agreement; or

•

(i) the Sale Agreement is validly terminated based on the passing of the Outside Date, failure to obtain the Requisite Parent Vote or breach of the Sale Agreement by SMTA that is not cured within 30 days’ notice by HPT of such breach or is not curable, (ii) prior to such termination (or the date of the special meeting of SMTA shareholders if terminated for failure to obtain the Requisite Parent Vote), an Acquisition Proposal was publicly proposed or disclosed and not withdrawn at least three business days prior to such termination or the date of the special meeting, as applicable, and (iii) within 12 months following termination of the Sale Agreement, SMTA or any of its subsidiaries enters into a definitive written agreement providing for an Acquisition Proposal or an Acquisition Proposal is consummated (provided that for purposes of this provision, references in the term “Acquisition Proposal” to “20%” and “80%” will be deemed to be references to “50%”).

In the event the Sale Agreement is validly terminated for failure to obtain the Requisite Parent Vote, SMTA is required to reimburse HPT for its reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated by the Sale Agreement (Transaction Expenses), which obligation is subject to a cap of $10 million. If the Termination Fee is payable by SMTA in the circumstances described in the third bullet point above, any Transaction Expenses paid by SMTA will be credited against the Termination Fee payable in those circumstances.

HPT’s right to receive payment of the Termination Fee and the Transaction Expenses is the sole and exclusive remedy of HPT and its affiliates and Representatives against SMTA, Seller and their respective affiliates and Representatives under the Sale Agreement or arising out of or related to the Sale Agreement or the Sale, and upon payment of such amount, none of SMTA, Seller or any of their respective affiliates or Representatives will have any liability or obligation relating to or arising out of the Sale Agreement or the Sale, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law or otherwise.

Amendment and Waiver

The Sale Agreement may only be amended by a writing signed by SMTA, Seller, Newco and HPT.

Voting Agreement

In connection with entering into the Sale Agreement, each of our trustees and our executive officer, as well as certain executive officers of SRC, entered into a voting agreement with HPT, pursuant to which each such person in their capacity as a shareholder of SMTA agreed to vote in favor of the Sale and the Sale Agreement.

Required Vote

The affirmative vote of the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting and entitled to vote thereon is required for the approval of the Sale Proposal.

Liquidation of SMTA

If the Sale is completed and the Liquidation Proposal is approved by our shareholders, following the closing of the Sale, we intend to wind-up our operations and liquidate, and dissolve and terminate or convert to another liquidating entity under Maryland law and in accordance with our Amended and Restated Declaration of Trust and the Plan of Liquidation, including through the establishment of a liquidating trust or such other liquidating entity.

If our shareholders approve the Sale Proposal and the Liquidation Proposal, we currently anticipate making an initial cash distribution to shareholders shortly after the closing of the Sale in an amount ranging from $6.00 to $7.75 per SMTA common share, less applicable withholding taxes. Thereafter, upon a determination made by our Board, we may establish a liquidating trust to hold our remaining assets and liabilities and make final distributions to shareholders. In total, including the initial distribution and all subsequent distributions, we expect our shareholders will receive aggregate liquidating distributions (from SMTA and/or a liquidating trust or other liquidating entity established following closing of the Sale) that we estimate will range from $8.50 to $9.35 per SMTA common share, less applicable withholding taxes. Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of any distributions to our shareholders, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the purchase price adjustments under the Sale Agreement, the operating costs and amounts to be set aside for claims, obligations and provisions prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to shareholders or the timing of any such distributions.

SMTA Common Shares; Reporting Requirements

Following the closing of the Sale, our Board may determine to voluntarily delist the SMTA common shares from the NYSE and deregister the SMTA common shares under the Exchange Act in an effort to reduce our operating expenses and maximize our liquidating distributions. If the SMTA common shares are delisted and deregistered, you may have difficulty trading your SMTA common shares on the secondary market.

If our Board determines to voluntarily delist the SMTA common shares from the NYSE and deregister the SMTA common shares under the Exchange Act, we would no longer be subject to the reporting requirements under the Exchange Act. Nonetheless, we would expect to file voluntarily, to the extent permitted by the SEC, Annual Reports on Form 10-K, but would not expect to prepare or make available audited financial statements. We would also expect to file voluntarily, to the extent permitted by the SEC, Current Reports on Form 8-K to material events relating to our winding-up and liquidation that would be required to be disclosed under on a Current Report on Form 8-K . We would not, however, expect to file Quarterly Reports on Form 10-Q or otherwise disclose quarterly financial information.

Completion of the Sale

SMTA and HPT will complete the Sale when all of the conditions to completion of the sale contained in the Sale Agreement, which are described in the section entitled “—The Sale Agreement—Conditions to Obligations to Complete the Sale” beginning on page 59 of this proxy statement, are satisfied or waived, including the requisite approval of our shareholders for the Sale Proposal.

Appraisal or Dissenters’ Rights

Pursuant to Maryland law and our Amended and Restated Declaration of Trust, you are not entitled to appraisal or dissenters’ rights (or rights of an objecting shareholder) in connection with the Sale.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SALE PROPOSAL.

PROPOSAL TWO—THE LIQUIDATION PROPOSAL

General

SMTA is seeking shareholder approval of the Liquidation Proposal at the special meeting. The Plan of Liquidation, and the actions and transactions contemplated thereby, were approved and declared advisable by our Board on July 11, 2019, subject to approval of the Sale Proposal by our shareholders and the closing of the Sale, and approval of the Plan of Liquidation and the actions and transactions contemplated thereby by our shareholders. The following summary describes the material provisions of the Plan of Liquidation and such actions and transactions. This summary does not purport to be complete and may not contain all of the information about the Plan of Liquidation that is important to you, and is qualified in its entirety by reference to the Plan of Liquidation which is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read the Plan of Liquidation carefully and in its entirety for a more complete understanding of its terms.

Although we are proposing that our shareholders approve the Liquidation Proposal at the same time as the Sale Proposal, the Plan of Liquidation and the actions and transactions contemplated thereby are separate from the Sale. Our shareholders may approve the Sale Proposal without regard to the Plan of Liquidation and such actions and transactions, and whether or not the Liquidation Proposal is approved. If our shareholders approve the Sale Proposal, we intend consummate the Sale even if our shareholders do not approve the Liquidation Proposal.

Purpose of the Plan of Liquidation; Certain Effects of the Liquidation

The principal purpose of the Plan of Liquidation is to maximize the value we provide to our shareholders following the completion of the Sale. In the liquidation following completion of the Sale (to the extent not sold or disposed of prior to the completion of the Sale), we will sell or otherwise dispose of all of our assets (including, without limitation, any assets held by our subsidiaries) that are not included in the Sale, and the ultimate purchasers of those assets will be the sole beneficiaries of any earnings and appreciation thereof following the sale of such asset. Accordingly, we and our shareholders will no longer benefit from any potential increase in the value of the assets not included in the Sale, nor will we or our shareholders bear the risk of any potential decrease in the value of such assets following the sale thereof.

Following the completion of the Sale, and the sale or other disposition of all of our assets not included in the Sale, pursuant to the Plan of Liquidation we will wind-up our operations, pay or provide for our liabilities and expenses, dissolve and terminate, or convert to another liquidating entity, and distribute the remaining proceeds of the liquidation of our assets to our shareholders either directly or through a liquidating trust or other liquidating entity.

The SMTA common shares are currently registered under the Exchange Act. In connection with our winding-up and liquidation, we expect to terminate registration of all SMTA common shares under the Exchange Act and cancel all SMTA common shares, and the rights and interests of all SMTA shareholders shall cease.

Principal Provisions of the Plan of Liquidation

Following the completion of the Sale and pursuant to the Plan of Liquidation we will, among other things, undertake the following:

•

dispose of all of our remaining assets (including, without limitation, any assets held by our subsidiaries) in exchange for cash, notes, redemption of equity or such other assets as may be conveniently liquidated or distributed;

•

dissolve and liquidate our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our and our subsidiaries’ respective organizational and governing documents and applicable law;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

•

distribute the remaining proceeds of the Sale and our liquidation to our shareholders after the payment of or provision for our liabilities and expenses, and take all necessary or advisable actions to wind-up our affairs and dissolve and terminate our existence or convert to another liquidating entity; and

•	wind-up our operations and liquidate SMTA, all in accordance with the Plan of Liquidation attached hereto as Annex B.

Assets Remaining Following Completion of the Sale

SMTA and certain of its subsidiaries (other than the Acquired Companies) currently own the following real properties outside of the Master Trust, which are not being transferred to HPT as part of the Sale:

Concept	Location	Date Acquired	Net Book Value as of December 31, 2018 (in thousands)
Academy Sports + Outdoors	Katy, TX	07/17/13	91,900
Children’s Learning Adventure	The Woodlands, TX	09/25/13	7,131
Children’s Learning Adventure	East Humble, TX	12/10/13	7,212
Children’s Learning Adventure	Henderson, NV	05/16/14	7,125
Fitness Evolution	Sacramento, CA	09/29/15	3,582
Greater Texas Emergency Centers	Midland, TX	06/20/16	4,909
Exceptional Healthcare	Orange, TX	06/20/16	2,306
PwC	Columbia, SC	09/09/05	8,640
7-Eleven	Arlington, TX	02/26/07	1,461
Vacant(1)	Denver, CO	08/21/15	3,650
Vacant	Kansas City, KS	07/17/13	3,000
Vacant	El Paso, TX	06/20/16	843
Vacant	Tyler, TX	06/20/16	1,307

(1)	Subsequent to December 31, 2018, a parcel of land relating to this property was sold. The remaining net book value as of June 30, 2019 is approximately $2.5 million.

There can be no assurance that we will be able to sell timely the above properties at or close to the book values listed in the above chart.

The Academy Sports + Outdoors distribution center is owned by a special purpose entity subsidiary of SMTA (SPE Owner) and is leased to tenant Academy Sports + Outdoors. SPE Owner is party to a CMBS loan arrangement that requires SMTA’s operating subsidiary, Spirit MTA REIT, L.P., as guarantor, to meet certain minimum net worth requirements. In January 2019, SMTA engaged a broker to market the Academy Sports + Outdoors distribution center for potential sale. As a result of such efforts, 45 potential buyers requested access to and were provided diligence materials regarding the Academy Sports + Outdoors distribution center. In February 2019, five parties submitted first round bids to acquire the Academy Sports + Outdoors distribution center. An additional party not part of the formal bidding process reached out to SMTA directly to indicate its interest in the Academy Sports + Outdoors distribution center, but did not submit a letter of intent. The broker continued the competitive bidding process by seeking second and third round bids. In each round, certain bidders dropped out of the process for various reasons. In April 2019, following three rounds of bidding, SMTA approved the sale of the Academy Sports + Outdoors distribution center to a buyer, but in May 2019, that buyer decided not to pursue the transaction. Later in May 2019, another bidder (the Distribution Center Property Buyer) made a final offer to acquire the property and on July 3, 2019, SPE Owner entered into a purchase and sale agreement with the Distribution Center Property Buyer. In addition to the satisfaction of ordinary course real estate transaction conditions, the consummation of the sale of the Academy Sports + Outdoors distribution center to Distribution Center Property Buyer is conditioned upon obtaining the approval of the CMBS lender to (i) the assumption by Distribution Center Property Buyer of SPE Owner’s obligations under the loan documents, and (ii) the release of SPE Owner and Spirit MTA REIT, L.P. from all further obligations under such loan documents.

Amount and Timing of Distributions to the SMTA Shareholders

If our shareholders approve the Sale Proposal and the Liquidation Proposal, we currently anticipate making an initial cash distribution to shareholders shortly after the closing of the Sale in an amount ranging from $6.00 to $7.75 per SMTA common share. In total, including the initial distribution and all subsequent distributions, we expect our shareholders will receive aggregate liquidating distributions (from SMTA and/or a liquidating trust or other liquidating entity established following closing of the Sale) that we estimate will range from $8.50 to $9.35 per SMTA common share, less applicable withholding taxes.

There are many factors that may affect the amounts available for distribution to our shareholders, including, among other things, the timing and amount received from the sale or other disposition of our assets that are not included in the Sale, the purchase price adjustments under the Sale Agreement, the amount of taxes, transaction fees and expenses relating to our winding-up and liquidation and unanticipated or contingent liabilities arising hereafter. In that connection, a special purpose entity subsidiary of SMTA that owns the Academy Sports + Outdoors distribution center leased to tenant Academy Sports + Outdoors is party to a CMBS loan arrangement that requires SMTA’s operating subsidiary, Spirit MTA REIT, L.P., to meet certain minimum net worth requirements. SMTA is seeking to sell the distribution center property, and it is anticipated that, upon the closing of that sale, the net worth requirements will be eliminated. See “—Assets Remaining Following Completion of the Sale” beginning on page 68 of this proxy statement. So long as the sale of the Academy Sports + Outdoors distribution center is not completed, Spirit MTA REIT, L.P. will need to retain approximately $100 million in cash and other assets to comply with the net worth requirements and avoid a default on the CMBS loan. As a result, if the sale of the distribution center property is not completed prior to the initial cash distribution, the initial cash distribution referenced above will be at the lower end of the range for the initial cash distribution described above. In addition, we hold a secured B-1 term loan previously made to an affiliate of Shopko with an outstanding principal amount of $34.4 million as of December 31, 2018. As previously disclosed, Shopko filed for bankruptcy in January 2019 and, in connection therewith, we recorded a full allowance for the Shopko B-1 term loan and placed the loan on a non-accrual status. However, through July 12, 2019, we have recovered approximately $24.9 million of outstanding principal on the Shopko B-1 term loan. While there can be no assurances that we will recover all additional amounts due to us under the Shopko B-1 term loan, we intend to continue to pursue all of our rights and remedies in connection with the bankruptcy proceedings, with the goal of maximizing the receipt of amounts due to us under the Shopko B-1 term loan.

If we have underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise, or if we overestimated the amount we would receive from the disposition of our remaining assets, the amount ultimately distributed to our shareholders could be less than the estimated amounts set forth above. Ultimately, the aggregate of all liquidating distributions may be less or more than the amounts we anticipate. No assurance can be given as to the amounts our shareholders will ultimately receive. The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by our Board in its discretion. If you transfer your SMTA common shares during the liquidation, the right to receive further liquidating distributions will transfer with those shares.

Liquidating Trust/Conversion to Another Liquidating Entity

Under the terms of the Plan of Liquidation, upon a determination made by our Board, if in its discretion it is advantageous or appropriate to do so, we may transfer any remaining assets, including any reserve fund or other cash on hand, and liabilities to a liquidating trust and distribute interests in the liquidating trust to our shareholders following the closing of the Sale. Moreover, under the terms of the Plan of Liquidation, our Board may determine, instead, to convert SMTA into another type of liquidating entity in accordance with Maryland law. This entity may be a limited liability company, a partnership or trust. The creation of a liquidating trust or conversion to another form of liquidating entity will allow us to avoid most of the costs of operating as a public company, or losing our status as a REIT. Upon establishing a liquidating trust or conversion to another form of liquidating entity, our shareholders will receive interests in the liquidating trust or other liquidating entity in proportion to the number of SMTA common shares owned by such shareholders. Such interests in the liquidating trust or other liquidating entity (i) will not be transferable (except by will, intestate succession or operation of law) and (ii) will not be represented by certificates. The purpose of the liquidating trust or other liquidating entity will be to liquidate any remaining assets on terms satisfactory to the directors, managers, trustees or similar members of the governing body of the liquidating trust or the other liquidating entity and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust or other liquidating entity will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the Liquidation Proposal will constitute the approval by our shareholders of, in the discretion of our Board, the establishment of a liquidating trust or the conversion to another liquidating entity, our Board’s appointment of one or more individuals, who may or may not be former members of our Board or officers, or corporate persons to act as directors, managers, trustees or similar members of the governing body of the liquidating trust or any other liquidating entity and the terms of any declaration of trust or other governing instruments of the liquidating trust or any other liquidating entity that may be adopted by our Board. As noted above, the interests in the liquidating trust or any other liquidating entity will not be freely transferable. Therefore, the recipients of interests in the liquidating trust or any other liquidating entity will not realize any value from these interests unless and until the liquidating trust or the other liquidating entity distributes cash or other assets to them, which will be solely in the discretion of the directors, managers, trustees or similar members of the governing body of the liquidating trust or any other liquidating entity. There may be certain adverse tax consequences to our shareholders of receiving and owning interests in a liquidating trust or another liquidating entity as described under the heading “Material United States Federal Income Tax Consequences” beginning on page 73.

Termination

The Plan of Liquidation authorizes our Board and executive officer, when appropriate, to file a notification of termination of existence, file articles of conversion and file other instruments with the Maryland SDAT and to take any other appropriate and necessary action to terminate or convert SMTA under Maryland law and in accordance with our Amended and Restated Declaration of Trust.

SMTA Common Shares; Reporting Requirements

SMTA common shares will be transferable following the closing of the Sale to the same extent as before the closing of the Sale until the filing of a notification of termination of existence with the Maryland SDAT or, if applicable, the establishment of a liquidating trust or another liquidating entity. Under the rules of the NYSE, the exchange has discretionary authority to delist the SMTA common shares if we proceed with a plan of dissolution, termination and liquidation. In addition, the exchange may also commence delisting proceedings against us if (i) the average closing price of SMTA common shares falls below $1.00 per share over a 30-day consecutive trading period, (ii) our average market capitalization falls below $15 million over a 30-day consecutive trading period or (iii) we lose our REIT qualification. Even if the NYSE does not move to delist the SMTA common shares, we may voluntarily delist the SMTA common shares from the NYSE in an effort to reduce our operating expenses and maximize our liquidating distributions. If the SMTA common shares are delisted, you may have difficulty trading your SMTA common shares on the secondary market.

Following the Sale and through our subsequent winding-up and liquidation, we will be required to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. In order to curtail expenses, we may seek relief from the SEC from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file Current Reports on Form 8-K to disclose material events relating to our winding-up and liquidation, along with any other reports that the SEC might require, but would discontinue filing Quarterly Reports on Form 10-Q and would not be required to file audited financial statements in our Annual Reports on Form 10-K .

Regulatory Matters

Other than in connection with the filing of this proxy statement with the SEC, the deregistration of the SMTA common shares under the Exchange Act and any requirements under Maryland law, we are not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Plan of Liquidation or the Sale.

Appraisal or Dissenters’ Rights

Pursuant to Maryland law and our Amended and Restated Declaration of Trust, you are not entitled to appraisal or dissenters’ rights (or rights of an objecting shareholder) in connection with the Plan of Liquidation or the establishment of a liquidating trust or conversion to any other liquidating entity.

Required Vote

The affirmative vote of the holders of a majority of the SMTA common shares outstanding as of the record date for the special meeting and entitled to vote thereon is required for the approval of the Liquidation Proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE LIQUIDATION PROPOSAL.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

If, at the special meeting, the number of SMTA common shares present or represented by proxy voting in favor of the approval of the Sale Proposal or the Liquidation Proposal is insufficient to approve both of those proposals under Maryland law, we intend to adjourn the special meeting in order to solicit additional proxies in favor of the approval of each of these proposals.

If, at the special meeting, the number of SMTA common shares present or represented by proxy voting in favor of the approval of the Sale Proposal is sufficient to approve the Sale Proposal under Maryland law, but the number of SMTA common shares present or represented proxy and voting in favor of the approval of the Liquidation Proposal is insufficient to approve such proposal under Maryland law, then we intend to hold a vote on the Sale Proposal and then adjourn the special meeting as to the Liquidation Proposal in order to solicit additional proxies in favor of the Liquidation Proposal. Accordingly, we may ask our shareholders to vote at the special meeting only upon certain of the proposals described in this proxy statement.

In this proposal, we are asking you to approve the postponement or adjournment of the special meeting, and any later postponements or adjournments, in order to enable SMTA to solicit additional proxies in favor of the approval of the Sale Proposal or the Liquidation Proposal. If our shareholders approve the Adjournment Proposal, SMTA could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies in favor of the approval of the Sale Proposal or the Liquidation Proposal, including the solicitation of proxies from our shareholders that have previously voted against the approval of the Sale Proposal or the Liquidation Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of votes cast at the special meeting, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal. No proxy that is specifically marked AGAINST approval of the Sale Proposal or the Liquidation Proposal will be voted in favor of the Adjournment Proposal, unless it is specifically marked FOR the Adjournment Proposal.

Our Board believes that if the SMTA common shares present or represented by proxy at the special meeting and voting in favor of the approval of the Sale Proposal or the Liquidation Proposal are insufficient to approve the Sale Proposal or the Liquidation Proposal, it is in the best interests of our shareholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of approval of the Sale Proposal or the Liquidation Proposal to bring about the approval of those proposals.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the Plan of Liquidation, of distributions to shareholders pursuant to the plan, including the possible receipt by shareholders of interests in a liquidating trust, and of our possible conversion to another liquidating entity that is a limited liability company, partnership or trust (a Successor Liquidating Entity). This summary assumes that our shareholders will approve the Plan of Liquidation. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Tax Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the tax treatment of the Plan of Liquidation, and the statements in this proxy statement are not binding on the IRS or any court. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes, or (iii) tax reporting requirements. This summary assumes that SMTA common shares are held as capital assets within the meaning of Section 1221 of the Tax Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. Your tax treatment may vary depending on your particular situations. In addition, this summary does not address the tax treatment of special classes of holders of SMTA common shares, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	pension plans, tax-exempt entities or persons holding SMTA common shares in a tax-deferred or tax advantaged account (except to the extent specifically set forth below);

•	“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;

•	mutual funds;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding SMTA common shares as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders of our restricted shares or who otherwise acquired SMTA common shares as compensation;

•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;

•	non-U.S. holders (except to the extent specifically set forth below); and

•

“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax, and in each case, shareholders of such corporations.

If any partnership, or entity treated as a partnership for U.S. federal income tax purposes holds SMTA common shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the entity. If you are a partnership that holds SMTA common shares, or a partner in such a partnership, you should consult your tax advisor regarding the tax consequences of the Plan of Liquidation.

For purposes of this section, a “U.S. holder” means a beneficial owner of SMTA common shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof, or the District of Columbia;

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Tax Code) have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of SMTA common shares that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO OUR LIQUIDATION, TO HOLDING AND DISPOSING OF SMTA COMMON SHARES, AND TO RECEIVING AND HOLDING INTERESTS IN A LIQUIDATING TRUST OR A SUCCESSOR LIQUIDATING ENTITY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE LIQUIDATION, THE OWNERSHIP AND DISPOSITION OF SMTA COMMON SHARES AND THE RECEIPT AND OWNERSHIP OF INTERESTS IN A LIQUIDATING TRUST OR A SUCCESSOR LIQUIDATING ENTITY, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to SMTA

We believe that we have qualified and will continue to qualify as a REIT under Sections 856 through 860 of the Tax Code. As a REIT, we are generally entitled to receive a dividends paid deduction for dividends that we pay. In addition, we are also generally permitted a dividends paid deduction with respect to distributions pursuant to a plan of liquidation, including distributions to our shareholders of interests in a liquidating trust, provided that the plan of liquidation is completed within 24 months of its adoption. We anticipate that our liquidating distributions will exceed our taxable income recognized in each tax year following the adoption of the Plan of Liquidation, and that the plan will be completed within 24 months of its adoption. In that case, we will generally not be subject to U.S. federal income tax on any gain or other income recognized following the adoption of the plan, including any gain that we recognize upon a transfer of appreciated assets to a liquidating trust or the conversion to entity Successor Liquidating Entity and the receipt of interests in the liquidating trust or Successor Liquidating Entity by our shareholders.

In order to maintain our status as a REIT, we must, among other things, continue to satisfy various qualification requirements pursuant to the Tax Code, including requirements relating to the nature of our gross assets and income, the timing and amount of distributions and the composition of our shareholders. If the liquidation is approved by our shareholders, we intend to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our shareholders, which may include the transfer of any remaining assets and liabilities to a liquidating trust or the conversion to a Successor Liquidating Entity. However, as a result of the liquidation or otherwise, circumstances may arise which could cause us to fail to qualify as a REIT. In addition, our Board could cause SMTA to discontinue our status as a REIT at any time if our Board finds it to be in the best interests of our shareholders to do so. Should we lose our status as a REIT, either inadvertently or because our Board determines that such loss will be in the best interests of our shareholders, we would be taxable as a corporation for U.S. federal income tax purposes. In that case, we would be subject to U.S. federal income taxes at the corporate rate for the taxable year in which our qualification as a REIT terminates, and in any subsequent years, with respect to our income from operations and from sales and distributions of appreciated assets in connection with our Plan of Liquidation, and without any tax deduction for dividends that we pay.

So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are dealer sales (i.e., inventory-like sales of property held primarily for sale to customers in the ordinary course of SMTA’s business).

The Tax Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) property sales by the REIT during the particular tax year satisfy at least one of the following thresholds: (a) not more than seven sales during the year (treating the sale of multiple properties to the same buyer in a single transaction as a single sale for this purpose); (b) sales in the current year do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (c) sales in the current year do not exceed 20% of the REIT’s assets as of the beginning of the year, and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis. If a particular transaction does not satisfy all of the requirements of the foregoing safe harbor, it will not necessarily be treated as a prohibited transaction. Rather, in that case, the determination as to whether it is considered to be a dealer sale, and therefore a prohibited transaction, will instead be based upon an analysis of all of the relevant facts and circumstances.

If we desire to sell a property pursuant to a transaction that does not satisfy the safe harbor, we could avoid the prohibited transaction tax if we hold and sell the property through a TRS. In that case, any gain would be taxable to the TRS at regular corporate income tax rates. We may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based our own internal analysis, or on the advice our tax advisors that the disposition should not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the IRS could assert that the disposition constitutes a prohibited transaction. If such an assertion were successful, all of the net gain from the sale of the property will be payable as a penalty tax which will have a negative impact on cash flow and the ability to make cash distributions.

As a REIT, the value of our ownership interests held in TRSs may not exceed 20% of the value of all of our assets at the end of any calendar quarter. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS could assert that the value of our interests in our TRSs exceeds 20% of the value of our total assets at the end of any calendar quarter and therefore causes us to fail to qualify as a REIT. Additionally, as a REIT, generally no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we could fail to qualify as a REIT if distributions from all of SMTA’s TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of SMTA’s gross income with respect to such year.

Whether an asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in anticipation of or in connection with the Plan of Liquidation should constitute a prohibited transaction. Accordingly, although the sale of our properties in anticipation of or in connection with the Plan of Liquidation likely will not satisfy the prohibited transaction safe harbor described above, we nevertheless believe based upon the facts and circumstances of such sale transactions that such sales should not be treated as prohibited transactions. There can be no assurance, however, that the IRS will not successfully assert that sales of our properties are prohibited transactions which are subject to the 100% tax.

Tax Consequences to U.S. Holders of SMTA Common Shares

In connection with the Plan of Liquidation, U.S. holders may receive one or more liquidating distributions. The amount of any liquidating distribution will be applied first to reduce a U.S. holder’s tax basis in its SMTA common shares, but not below zero. A U.S. holder’s tax basis in its SMTA common share will generally be equal to the U.S. holder’s cost of its shares, reduced by any prior distributions that were treated as reductions in basis rather than taxable dividends. To the extent that distributions pursuant to the Plan of Liquidation exceed a U.S. holder’s basis in its SMTA common shares, the excess will constitute taxable gain and be recognized in the year in which the distribution is received. If the total amount of liquidating distributions received by a U.S. holder is less than the tax basis of its shares, the U.S. Holder will generally recognize a loss in the year in which the final liquidating distribution is received.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Long-term capital gains of non-corporate U.S. holders may qualify for reduced U.S. federal income tax rates. Additionally, a 3.8% Medicare unearned contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss is subject to limitations under the Tax Code.

Liquidating distributions made by us generally will not be unrelated business taxable income (UBTI) to a tax-exempt U.S. holder that does not hold its SMTA common shares as “debt-financed property” within the meaning of the Tax Code. However, tax-exempt U.S. holders may recognize UBTI with respect to assets (if any) transferred to a liquidating trust or a Successor Liquidating Entity; see “—Tax Consequences of the Liquidating Trust” and “—Tax Consequences of the Successor Liquidating Entity” below.

Tax Consequences to Non-U.S. Holders of SMTA Common Shares

The rules governing United States federal income taxation of non-U.S. holders are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A non-U.S. holder should consult with its own tax advisor to determine the impact of United States federal, state and local income tax laws with regard to the Plan of Liquidation and its receipt of liquidating distributions. Accordingly, this discussion does not address all aspects of United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a non-U.S. holder in light of its particular circumstances.

The discussion below assumes that a non-U.S. holder’s investment in SMTA common shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. holder, or, if an applicable tax treaty so provides, that its investment in SMTA common shares is not attributable to a United States permanent establishment maintained by the non-U.S. holder. Also, special rules apply to a non-U.S. holder who is an individual who has been present in the United States for 183 days or more during the taxable year in which a liquidating distribution is made to such non-U.S. holder. We recommend that non-U.S. holders consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences to them of the liquidation.

The IRS takes the position that, under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA), liquidating distributions by a REIT that are attributable to gain from the REIT’s sale or exchange of U.S. real property interests (FIRPTA distributions) generally are taxable to non-U.S. holders as if such gain were effectively connected with a U.S. trade or business. Non-U.S. holders thus generally would be taxed on FIRPTA distributions at the same capital gain rates applicable to U.S. holders. We generally will be required to withhold U.S. tax equal to 21% from any such FIRPTA distributions. The 21% tax withheld may be claimed by a non-U.S. holder as a credit against its reported U.S. federal income tax liability. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on FIRPTA distributions made by us unless such non-U.S. holder is entitled to treaty relief or other exemption. However, FIRPTA distributions made by us generally would not be treated as effectively connected income for a non-U.S. holder if (i) the FIRPTA distribution is received with respect to shares that are regularly traded on an established securities market located in the United States and (ii) the non-U.S. shareholder has not owned more than 10% of the SMTA common shares at any time during the one-year period ending on the date of the distribution.

Generally, we will be required to report annually to the IRS the amount of FIRPTA distributions paid to a non-U.S. holder, such holder’s name and address, and the amount of U.S. tax withheld, if any. A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to distributions pursuant to the Plan of Liquidation. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Tax Consequences of the Liquidating Trust

Our Board may at any time transfer our remaining assets and obligations to a liquidating trust if it determines that such a contribution is advisable. Upon a determination made by our Board, we may contribute our remaining assets and obligations to a liquidating trust prior to the end of the year in which the Sale occurs, and in any event no later than 24 months following the effective date of the Plan of Liquidation. Under the Tax Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Tax Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to our shareholders, this will be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to our shareholders. Accordingly, each holder will be treated as receiving a liquidating distribution from us equal to such holder’s share of the cash and the fair market value of the assets (less liabilities) transferred to the liquidating trust, and may recognize gain, and incur tax liability, if the cash and the fair market value of the non-cash assets (less liabilities) deemed distributed to that holder exceeds the holder’s basis in its shares, even though the holder may not receive a current distribution of such cash or other assets.

Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, the liquidating trust will be treated as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each unit or interest in the liquidating trust will represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a holder will be treated for U.S. federal income tax purposes as receiving or paying directly a pro rata portion of all income, gain, loss, deduction and credit of the liquidating trust. A holder will be taxed each year on its share of revenues from the liquidating trust, net of such holder’s share of expenses of the liquidating trust (including interest and depreciation) whether or not the holder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to holders, the holders will recognize no additional gain or loss.

A holder’s tax basis in a unit of the liquidating trust (and indirectly in the pro rata portion of the net assets in the liquidating trust which are attributable to that unit) will be equal to the fair market value of a unit (and those net assets) on the date that it is distributed to the holder, which value will be determined by us and reported to the holders. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets will be determined based upon a holding period commencing at the time of the acquisition by a holder of such holder’s beneficial interest in the liquidating trust.

The trustee or trustees of the liquidating trust will provide to each holder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per unit basis the holder’s allocable share of all the various categories of revenue and expense of the liquidating trust for the year. Each holder must report such items on its own U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.

If the liquidating trust fails to qualify as a liquidating trust for U.S. federal income tax purposes, the consequences to holders will depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes, rather than as a trust. If the liquidating trust is taxable as a corporation, the trust itself will be subject to federal income tax at the applicable corporate income tax rate, which is currently 21%. In that case, distributions made by the trust would be reduced by this additional level of tax, and a holder would be subject to tax upon the receipt of distributions that constitute dividends from the trust rather than taking into account its share of the trust’s taxable items on an annual basis. We intend to take all available steps to cause the liquidating trust to qualify for treatment as a liquidating trust for U.S. federal income tax purposes.

Because holders would be treated as owning their respective shares of the liquidating trust’s assets, they would be treated as directly engaging in the operations of the liquidating trust. As such, tax-exempt U.S. holders holding interests in the liquidating trust may realize UBTI with respect to the trust’s operations, and non-U.S. holders may be considered to derive income that is effectively connected with a U.S. trade or business. In that event, non-U.S. holders would be subject to U.S. federal income tax and, for corporate non-U.S. holders, branch profits tax. Accordingly, the liquidating trust is expected to withhold 21% of any distributions made to non-U.S. holders. That amount will be creditable against the non-U.S. holder’s U.S. federal income tax liability. Tax-exempt U.S. shareholders and non-U.S. shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

Tax Consequences of the Successor Liquidating Entity

Pursuant to the Plan of Liquidation, our Board may at any time convert SMTA into a Successor Liquidating Entity if it determines that such a conversion is advisable. If the Successor Liquidating Entity is organized as a trust, the trust would be required to satisfy the requirements of a “liquidating trust” for U.S. federal income tax purposes as described above in “—Tax Consequences of the Liquidating Trust.” The following discussion assumes that the Successor Liquidating Entity is organized as a limited liability company or partnership that is treated as a partnership for U.S. federal income tax purposes.

Under the Tax Code, the conversion to a Successor Liquidating Entity should be treated as a deemed taxable liquidation of SMTA under Section 331 of the Tax Code and distribution of all of our assets and liabilities to our shareholders, immediately followed by a deemed contribution by our shareholders of our assets and liabilities to a newly formed partnership in exchange for equity in the partnership in a tax-free transaction under Section 721 of the Tax Code. Accordingly, each holder may recognize gain, and incur tax liability, if the cash and the fair market value of the non-cash assets (less liabilities) deemed distributed to that holder exceeds the holder’s basis in its shares, even though the holder may not receive a current distribution of such cash or other assets. The deemed receipt of our assets in a deemed taxable liquidation is expected to be treated in the same manner as the receipt of liquidating distributions, as described above in “—Tax Consequences to U.S. Holders of SMTA Common Shares” and “—Tax Consequences to Non-U.S. Holders of SMTA Common Shares.”

The Successor Liquidating Entity is expected to be treated as a partnership for U.S. federal income tax purposes, and due to the expected imposition of certain transfer restrictions on the holders of its interests, the Successor Liquidating Entity is not expected to be a “publicly traded partnership” for U.S. federal income tax purposes. As a result, the Successor Liquidating Entity generally is not itself expected to be subject to U.S. federal income tax, but each holder will be required to take into account its allocable share of the Successor Liquidating Entity’s items of income, gain, loss, deduction and/or credit for the taxable year of the Successor Liquidating Entity ending within or with the taxable year of the holder, without regard to whether such holder has received or will receive corresponding distributions from the Successor Liquidating Entity. Each item generally will have the same character and source as though the holder realized the item directly. A holder’s tax basis in its interests in the Successor Liquidating Entity will be equal to the fair market value of such interest on the date that it is distributed to the holder. A holder’s ability to use its share of the Successor Liquidating Entity’s losses and to deduct its share of the Successor Liquidating Entity’s expenses is subject to certain limitations.

If a holder receives a cash distribution (or deemed cash distribution) in an amount that exceeds such holder’s adjusted tax basis in its interest in the Successor Liquidating Entity, such holder would be required to recognize, for U.S. federal income tax purposes, gain to the extent of that excess. Such amount would generally be treated as gain from the sale or exchange of its interest in the Successor Liquidating Entity.

The Successor Liquidating Entity expects to file annually a U.S. federal income tax information return on IRS Form 1065 and will provide an IRS Schedule K-1 (or equivalent) to holders as soon as practicable following the end of each fiscal year. For any given year, the Successor Liquidating Entity may be unable to provide this information to its holders prior to the due date for the filing of tax returns with respect to that year. Each holder will be responsible for the preparation and filing of such holder’s own income tax returns, and each holder should be prepared to obtain extensions of the filing date for its income tax returns at the U.S. federal, state and local levels.

The Successor Liquidating Entity may be subject, or required, to withhold and pay over any U.S. or non-U.S. withholding taxes (including interest and penalties thereon) directly or indirectly imposed with respect to any holder or other taxes imposed on the Successor Liquidating Entity (including pursuant to a Successor Liquidating Entity-level audit). Without limiting the foregoing, if a non-U.S. holder receives a distribution that exceeds such holder’s adjusted tax basis in its interest in the Successor Liquidating Entity, such holder generally will be subject to a 10% U.S. withholding tax on such excess (subject to certain exceptions). The amount of any withholding or other taxes withheld will be deemed distributed to the relevant holder and deemed paid by that holder to the relevant taxing jurisdiction. Due to the complexity of the application of withholding tax rules, holders may be subject to under-withholding or over-withholding.

Under the Tax Code, adjustments in tax liability with respect to the Successor Liquidating Entity’s items generally will be made at the Successor Liquidating Entity-level in a partnership proceeding which the Successor Liquidating Entity’s “partnership representative” will control, rather than by individual audits of the holders. Any audit adjustment that results in additional tax (including interest and penalties thereon) generally will be assessed and collected at the Successor Liquidating Entity-level in the taxable year of adjustment unless the Successor Liquidating Entity makes an election to issue adjusted tax information to those persons that were holders in the taxable year subject to audit. In general, the Successor Liquidating Entity may enter into a settlement agreement with the IRS on behalf of, and binding upon, the holders. It is possible that holders will be directly subject to audit of Successor Liquidating Entity items, or that a Successor Liquidating Entity-level audit will result in an audit of the holder’s own returns, which may give rise to additional taxation on a current or retroactive basis. The general partner of the Successor Liquidating Entity may be authorized to make, on behalf of the Successor Liquidating Entity, all tax determinations and elections in its discretion.

Tax-exempt U.S. holders holding interests in the Successor Liquidating Entity may realize UBTI with respect to the Successor Liquidating Entity’s operations, and non-U.S. holders may be considered to derive income that is effectively connected with a U.S. trade or business. In that event, non-U.S. holders would be subject to U.S. federal income tax and, for corporate non-U.S. holders, branch profits tax. Accordingly, the Successor Liquidating Entity is expected to withhold 21% of any distributions made to non-U.S. holders. That amount will be creditable against the non-U.S. holder’s U.S. federal income tax liability. Tax-exempt U.S. holders and non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to convert into a Successor Liquidating Entity.

Upon a U.S. holder’s subsequent sale, exchange or other taxable disposition of interests in the Successor Liquidating Entity, the U.S. holder should recognize gain or loss in an amount equal to the difference between the amount realized and its adjusted tax basis in the transferred interests. The amount realized will generally include the U.S. holder’s share of the Successor Liquidating Entity’s liabilities outstanding at the time of the disposition. Gain or loss will generally be treated as capital gain or loss to the extent a sale of assets by the Successor Liquidating Entity would qualify for such treatment. Capital gain will be long-term capital gain if at the time of the sale, exchange or other disposition the U.S. holder held its interests in the Successor Liquidating Entity for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Upon a non-U.S. holder’s subsequent sale, exchange or other taxable disposition of interests in the Successor Liquidating Entity, such non-U.S. holder’s gain or loss would generally be treated as ECI and subject to U.S. federal income tax. Further, the purchaser of an interest in the Successor Liquidating Entity is required to withhold (subject to certain exceptions) 10% of the amount realized (which generally includes the non-U.S. holder’s share of the Successor Liquidating Entity’s liabilities at the time of the disposition) by a non-U.S. holder in connection with the disposition of an interest in the Successor Liquidating Entity, or (subject to certain exceptions) 15% in the case of certain amounts relating to any “United States real property interest” under FIRPTA.

State and Local Tax

Holders may be required to file income tax returns in states or localities in which a liquidating trust or Successor Liquidating Entity owns properties. The state or local tax treatment may differ from the U.S. federal income tax treatment described above. Each holder should consult its tax advisors regarding state and local tax consequences of owning units in a liquidating trust or interests in a Successor Liquidating Entity.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE PLAN OF LIQUIDATION AND TO DISTRIBUTIONS MADE PURSUANT TO THE PLAN, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF SMTA COMMON SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP OF SMTA COMMON SHARES AND OF THE ADOPTION AND IMPLEMENTATION OF THE PLAN OF LIQUIDATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

FUTURE SMTA SHAREHOLDER PROPOSALS

If the Sale is not completed, SMTA would hold its next annual meeting of shareholders in 2020. If an SMTA shareholder is interested in submitting a proposal for inclusion in the proxy statement for SMTA’s 2020 annual meeting, such proposal must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than November 23, 2019, and meet the requirements of our Bylaws and Rule 14a-8 under the Exchange Act. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, shareholders must follow certain procedures to nominate a person for election as a trustee or to submit a proposal for shareholder action (other than in accordance with Rule 14a-8) at the 2020 annual meeting. For trustee nominations and any such shareholder proposals, the shareholder must give timely notice in writing to SMTA’s Investor Relations Department at our principal executive offices and any such proposals must be a proper subject for shareholder action. To be timely, SMTA must receive notice of a shareholder’s intention to make a trustee nomination or to submit a proposal for shareholder action at the 2020 annual meeting not later than November 23, 2019.

Shareholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit MTA REIT, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the 2020 annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to shareholders who share the same address and last name, unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call (866) 648-8133 or email paper@investorelections.com. Shareholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

SMTA’s principal executive office is located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1409 and our website is at www.spiritmastertrust.com.*

*	Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

SMTA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by SMTA at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of SMTA are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

This proxy statement incorporates by reference the documents listed below that SMTA has previously filed with the SEC. They contain important information about SMTA and its financial condition. The following documents, which were filed by SMTA with the SEC, are incorporated by reference into this proxy statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 22, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 15, 2019;

•	Current Reports on Form 8-K filed on January 3, 2019, February 6, 2019, March 21, 2019, May 1, 2019, May 10, 2019, June 3, 2019, July 15, 2019 and July 16, 2019.

SMTA also incorporates by reference the Sale Agreement attached to this proxy statement as Annex A, the Plan of Liquidation attached to this proxy statement as Annex B and the opinion of Barclays attached to this proxy statement as Annex C.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning SMTA, without charge, by written request directed to SMTA at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, Attn: Investor Relations, on our corporate website at www.spiritmastertrust.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. SMTA HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 5, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the special meeting other than the items referred to above. If any other matter is properly brought before the special meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

Annex A

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

dated June 2, 2019

among

SPIRIT MTA REIT,

SMTA FINANCING JV, LLC,

BANNER NEWCO LLC,

and

HOSPITALITY PROPERTIES TRUST

A-i

(continued)

A-ii

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated June 2, 2019 (this “Agreement”), by and among (i) Spirit MTA REIT, a Maryland real estate investment trust (“Parent”), (ii) SMTA Financing JV, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Seller”), (iii) Banner NewCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Seller (“Newco”), and (iv) Hospitality Properties Trust, a Maryland real estate investment trust (“Buyer”). Parent, Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Seller owns all of the limited liability company interests of each of the Acquired Companies (the “Acquired LLC Interests”);

WHEREAS, subject to the terms and conditions set forth herein, including Section 2.03, at the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to all of the limited liability company interests of Newco (the “Newco LLC Interests”), to which, at the Closing, (i) Seller will transfer, assign and deliver all of Seller’s right, title and interest in and to all of the Acquired LLC Interests and (ii) Parent (and/or its Subsidiaries) will contribute, transfer, assign and deliver the Parent Transferred Assets, and Newco will assume the Parent Assumed Liabilities (the foregoing transactions, collectively, the “Sale”);

WHEREAS, the Parent Board, at a duly called and held meeting, has unanimously (i) duly and validly authorized the execution and delivery of this Agreement, (ii) declared advisable and in the best interests of Parent and its shareholders the adoption of this Agreement and the Sale on the terms and conditions set forth in this Agreement, (iii) directed that the Sale be submitted for consideration at the Shareholders Meeting and (iv) subject to Section 5.01, resolved to recommend that the holders of Parent Shares vote in favor of the approval of the Sale (the “Parent Board Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, the board of directors or other equivalent bodies of each of Seller and Buyer have approved the Sale upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, simultaneously herewith, Newco and Spirit FJ SMF SPE, LLC (“Property Seller”) are entering into that certain Real Estate Sale Contract, dated as of the date hereof (the “Property Transfer Agreement”), pursuant to which, immediately after the Closing (but, in any event, on the Closing Date), Property Seller will sell and transfer to Newco certain Property (as defined in the Property Transfer Agreement); and

WHEREAS, as an inducement to Buyer’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Insider Shareholders are executing and delivering to Buyer the Voting Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, intending to be legally bound hereby, and subject to the terms and conditions set forth herein, the Parties agree as follows:

ARTICLE I

Definitions; Interpretation

1.01. Definitions. This Agreement uses the following definitions:

“Accounting Arbitrator” has the meaning assigned in Section 2.05(d).

“Acquired Companies” means, collectively, (a) Spirit Master Funding, LLC, a Delaware limited liability company, (b) Spirit Master Funding II, LLC, a Delaware limited liability company, (c) Spirit Master Funding III, LLC, a Delaware limited liability company, (d) Spirit Master Funding VI, LLC, a Delaware limited liability company, and (e) Spirit Master Funding VIII, LLC, a Delaware limited liability company.

“Acquired Company Properties” has the meaning assigned in Section 3.02(p)(1).

“Acquired LLC Interests” has the meaning assigned in the Recitals.

“Acquisition Amounts” has the meaning assigned in Section 3.03(f).

“Acquisition Contract” has the meaning assigned in Section 3.02(j).

“Acquisition Proposal” means any indication of interest, proposal or offer from any Person (other than Buyer or its Affiliates), in writing or otherwise, relating to, in a single transaction or series of related transactions, (a) a merger, joint venture, spin-off, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving Parent as a result of which the shareholders of Parent immediately prior to such transaction would cease to own at least 80% of the total voting power of Parent or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the direct or indirect acquisition by any Person or group (as defined in Section 13(d) of the Exchange Act) of Persons of more than 20% of the total voting power represented by the outstanding voting securities of Parent, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group (as defined in Section 13(d) of the Exchange Act) of Persons of more than 20% of the total voting power represented by the outstanding voting securities of Parent, (d) the acquisition in any manner, directly or indirectly, of over 20% of the consolidated assets, or assets generating more than 20% of the consolidated net revenue or consolidated net income of Parent and its Subsidiaries or (e) any combination of the foregoing.

“Adjustment Amount” has the meaning assigned in Section 2.05(e).

“Adjustment Statement” has the meaning assigned in Section 2.05(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Except as otherwise provided herein, Newco and the Acquired Companies shall be deemed for purposes of this Agreement Affiliates of Parent and Seller prior to the Closing and of Buyer from and after the Closing. For the avoidance of doubt, in the case of Parent, Seller, Newco and the Acquired Companies, the term “Affiliate” shall not include the Property Manager, Spirit Realty Capital, Inc. or any of their respective Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Alternative Acquisition Agreement” has the meaning assigned in Section 5.01(a)(1).

“Asset Allocation” has the meaning assigned in Section 2.08.

“Audit Assistance” has the meaning assigned in Section 5.19.

“Base Purchase Price” means $2,400,000,000.

“Books and Records” has the meaning assigned in Section 5.07(a).

“Business Day” means any day, other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning assigned in the Preamble.

“Buyer Disclosure Letter” has the meaning assigned in Section 3.03.

“Buyer Indemnified Parties” has the meaning assigned in Section 5.15(b)(1).

“Buyer Taxes” means any and all (i) Taxes imposed on any Acquired Company or Newco that are attributable or allocable to a Post-Closing Period, (ii) Taxes arising from any action or transaction by Buyer, any Acquired Company or Newco after the Closing and (iii) Transfer Taxes for which Buyer is responsible under Section 5.16(d).

“Buyer’s Transaction Expenses” has the meaning assigned in Section 7.05(b)(4).

“Calculation Principles” means the accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, identified in the footnotes set forth in the Financial Adjustment Statement.

“Cash and Cash Equivalents” means the cash and cash equivalents, including restricted cash, including checks, electronic payments and bank deposits received but not yet cleared, net of any outstanding checks, electronic payments and bank overdrafts issued but not yet cleared, of the Acquired Companies.

“Change of Recommendation” has the meaning assigned in Section 5.01(b)(1).

“Claim” has the meaning assigned in Section 5.15(d)(1).

“Claims Based Policies” has the meaning assigned in Section 5.12.

“Closing” has the meaning assigned in Section 2.01.

“Closing Date” has the meaning assigned in Section 2.01.

“Closing Date Credit Amount” means (a) the aggregate amount of the net cash proceeds (i.e., gross sale proceeds less customary and market brokerage commissions and transaction expenses, including any applicable state income tax withholding on real estate sales and transfer taxes) received by the Acquired Companies from sales of Acquired Company Properties pursuant to Acquisition Contracts or with the written approval of Buyer that are consummated after the date hereof and prior to the Reference Time, plus (b) $9,673,870.00 in respect of proceeds from the sale of the properties set forth on Section 1.01(a) of the Seller Disclosure Letter, plus (c) any due and unpaid brokerage fees or leasing commissions as of the Reference Time under, or in connection with entering into, any Lessor Lease, plus (d) any tenant improvement allowances or concessions or landlord contributions (i) set forth on Section 1.01(b) of the Seller Disclosure Letter or (ii) required under any Lessor Lease (other than Revenue Producing TI Allowances), plus (e) the net condemnation proceeds (net of any applicable state income tax withholding on real estate sales and transfer taxes) received by Parent, Seller, Newco or the Acquired Companies for any condemnation or exercise of the power of eminent domain with respect to any Acquired Company Properties after the date of this Agreement and prior to the Reference Time, plus (f) with respect to any Acquired Company Property that suffers a casualty after the date of this Agreement and prior to the Reference Time, the estimated cost to repair such casualty with respect to such Acquired Company Property, as reasonably determined by an engineer selected by Seller that is reasonably satisfactory to Buyer (but only if the tenant under the applicable Lessor Lease relating to the Acquired Company Property is not responsible for repairing such casualty), less the amount of any insurance proceeds received by Newco or the Acquired Companies in respect of such casualty.

“Closing Date Current Adjustment Assets” means the sum of Cash and Cash Equivalents of the Acquired Companies as of the Reference Time, plus the total current assets of the Acquired Companies as of the Reference Time (consisting solely of the line item “Accounts Receivable” accounts specified in the Financial Adjustment Statement), plus the current assets included in the Parent Transferred Assets as of the Reference Time, in each case, as determined in accordance with the Calculation Principles, it being understood that for purposes of calculating Closing Date Current Adjustment Assets, Cash and Cash Equivalents of the Acquired Companies used for the Indenture Redemption and Discharge shall be excluded.

“Closing Date Current Adjustment Liabilities” means the sum of the total current liabilities of the Acquired Companies as of the Reference Time (consisting solely of the line items “Accounts Payable,” “Accrued Liabilities,” “Other Liabilities” and “Rent Proration” accounts specified in the Financial Adjustment Statement), plus the total liabilities included in Parent Assumed Liabilities as of the Reference Time, in each case, as determined in accordance with the Calculation Principles, it being understood that for purposes of calculating the Closing Date Current Adjustment Liabilities the following shall be excluded: (a) the obligations of the Acquired Companies under the Master Trust Transaction Documents that are satisfied at the Closing, (b) any liabilities or obligations taken into account in determining the Closing Date Credit Amount, and (c) any liabilities or obligations for Revenue Producing TI Allowances.

“Closing Date Statement” has the meaning assigned in Section 2.02(a).

“Closing Date Working Capital” means an amount equal to (a) Closing Date Current Adjustment Assets minus (b) the Closing Date Current Adjustment Liabilities.

“Closing Funded Indebtedness” means the aggregate amount of all Funded Indebtedness as of the Reference Time.

“Closing Payment Amount” means an amount equal to (a) the Base Purchase Price, plus (b) the Prepayment Premium, minus (c) the Redemption and Discharge Amount, minus (d) either (1) the Property Cash Price, if there is a Property Transfer, or (2) the Property Transfer Adjustment Amount, if there is not a Property Transfer, minus (e) the Closing Funded Indebtedness, if any, minus (f) the Estimated Property Adjustment Amount, if any, minus (g) the Estimated Closing Date Credit Amount, and then either (h) (1) plus the Estimated Closing Date Working Capital if it is a positive amount or (2) minus the Estimated Closing Date Working Capital if it is a negative amount.

“Code” means the Internal Revenue Code of 1986.

“Combined Tax Return” has the meaning assigned in Section 5.16(a)(1).

“Company Insurance Policies” has the meaning assigned in Section 3.02(q).

“Company Plan” has the meaning assigned in Section 3.02(k)(1).

“Confidentiality Agreement” has the meaning assigned in Section 5.06(b).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, lease or other binding instrument, commitment or arrangement, whether written or oral.

“Cooperation Activities” has the meaning assigned in Section 5.18(c).

“Covered Person Indemnified Parties” has the meaning assigned in Section 5.09(a).

“Covered Persons” has the meaning assigned in the LLC Agreements.

“Custody Agreement” means the Second Amended and Restated Custody Agreement, dated as of May 20, 2014, among the Acquired Companies, as issuers under the Master Trust Indenture, Citibank, N.A., as indenture trustee (“Trustee”) under the Master Trust Indenture, and U.S. Bank National Association, as custodian, as amended, restated and supplemented from time to time.

“Data Room” means the virtual data room supported by Merrill DatasiteOne with respect to “MTA Data Room” and made available to Buyer and its Representatives.

“De minimis Basket Amount” has the meaning assigned in Section 5.15(b)(2)(i).

“Debt Commitment Letter” has the meaning assigned in Section 3.03(f).

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Source” has the meaning assigned in Section 8.05(b).

“Deductible” has the meaning assigned in Section 5.15(b)(2)(ii).

“Determination Date” has the meaning set forth in the Property Management Agreement.

“Determination Date Report” has the meaning assigned in the Property Management Agreement.

“Disclosure Letter” means, with respect to Parent, Seller or Buyer, a letter dated as of the date hereof and delivered by one Party to the others concurrently with the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Letter as an exception to a representation shall not, in and of itself, be considered an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or is otherwise material to the business of the disclosing Party or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing Party or the Acquired Companies, as applicable.

“Environment” means ambient air, indoor air, surface water, groundwater, soil, substrata or land, flora and fauna.

“Environmental Laws” means any and all Laws and binding agreements with any Governmental Authority relating to Environmental Matters.

“Environmental Matters” means (a) pollution of the Environment, (b) the protection of the Environment or natural resources, (c) exposure of any individual to Hazardous Substances or (d) the presence, production, use, Release, storage, treatment, transportation, recycling or other handling of any Hazardous Substances or the investigation, cleanup, removal or other remediation thereof.

“Environmental Permits” has the meaning assigned in Section 3.02(n)(1).

“Environmental Reports” means those Phase I Environmental Site Assessments, Phase II Environmental Site Assessments and other environmental audits, action plans, reports, impact statements, tests, site investigations or assessments Previously Disclosed in the Data Room.

“Equity Securities” of any Person means any and all shares of capital stock, partnership interests, limited liability company interests, membership interests, other equity interests or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing. For the avoidance of doubt, the term “Equity Securities” does not include non-member manager interests or independent manager interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, or during the preceding six years was, treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Credit Amount” has the meaning assigned in Section 2.02(a).

“Estimated Closing Date Working Capital” has the meaning assigned in Section 2.02(a).

“Estimated Property Adjustment Amount” has the meaning assigned in Section 2.02(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fee Letter” has the meaning assigned in Section 3.03(f).

“Final Adjustment Statement” has the meaning assigned in Section 2.05(d).

“Final Closing Date Credit Amount” has the meaning assigned in Section 2.05(d).

“Final Closing Working Capital” has the meaning assigned in Section 2.05(d).

“Final Property Adjustment Amount” has the meaning assigned in Section 2.05(d).

“Financial Adjustment Statement” has the meaning assigned in Section 3.02(g)(1).

“Financial Reports” has the meaning assigned in Section 3.02(g)(2).

“Funded Indebtedness” means all Indebtedness of Newco and the Acquired Companies or with respect to the Acquired Company Properties (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts) that remain unpaid as of the Reference Time without duplication of any amount included in Closing Date Current Adjustment Liabilities; provided, however, that Funded Indebtedness does not include any amount included in the Redemption and Discharge Amount.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state or local or foreign court, administrative agency, department, division, commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Ground Leased Acquired Company Property” has the meaning assigned in Section 5.21.

“Hazardous Substance” shall mean any substance, material or waste that is defined, characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “carcinogenic” or words of similar meaning or effect or for which liability or standards of care are imposed under any Environmental Law, including asbestos, mold, polychlorinated biphenyls and petroleum in any form (including waste or used oil, gasoline, heating oil, kerosene and any other petroleum products or substances or materials derived from or commingled with any petroleum products).

“Indebtedness” means, with respect to any Person, without duplication, all (a) indebtedness of such Person for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon and any prepayment premiums related thereto), (b) obligations of such Person evidenced by notes, debentures or similar instruments, (c) obligations of such Person under leases required to be treated as capitalized leases in accordance with GAAP, (d) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (e) net obligations of such Person in respect of interest rate and currency obligation swaps, hedges or similar arrangements, (f) obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price, “earn-out” or similar agreements and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person; provided that, for avoidance of doubt, “Indebtedness” shall not include (i) any liabilities for Taxes, (ii) trade accounts payable or similar obligations to creditors for good and services, operating leases and other customary reservations or retentions under agreements with suppliers, or (iii) liabilities or obligations for performance bonds other than amounts due and owing, if any.

“Indemnified Party” or “Indemnified Parties” has the meaning assigned in Section 5.15(b)(1).

“Indenture Redemption and Discharge” means the optional redemption of all outstanding classes and series of the Master Trust Notes in accordance with Section 7.01 of the Master Trust Indenture and the payment to the Trustee of all additional amounts necessary to effect the satisfaction and discharge of the Master Trust Indenture in accordance with Article III of the Master Trust Indenture.

“Insider Shareholders” has the meaning assigned in Section 3.01(j).

“Intervening Event” means any fact, circumstance, change, event, occurrence or effect that is material to Parent and its Subsidiaries taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by Parent or its Subsidiaries) and that (a) was not known to, or reasonably foreseeable by, the Parent Board as of or prior to the date of this Agreement, and (b) does not involve or relate to an Acquisition Proposal.

“Intervening Event Notice Period” has the meaning assigned in Section 5.01(c)(2)(i).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect Parent and Seller, the actual knowledge of the individuals listed in Section 1.01(c) of the Seller Disclosure Letter and the knowledge that each such Person would have after reasonable inquiry and (b) with respect to Buyer, the actual knowledge of the individuals listed in Section 1.01(c) of the Buyer Disclosure Letter and the knowledge that each such Person would have after reasonable inquiry.

“Law” means any federal, state, local, provincial or foreign constitution, law, statute or ordinance, common law, or any rule, regulation, directive, standard, judgment, Order, decision, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any legally binding judicial or administrative interpretation thereof.

“Legal Proceeding” means any action, claim, audit, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lender Designated Sections” has the meaning assigned in Section 8.02.

“Lenders” has the meaning assigned in Section 3.03(f).

“Lessee Leases” means all leases, subleases or other occupancy agreements (excluding, for the avoidance of doubt, any ordinary course correspondence) under which any Acquired Company is a party as tenant or subtenant (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental and collateral thereto) with respect to any of the Acquired Company Properties.

“Lessor Leases” means all leases, subleases or other arrangements (excluding, for the avoidance of doubt, any ordinary course correspondence) under which any Acquired Company is a party as lessor or sublessor (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental or collateral thereto) with respect to any of the Acquired Company Properties.

“Lien” means any charge, mortgage, pledge, security interest, restriction, deed of trust, option, preemptive purchase right, easement, encroachment, claim, lien or encumbrance in respect of any property or asset.

“LLC Agreements” means collectively, including any amendments, restatements and supplements thereto, (a) the Second Amended and Restated Limited Liability Company Agreement of Spirit Master Funding, LLC, effective as of July 17, 2003, (b) the Second Amended and Restated Limited Liability Company Agreement of Spirit Master Funding II, LLC, effective as of July 17, 2003, (c) the Second Amended and Restated Limited Liability Company Agreement of Spirit Master Funding III, LLC, effective as of July 17, 2003, (d) the Limited Liability Company Agreement of Spirit Master Funding VI, LLC, effective as of August 16, 2013, and (e) the Limited Liability Company Agreement of Spirit Master Funding VIII, LLC, effective as of April 24, 2014.

“Losses” has the meaning assigned in Section 5.09(a).

“Marks” has the meaning assigned in Section 5.13.

“Master Trust Indenture” means the Second Amended and Restated Master Indenture, dated as of May 20, 2014, among the Acquired Companies, as issuers, and the Trustee, as amended, restated and supplemented from time to time.

“Master Trust Notes” means the classes and series of notes issued and outstanding under the Master Trust Indenture.

“Master Trust Transaction Documents” means the Master Trust Indenture, the Custody Agreement, the Property Management Agreement, the LLC Agreements and the other Transaction Documents (as defined in the Master Trust Indenture).

“Material Adverse Effect” means, (a) with respect to Parent, Seller or Buyer, any effect, change, fact, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such Party’s ability to timely consummate the Sale and (b) with respect to the Acquired Companies or Newco, any effect, change, fact, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, properties or business of the Acquired Companies, taken as a whole, excluding in the case of clause (b) the impact of (1) changes, after the date hereof, in Laws of general applicability to companies in the industries in which the Acquired Companies operate or changes, after the date hereof, in the authoritative and publicly available interpretation thereof by Governmental Authorities, (2) changes, after the date hereof, in GAAP or other applicable accounting standards (or interpretations thereof), (3) changes, after the date hereof, in conditions in the financial, credit, banking, capital or currency markets in the United States, or any other country or region of the world, including changes in interest rates in the United States or any country and changes in exchange rates for the currencies of any countries, (4) changes, after the date hereof, in conditions in the United States real estate industry generally, (5) actions or omissions of Parent or Seller required or permitted by this Agreement, or any actions or omissions taken or omitted with the prior written consent of Buyer, (6) the negotiation, execution or announcement or existence of this Agreement and the Sale, including (A) the identity of Buyer and its Affiliates, (B) by reason of any communication by Buyer or any of its Affiliates regarding the plans or intentions of Buyer with respect to the conduct of the business of the Acquired Companies following the Closing or (C) the impact of any of the foregoing on any relationships, contractual or otherwise, with landlords, tenants, lenders, holders of Master Trust Notes or any other Persons (provided that the exception in this clause (6) does not apply for purposes of any representations and warranties in Section 3.01(f) or Section 3.02(f)), (7) changes, after the date hereof, in global or national economic or political conditions (including any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by any Governmental Authority, civil or social unrest, labor strikes, revocation of treaties, trade disputes, the outbreak of war or acts of terrorism, including cyber terrorism, or the worsening of existing hostilities or other conflicts), (8) changes, after the date hereof, relating to natural disasters, outbreak of disease, acts of God or other force majeure events, (9) any failure by the Acquired Companies to meet, or changes to, any estimates of rent, collateral value or other financial performance or metrics generally (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect has occurred), (10) any damage or destruction of any Acquired Company Property that is substantially covered by insurance to the extent that Buyer or the Acquired Companies will have the benefit of such insurance after Closing or (11) changes in the trading volume or price of the Parent Shares on the NYSE (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect with respect to the Acquired Companies has occurred); provided, that any change, fact, event, occurrence, condition or development referred to in clause (1), (2), (3), (4), (7) or (8) may be taken into account in determining whether a Material Adverse Effect with respect to the Acquired Companies has occurred or is reasonably likely to occur, but only if such change, fact, event, occurrence, condition or development has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to similarly situated companies in the industries in which the Acquired Companies conduct business or own properties.

“Newco” has the meaning assigned in the Preamble.

“Newco LLC Interests” has the meaning assigned in the Recitals.

“Notice Period” has the meaning assigned in Section 5.01(c)(1)(i).

“NYSE” means the New York Stock Exchange.

“Objection Dispute” has the meaning assigned in Section 2.05(c).

“Occurrence Based Policies” has the meaning assigned in Section 5.12.

“OFAC” has the meaning assigned in Section 3.03(l).

“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Organizational Documents” with respect to a Person, means the charter, bylaws, limited liability company agreement or comparable organizational, constituent or governing documents of such Person, and any amendment or supplement to any of the foregoing.

“Outside Date” has the meaning assigned in Section 7.02(a).

“Parent” has the meaning assigned in the Preamble.

“Parent Assumed Liabilities” means the liabilities of Parent and its Subsidiaries (other than the Acquired Companies and Newco) as of the Reference Time consisting solely of the line item “Parent Assumed Liabilities” accounts specified in the Financial Adjustment Statement.

“Parent Board” means the Board of Trustees of Parent.

“Parent Board Recommendation” has the meaning assigned in the Recitals.

“Parent Excluded Liabilities” means all liabilities and obligations of Parent and its Subsidiaries (other than liabilities and obligations of Newco and the Acquired Companies) of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, including, without limitation, any liabilities or obligations arising from the matters described in Section 3.01(e) and Section 3.01(i) of the Seller Disclosure Letter, but excluding Parent Assumed Liabilities.

“Parent Financial Advisor” has the meaning assigned in Section 3.01(g).

“Parent Group” means Parent and its Subsidiaries (other than the Acquired Companies and any Subsidiaries thereof).

“Parent Pre-Closing Rent Amounts” has the meaning assigned in Section 2.06(c).

“Parent Shares” means common shares of beneficial interest of Parent, par value $0.01 per share.

“Parent Termination Fee” has the meaning assigned in Section 7.05(b)(1).

“Parent Transferred Assets” means the assets of Parent and its Subsidiaries (other than the Acquired Companies and Newco) as of the Reference Time consisting solely of the line item “Parent Transferred Assets” accounts specified in the Financial Adjustment Statement.

“Party” has the meaning assigned in the Preamble.

“Payoff Letters” means customary letters from each Person to whom any Funded Indebtedness is owed by Newco or any of the Acquired Companies, each in form and substance satisfactory to Buyer pursuant to which the creditors party thereto agree that upon payment of such Indebtedness described therein all obligations related to such Indebtedness will be indefeasibly paid in full and all Liens securing any such obligation and all guaranties supporting such Indebtedness will be discharged and released.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) statutory mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens arising in the ordinary course of business consistent with past practice that are not yet due or that are being contested in good faith by appropriate proceedings, (c) pledges, deposits and guarantees to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business consistent with past practice and which are not yet due and payable, (d) minor defects, imperfections or irregularities in title, easements, covenants and rights of way or other real property matters of record and other similar restrictions, and zoning, planning, building and other similar codes or restrictions, in each case, that do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the applicable property owned, leased, used or held for use by any of the Acquired Companies, (e) statutory, common law or contractual Liens of landlords for amounts not yet due and payable, (f) Liens and such other matters described in Section 1.01(d) of the Seller Disclosure Letter, to the extent they do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the applicable property owned, leased, used or held for use by any of the Acquired Companies, (g) all Liens and other matters disclosed in the Acquired Companies’ property surveys, title policies and property/title reports or other title documents Previously Disclosed to Buyer in the Data Room or otherwise contained in any title documents in Buyer’s possession prior to the date hereof, that, in each case, do not, and would not reasonably be expected to, adversely affect in any material respect the current use or operation of the applicable Acquired Company Property, (h) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances or Liens affecting real property assets which are not violated by the current or intended use or operation of the applicable real property or materially impair the intended use thereof, (i) rights of tenants, sub-tenants and sub-sub-tenants under the Lessor Leases, (j) rights of landlords and superior landlords under Lessee Leases, (k) Liens relating to obligations or liabilities for which tenants are responsible under Lessor Leases, and (l) Liens permitted by or established pursuant to the Master Trust Transaction Documents, it being understood that the Indenture Redemption and Discharge will occur as of the Closing.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity or any Governmental Authority.

“Post-Closing Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Indemnifiable Losses” has the meaning assigned in Section 5.15(b)(1).

“Pre-Closing Period” means any Tax period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Separate Tax Return” has the meaning assigned in Section 5.16(a)(1).

“Prepayment Premium” shall mean an amount equal to the aggregate Make Whole Payments (as defined in the Master Trust Indenture) payable under the Master Trust Indenture in respect of the outstanding Master Trust Notes in connection with an optional redemption of all outstanding class and series of the Master Trust Notes occurring in accordance with Section 7.01 of the Master Trust Indenture in connection with an Indenture Redemption and Discharge as of the Closing.

“Previously Disclosed” means that the existence of a fact or condition was disclosed by one Party to the other Parties (a) through reporting of a Party or its Affiliates filed with or furnished to the SEC at any time prior to the date of this Agreement (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (b) through the Data Room prior to 8:00 P.M. Eastern time on the day prior to the date of this Agreement. The information and disclosures contained in any section of a Disclosure Letter shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant) and incorporated by reference in any other section of a Disclosure Letter as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent from the text of such disclosure.

“Property Adjustment Amount” means the aggregate amount of the implied values calculated in accordance with Section 5.21(a) with respect to all Unowned Acquired Company Properties and Unleased Ground Leased Acquired Company Properties, if any.

“Property Cash Price” means, collectively, the Flying J Purchase Price (as defined in Section 2 of the Property Transfer Agreement), adjusted for prorations calculated as of the Closing pursuant to Section 3 of the Property Transfer Agreement.

“Property Management Agreement” means the Second Amended and Restated Property Management and Servicing Agreement, dated as of May 20, 2014, among the Property Manager, as property manager and as special servicer, Midland Loan Services, a division of PNC Bank, National Association, as a back-up manager, and the Acquired Companies, as amended, restated and supplemented from time to time.

“Property Manager” means Spirit Realty, L.P.

“Property Seller” has the meaning assigned in the Recitals.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Property Transfer” means a transaction where each of the following conditions are satisfied substantially simultaneously at the Closing: (a) the Property Transfer Agreement is in full force and effect and the parties thereto are not in breach or default thereof in any material respect and have performed in all material respects their respective obligations thereunder; (b) Property Seller conveys the Property (as defined in the Property Transfer Agreement) to Newco in accordance with the Property Transfer Agreement immediately after the Closing (but, in any event, on the Closing Date); and (c) Newco has obtained an owner’s policy (it being understood and agreed that Parent and Buyer shall each be responsible for 50% of the base premium cost of such policy; provided, that Buyer shall be responsible for 100% of the costs of any endorsements on or extended coverage to such policy) for the Property (as defined in the Property Transfer Agreement) insuring title to the Property (as defined in the Property Transfer Agreement) in accordance with the Property Transfer Agreement.

“Property Transfer Adjustment Amount” means $55,000,000.

“Property Transfer Agreement” has meaning assigned in the Recitals.

“Proxy Statement” means the proxy statement to be sent to the holders of Parent Shares in connection with the Shareholders Meeting (including the letter to the holders of the Parent Shares, notice of meeting and form of proxy and any amendments or supplements thereto).

“Redemption and Discharge Amount” means the sum of (i) the aggregate amount required to be deposited with the Trustee in connection with an optional redemption in accordance with Section 7.01 of the Master Trust Indenture of all outstanding classes and series of the Master Trust Notes at the Closing, including the outstanding principal amount of such Master Trust Notes, the applicable Prepayment Premium with respect thereto and all accrued and unpaid interest due thereon, in each case, as of the Closing Date and (ii) all additional amounts required to be paid pursuant to Section 3.01 of the Master Trust Indenture as of the Closing Date.

“Reference Time” means 11:59 P.M. Eastern time on the date immediately prior to the Closing Date.

“REIT” means an entity subject to tax as a “real estate investment trust” pursuant to Sections 856 through 860 of the Code.

“Release” means any discharge, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or otherwise allowing to escape to the Environment.

“Representatives” means, with respect to any Person, such Person’s trustees, directors, members, managers, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

“Requisite Parent Vote” has the meaning assigned in Section 3.01(c).

“Revenue Producing TI Allowances” means the tenant improvement allowances or concessions or landlord contributions under the Lessor Leases listed on Section 1.01(e)(1) of the Seller Disclosure Letter.

“Sale” has the meaning assigned in the Recitals.

“Sales Activities” has the meaning assigned in Section 5.18(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning assigned in the Preamble.

“Seller Disclosure Letter” has the meaning assigned in Section 3.01.

“Seller Indemnified Parties” has the meaning assigned in Section 5.15(a).

“Seller Taxes” means any and all (a) Taxes imposed on or payable by any Acquired Company or Newco that are attributable or allocable to a Pre-Closing Period, (b) Transfer Taxes for which Seller is responsible under Section 5.16(d), other than, in each case, (1) any liability for Taxes taken into account in calculating the Closing Payment Amount or pursuant to Section 2.05, (2) subject to clause (c) of this definition, any Taxes that are the responsibility of a tenant under any lease, sublease or other Contract with Newco or an Acquired Company and (3) any Buyer Taxes, and (c) Taxes that are the responsibility of a tenant under any lease, sublease or other contract with Newco or an Acquired Company that are uncollectible.

“Shareholders Meeting” means a meeting of the holders of Parent Shares for the purpose of the consideration and approval of this Agreement and the Sale and any other matters required to be voted on by the holders of Parent Shares in connection with the Sale (including any postponement or adjournment thereof).

“Solvent” has the meaning assigned in Section 3.03(m).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Separate Tax Return” has the meaning set forth in Section 5.16(a)(2).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having the voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Acquisition Proposal that the Parent Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 5.01(c) and the time likely to be required to consummate such Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition” or other similar Law applicable to Parent or its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 3-601 of the Maryland General Corporation Law)).

“Tax” and “Taxes” means all federal, state, provincial, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Claim” means any claim with respect to Taxes made by any Governmental Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification for Buyer Taxes under clause (y) of Section 5.15(a) or Seller Taxes under clause (z) of Section 5.15(b)(1).

“Tax Proceeding” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Legal Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.

“Tax Returns” means any return, amended return or other report or similar statement (including elections, declarations, disclosures, schedules, estimates and information returns and any attachments thereto) filed or required to be filed with any Governmental Authority with respect to any Tax.

“Transfer Taxes” has the meaning set forth in Section 5.16(d).

“Trustee” has the meaning assigned in the definition of “Custody Agreement” in this Section 1.01.

“Unleased Ground Leased Acquired Company Property” has the meaning assigned in Section 5.21.

“Unowned Acquired Company Property” has the meaning assigned in Section 5.21.

“Voting Agreement” means that certain voting agreement, dated as of the date hereof, by and among the Insider Shareholders and Buyer.

1.02. Interpretation.

(a) In this Agreement, except as context may otherwise require, references: (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement; (2) to this Agreement are to this Agreement, and the Annexes, Schedules and Disclosure Letters to it, taken as a whole; (3) to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof); (4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it; (5) to any Governmental Authority include any successor to that Governmental Authority; (6) to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (7) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (8) to the terms “dollars,” “cents” and “$” mean U.S. Dollars and Cents; (9) to the phrases “date of this Agreement” or “date hereof” are to June 2, 2019, (10) to the words “herein,” “hereof” or “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section; (11) to the words “include,” “includes” or “including” are to be deemed followed by the words “without limitation;” (12) references to “days” shall refer to calendar days unless Business Days are specified; and (13) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b) This Agreement is the product of negotiation by the Parties, having the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other.

ARTICLE II

Purchase and Sale

2.01. Closing. Subject to the terms and conditions of this Agreement, the closing of the Sale (the “Closing”) will take place in accordance with Section 2.03 at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP,

One New York Plaza, New York, New York, or by electronic exchange of documents, at 10:00 a.m. Eastern Time on the first (1st) Business Day that the Master Trust Notes can be redeemed in accordance with the Master Trust Indenture that is at least six (6) Business Days (or such shorter period as Parent and Buyer may agree) following satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but the Closing shall be subject to the satisfaction or waiver of all conditions at the Closing, or at such other time or place as Buyer and Parent may agree (the date on which the Closing is required to occur, the “Closing Date”).

2.02. Closing Date Statement.

(a) At least ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written certificate executed by an officer of Seller (the “Closing Date Statement”) setting forth in reasonable detail Seller’s good faith calculation of the Closing Payment Amount and the components thereof determined in accordance with the Calculation Principles, as applicable, and as of the Reference Time, including: (i) the Redemption and Discharge Amount, including the Prepayment Premium (which, if available, shall include a confirmation of such amounts received from the Trustee), (ii) the Property Cash Price, (iii) Closing Funded Indebtedness, if any, (iv) the Property Adjustment Amount (the “Estimated Property Adjustment Amount”), if any, (v) the Closing Date Credit Amount (the “Estimated Closing Date Credit Amount”) and (vi) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”).

(b) The Closing Date Statement shall include such schedules and data with respect to the determinations set forth therein as may be reasonably appropriate to support the calculations set forth therein, including, without limitation, an updated rent roll dated as of the date of the Closing Date Statement, an arrears report and a current list of the Acquired Company Properties (with the only changes to the list of the Acquired Company Properties set forth on Section 3.02(p)(1) of the Seller Disclosure Letter as of the date of this Agreement being those Acquired Company Properties that were (i) acquired or sold (A) pursuant to any Acquisition Contract existing and in effect as of the date hereof and Previously Disclosed to Buyer, as set forth on Section 4.01(e) of the Seller Disclosure Letter, or (B) with Buyer’s prior written approval or (ii) subject to condemnation or eminent domain proceedings after the date hereof).

(c) Following Seller’s delivery of the Closing Date Statement and prior to the Closing, Buyer shall be entitled to review and make reasonable comments to the matters and amounts set forth in the Closing Date Statement (and the components thereof), and in connection therewith, Parent or Seller shall provide Buyer and its Representatives with reasonable access to the books and records and relevant personnel and properties of the Acquired Companies, Seller and Parent to review such amounts, as Buyer may reasonably request; provided, that any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies or their Representatives, and in such a manner as not to unreasonably interfere with the normal operations of the Acquired Companies, Seller, Parent or Newco. Parent shall consider Buyer’s comments to the Closing Date Statement in good faith prior to the Closing Date, provided that, in the event Parent and Buyer are unable to agree on any component of the Closing Date Statement prior to the Closing Date, the Closing Date Statement as prepared by Seller (as may have been updated by any mutual agreement of Buyer and Parent and including any disputed components thereof in such amounts as included in Seller’s initial Closing Date Statement (as applicable) shall control for purposes of the Closing, but without prejudice to the Parties’ rights under Section 2.04.

2.03. Closing Steps. Subject to the terms and conditions set forth in this Agreement, at the Closing, the following steps shall occur and shall be deemed to have occurred substantially simultaneously at the Closing:

(a) Pursuant to a contribution, assignment and assumption agreement, and/or such other documentation reasonably necessary under the LLC Agreements, (i) Seller shall contribute, transfer, assign and deliver to Newco all of Seller’s right, title and interest in and to the Acquired LLC Interests, free and clear of all Liens other than Liens established pursuant to the Master Trust Transaction Documents, it being understood that the

Indenture Redemption and Discharge will occur as of the Closing, and restrictions on transfer that may be imposed by generally applicable securities Laws, and Newco will accept the Acquired LLC Interests and assume all of Seller’s obligations with respect to the Acquired LLC Interests and the LLC Agreements, (ii) Newco shall be admitted as a substitute member, and the sole member, of each of the Acquired Companies, and (iii) the non-member manager of each of the Acquired Companies shall be removed.

(b) Pursuant to a bill of sale, and an assignment and assumption agreement, Parent and Seller shall contribute, transfer, assign and deliver to Newco (such contribution, transfer, assignment and delivery if from Parent, to be made first to Seller) all of Parent’s and Seller’s right, title and interest in and to the Parent Transferred Assets free and clear of all Liens (other than Permitted Liens), and Newco shall accept and assume, and agree to pay and discharge when due, all of the Parent Assumed Liabilities.

(c) If there is a Property Transfer, Property Seller shall sell, transfer and assign and deliver to Newco, and Newco shall acquire from Property Seller, the Property (as defined in the Property Transfer Agreement), in each case in accordance with the Property Transfer Agreement.

(d) Pursuant to a contribution, assignment and assumption agreement, and/or such other documentation reasonably necessary under the Organizational Documents of Newco, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all of Seller’s right, title and interest in and to all of the Newco LLC Interests, free and clear of all Liens other than restrictions on transfer that may be imposed by generally applicable securities Laws.

(e) If not delivered prior to the Closing, Parent and Seller shall cause the Acquired Companies to deliver to the Trustee the written notice contemplated by Section 7.01 of the Master Trust Indenture for the redemption of all of the issued and outstanding Master Trust Notes.

(f) Seller shall deliver to Buyer either (i) one or more instruments executed by the Trustee as contemplated by Section 3.01 of the Master Trust Indenture acknowledging the Indenture Redemption and Discharge upon payment to the Trustee of the Redemption and Discharge Amount, or (ii) other reasonably satisfactory evidence of the Indenture Redemption and Discharge upon payment to the Trustee of the Redemption and Discharge Amount.

(g) Buyer shall pay, on behalf of Parent, Seller and the Acquired Companies, by wire transfer of immediately available funds to the Trustee, pursuant to instructions furnished by the Trustee, to an account or accounts designated in writing, an aggregate amount equal to the Redemption and Discharge Amount (for application to the redemption of the Master Trust Notes pursuant to Section 2.11 and Section 7.01 of the Master Trust Indenture and for payment of amounts due and owing to any applicable parties in accordance with Article III of the Master Trust Indenture).

(h) Buyer shall pay, on behalf of the Acquired Companies and Newco, by wire transfer of immediately available funds to the account of each Person to whom any Funded Indebtedness is owed, an amount equal to the portion of the Funded Indebtedness owing such Person, in each case as set forth in the Payoff Letters, if any, provided to Buyer at least three (3) Business Days prior to the Closing Date.

(i) If there is a Property Transfer, Buyer shall pay, on behalf of Newco, by wire transfer of immediately available funds to the account of the Escrow Agent (as defined in the Property Transfer Agreement) designated in writing no later than two (2) Business Days prior to the Closing Date, the Property Cash Price.

(j) Buyer shall pay by wire transfer of immediately available funds to Seller, pursuant to instructions furnished by Seller to an account designated in writing by Seller, an aggregate amount equal to the Closing Payment Amount.

(k) Seller will deliver or cause to be delivered to Buyer a properly completed and duly executed IRS Form W-9 with respect to each of Parent and Seller.

If necessary or appropriate to facilitate the Closing, Parent, Seller and Buyer shall cooperate to establish escrow arrangements to implement the foregoing.

2.04. Redemption and Discharge Amount Adjustments. Subject to the next sentence, in the event that following the Closing it is determined that the Redemption and Discharge Amount paid to the Trustee was greater than the amount actually required to be paid to the Trustee to effect the Indenture Redemption and Discharge in accordance with Sections 3.01 and 7.01 of the Master Trust Indenture, Buyer and Seller shall direct the Trustee to promptly pay to Seller by wire transfer of immediately available funds an amount equal to such difference. In the event that following the Closing it is determined that the Prepayment Premium amount utilized to calculate the Closing Payment Amount was greater than the Prepayment Premium actually required to be paid to effect the Indenture Redemption and Discharge in accordance with Sections 3.01 and 7.01 of the Master Trust Indenture, Seller shall promptly pay to Buyer by wire transfer of immediately available funds an amount equal to such difference. In the event that following the Closing it is determined that the Prepayment Premium amount utilized to calculate the Closing Payment Amount was less than the Prepayment Premium actually required to be paid to effect the Indenture Redemption and Discharge in accordance with Sections 3.01 and 7.01 of the Master Trust Indenture, Buyer shall promptly pay to Seller by wire transfer of immediately available funds an amount equal to such difference. The Parties shall use their respective reasonable best efforts to ensure that the adjustments required to be made pursuant to this Section 2.04, if any, shall be completed no later than thirty (30) days following the Closing Date.

2.05. Adjustment.

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Parent and Seller a written certificate executed by an officer of Buyer (the “Adjustment Statement”) setting forth in reasonable detail Buyer’s calculation of (i) the Property Adjustment Amount, (ii) the Closing Date Credit Amount and (iii) the Closing Date Working Capital, in each case determined in accordance with the Calculation Principles, as applicable. The Adjustment Statement shall include such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Adjustment Statement.

(b) Following the delivery of the Adjustment Statement, Buyer shall provide Parent, Seller and its and their respective Representatives with reasonable access to the books and records and relevant personnel and properties of the Acquired Companies to verify the accuracy of such amounts, as Parent or Seller may reasonably request.

(c) If Parent and Seller disagree with the calculation of any of the items set forth in the Adjustment Statement, Parent shall notify Buyer in writing of such disagreement (an “Objection Dispute”) within forty-five (45) days after receipt of the Adjustment Statement by Parent and Seller. Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation. If Parent and Seller fail to deliver written notice of an Objection Dispute to Buyer within forty-five (45) days after delivery of the Adjustment Statement to Parent and Seller, the Adjustment Statement shall be deemed final and binding on Buyer, Seller and Parent for purposes of this Agreement.

(d) If Parent and Seller timely deliver a notice of an Objection Dispute pursuant to Section 2.05(c), Buyer on the one hand and Parent and Seller on the other hand shall negotiate in good faith to resolve any Objection Dispute, and any resolution agreed to in writing by Buyer on the one hand and Parent and Seller on the other hand shall be final and binding upon the Parties for purposes of this Agreement. If Buyer on the one hand and Parent and Seller on the other hand are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Parent and Seller to Buyer, then the disputed matters shall, at the request of either Seller or Buyer, be referred for final determination to PricewaterhouseCoopers LLP (the “Accounting Arbitrator”) within fifteen (15) days thereafter. If such firm is unable or unwilling to serve, Buyer on the one hand and Parent and Seller on the other hand shall jointly select an Accounting Arbitrator from an independent accounting firm of national standing that has no material relationships with any of the Parties. If Buyer on the one hand and Parent and Seller on the other hand are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York. The Accounting Arbitrator shall only consider those items and amounts set forth on the Adjustment Statement as to which Buyer on the one hand and Parent and Seller on the other hand have disagreed and not resolved within the time periods, amounts and other terms specified in Section 2.05(c) and this Section 2.05(d) and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to each of Buyer and Parent and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. In resolving any disputed item, the Accounting Arbitrator shall be bound by the principles set forth in this Section 2.05. The Accounting Arbitrator resolution shall be based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer on the one hand or Parent and Seller on the other hand or less than the smallest value for such item claimed by either Buyer on the one hand or Parent and Seller on the other hand. Such report shall be final and binding upon the Parties for purposes of this Agreement. Upon the agreement of Buyer and Parent and Seller or the decision of the Accounting Arbitrator, or if Parent and Seller fail to deliver written notice of disagreement to Buyer within the forty-five (45) day period provided in Section 2.05(c), the Adjustment Statement, as adjusted (if necessary) pursuant to the terms of this Section 2.05(d), shall be deemed to be the final Adjustment Statement for purposes of this Section 2.05 (the “Final Adjustment Statement”) and shall be deemed to be final and binding on Buyer, Parent and Seller for purposes of this Agreement. Each of the Property Adjustment Amount, the Closing Date Credit Amount and the Closing Date Working Capital as shown on the Final Adjustment Statement shall be referred to as the “Final Property Adjustment Amount,” the “Final Closing Date Credit Amount” and the “Final Closing Working Capital,” respectively. The fees, expenses and costs of the Accounting Arbitrator shall be borne by Buyer on the one hand and Parent and Seller on the other hand, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator by such Party that are unsuccessfully disputed by such Party (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of disputed items submitted by Buyer on the one hand and Parent and Seller on the other hand.

(e) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Final Closing Working Capital minus the Estimated Closing Date Working Capital, plus (ii) the Estimated Property Adjustment Amount minus the Final Property Adjustment Amount, plus (iii) the Estimated Closing Date Credit Amount minus the Final Closing Date Credit Amount. The Adjustment Amount shall be paid in accordance with Sections 2.05(f) and 2.05(g). If the Adjustment Amount is zero, no payment shall be required to be made under this Section 2.05. For the avoidance of doubt, all determinations and calculations of the components of the Adjustment Amount shall be made so as to avoid double counting (whether positive or negative) of any item or any duplicative additions to, or subtractions from, such components.

(f) If the Adjustment Amount is a negative number, then Parent shall cause Seller to promptly (and no later than five (5) Business Days following the final determination of the Final Adjustment Statement pursuant to Section 2.05(d)) pay or cause to be paid to Buyer in cash by wire transfer of immediately available funds pursuant to instructions furnished by Buyer the Adjustment Amount.

(g) If the Adjustment Amount is a positive number, then Buyer shall promptly (and no later than five (5) Business Days following the final determination of the Final Adjustment Statement pursuant to Section 2.05(d)) pay or cause to be paid to Seller in cash by wire transfer of immediately available funds pursuant to instructions furnished by Seller the Adjustment Amount.

(h) Except to the extent otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Section 2.05 as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

(i) Notwithstanding anything herein to the contrary, nothing in this Section 2.05 shall limit Buyer’s rights to be indemnified, held harmless and defended pursuant to Section 5.15 for any Loss that is indemnifiable by the Buyer Indemnifying Parties thereunder (other than Losses included in Closing Date Current Adjustment Liabilities for which Buyer received credit as part of the Closing Date Credit Amount as finally determined pursuant to this Section 2.05).

2.06. Cooperation.

(a) From and after the Closing, at Buyer’s reasonable request, Parent and Seller shall, and shall cause their respective Affiliates to, cooperate with Buyer and its Affiliates to effect the release of the Liens established under the Master Trust Documents, including by executing and acknowledging, and delivering to Buyer, the Acquired Companies and Newco, such instruments as are reasonably required by Buyer, or any title company of Buyer, to satisfy and discharge of record such Liens.

(b) If, after the Closing, Parent, Seller or any of their respective Affiliates or agents receives any rents from a tenant under a Lessor Lease related to a period after the Closing or sales proceeds under any Acquisition Contract related to a period after the Closing, Parent shall cause such amounts, to the extent not accounted for in the Closing Date Statement or the Final Adjustment Statement, as applicable, to be held in trust and promptly disbursed to Buyer by wire transfer of immediately available funds pursuant to instructions furnished by Buyer.

(c) Notwithstanding anything herein to the contrary, (i) if, after the Closing, (x) Parent, Seller or any of their respective Affiliates or agents or (y) Buyer or any of its Affiliates or agents, receives any past due rents or receivables from or on behalf of a tenant under a Lessor Lease attributable to the thirty (30) day period preceding the Closing Date, such amounts (“Parent Pre-Closing Rent Amounts”), if received by Parent, Seller or any of their respective Affiliates or agents may be retained by them on account of past due rents or receivables, and if received by Buyer or any of its Affiliates or agents shall be held in trust and promptly disbursed to Parent by wire transfer of immediately available funds pursuant to instructions furnished by Parent; and (ii) if, after the Closing, (x) Parent, Seller or any of their respective Affiliates or agents or (y) Buyer or any of its Affiliates or agents, receives any past due rents or receivables from or on behalf of a tenant under a Lessor Lease that were owed to an Acquired Company as of the Reference Time (other than Parent Pre-Closing Rent Amounts), including, without limitation, any past rents or receivables attributable to a period more than thirty (30) days prior to the Closing Date, such amounts (other than Parent Pre-Closing Rent Amounts) if received by Buyer or any of its Affiliates or agents may be retained by them, and if received by Parent, Seller or any of their respective Affiliates or agents shall be held in trust and promptly disbursed to Buyer by wire transfer of immediately available funds pursuant to instructions furnished by Buyer. For the avoidance of doubt, none of Parent, Seller or their respective Affiliates shall receive a credit against the Closing Payment Amount for any such amounts paid to or retained in accordance with the foregoing.

(d) Whether or not the Property Transfer is consummated pursuant to the Property Transfer Agreement, Buyer and Newco agree that each of the Flying J Loan Repayment Amount and the Burger King Loan Repayment Amount (each as defined in the Property Transfer Agreement) shall be deemed repaid in full as of Closing and, as promptly as practicable after the Closing, Buyer and Newco shall cause the applicable Acquired Company to take all necessary action to document the Flying J Loan Repayment Amount and the Burger King Loan Repayment Amount (each as defined in the Property Transfer Agreement) and effectuate the termination and release of the mortgages listed on Exhibits B and G of the Property Transfer Agreement.

(e) In connection with the transactions contemplated by this Agreement and the Property Transfer Agreement, the Parties agree that they will cooperate to obtain, and to cause the Acquired Companies to provide, terminations and releases from all applicable parties of all obligations, liabilities and claims under the Master Trust Transaction Documents in connection with the Closing. In connection therewith, each Party shall do and perform, or cause to be done and performed, all such acts and things, and shall execute and deliver all such agreements, certificates, instruments and documents as the Parties may reasonably request in order to implement such terminations and releases.

(f) From and after the Closing, as reasonably requested by Buyer, Parent and Seller shall, and shall cause their respective Affiliates to, cooperate with Buyer and its Affiliates to either vest fee simple or leasehold title (as applicable) to the Acquired Company Properties, or confirm that fee simple or leasehold title (as applicable) to the Acquired Company Properties is vested, in the applicable Acquired Company, free and clear of all Liens, other than Permitted Liens, including by executing and acknowledging, and delivering to Buyer, the Acquired Companies and Newco, such deeds or other instruments as are reasonably required by Buyer, or any title company of Buyer, in connection therewith.

(g) At and after the Closing, each of Seller and Parent will cooperate with Buyer to provide contact and other information in their possession as is reasonably necessary to permit Buyer to deliver notices to tenants under any Lessor Leases or ground lessors under any Lessee Leases to reflect the new ownership of the Acquired Company Properties and to facilitate any changes in payment of rents.

2.07. Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the Parties intend the Sale to be properly characterized as a sale (i) by Seller and a purchase by Buyer of all of the assets of each of the Acquired Companies and (ii) by Parent and a purchase by Buyer of the Parent Transferred Assets. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the Parties shall file all U.S. federal, state and local income Tax Returns in a manner consistent with the intended tax treatment of the Sale described in this Section 2.07, and no Party shall take a position inconsistent with such treatment.

2.08. Asset Allocation. Within one hundred and twenty (120) days after the Closing Date, Buyer shall use reasonable best efforts to prepare an allocation (the “Asset Allocation”) of the Closing Payment Amount (and all other amounts treated as consideration for the purchase of the assets of the Acquired Companies and the Parent Transferred Assets for U.S. federal income Tax purposes) among the assets of the Acquired Companies and the Parent Transferred Assets, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other Tax Law, and deliver the Asset Allocation to Seller. If Buyer provides an Asset Allocation within the preceding time, Seller shall have twenty (20) days to provide comments in writing to Buyer, which Buyer shall consider in good faith. Buyer and Seller shall negotiate in good faith to finalize the Asset Allocation (unless Seller does not provide any comment within such twenty (20)-day period, in which case Buyer’s determination of the Asset Allocation shall be deemed final). If the Parties agree to such Asset Allocation, or it shall be deemed final pursuant to the prior sentence, then Buyer, Parent, Seller and the Acquired Companies shall, unless required pursuant to a determination within the meaning of Section 1313(a)(1) of the Code, (A) file all Tax Returns (including IRS Form 8594) consistent with the Asset Allocation, (B) not take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes and (C) cooperate in case of a challenge by a Governmental Authority to the Asset Allocation. In the event that the Parties do not agree (and are not deemed to agree pursuant to this Section 2.08) upon the Asset Allocation or Buyer does not provide an Asset Allocation within one hundred and twenty (120) days after the Closing Date, then each Party shall make its own determination in good faith of such allocation for financial and Tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other Party, and the Parties shall have no further obligation under this Section 2.08.

2.09. Withholding. Buyer shall be entitled to deduct and withhold from the Closing Payment Amount all Taxes that Buyer is required to deduct and withhold under any provision of Tax law. If any amount is so withheld and properly and timely remitted to the applicable Governmental Authority, such withheld amount shall be treated as having been paid to the Person with respect to which such deduction or withholding was imposed. Buyer shall promptly notify Seller in writing if Buyer determines that any withholding or deduction is required under any provision of Tax law with respect to any portion of such payment (and such notice shall describe the basis for such deduction or withholding) and provide Seller with a reasonable opportunity to provide such forms, certificates or other evidence, and reasonably cooperate with Seller to, eliminate or reduce any such required deduction or withholding.

ARTICLE III

Representations and Warranties

3.01. Representations and Warranties of Seller and Parent. Except as set forth in the Disclosure Letter delivered by Seller and Parent to Buyer in connection with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), each of Seller and Parent represents and warrants to Buyer as to itself as follows:

(a) Organization, Standing and Authority. It (i) is a limited liability company or real estate investment trust, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except, with respect to clause (ii), where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to it.

(b) Power and Authority. It has the limited liability company or trust, as applicable, power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(c) Power, Authority, Authorization and Binding Nature of this Agreement. It has the limited liability company or trust, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Sale, subject, in the case of Parent, to the affirmative approval of the Sale by a majority of the votes entitled to be cast on the Sale by the holders of outstanding Parent Shares (the “Requisite Parent Vote”). The Requisite Parent Vote is the only vote, consent or approval required of any shareholders, holders of beneficial trust interests or other equity securities of Parent, Seller or any of their Affiliates in connection with the authorization, execution, delivery or performance of this Agreement or the consummation of the Sale. It has duly authorized, executed and delivered this Agreement and has taken all limited liability company or trust, as applicable, action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Sale, subject, in the case of Parent, to obtaining the Requisite Parent Vote. The Parent Board, at a duly called and held meeting, has unanimously (1) duly and validly authorized the execution and delivery of this Agreement, (2) declared advisable and in the best interests of Parent and its shareholders the adoption of this Agreement and the Sale on the terms and conditions set forth in this Agreement, (3) directed that the Sale be submitted for consideration at the Shareholders Meeting, and (4) subject to Section 5.01, resolved to make the Parent Board Recommendation and to include such recommendation in the Proxy Statement. Subject only to due execution of this Agreement by Buyer, this Agreement is a valid and legally binding obligation of it, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Title. Seller has, and at the Closing, Newco will have, good and valid title to the Acquired LLC Interests, free and clear of any Liens, other than Liens established pursuant to the Master Trust Transaction Documents, it being understood that the Indenture Redemption and Discharge will occur as of the Closing, and restrictions on transfer that may be imposed by generally applicable securities Laws.

(e) Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against it, nor is there any judgment, decree, injunction, rule or Order of any Governmental Authority or arbitration outstanding against it, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to it.

(f) Governmental Approvals; No Defaults.

(1) Except for required filings under federal and state securities Laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by it in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the Sale, except for those consents, approvals, filings or registrations, the failure to make or obtain which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to it.

(2) Subject to receipt of the consents and approvals and making the filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation by it of the Sale do not and will not (A) constitute a violation by it of any applicable Law, (B) with respect to any Contract to which it or any of its properties or assets is subject or bound, (i) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) thereunder, (ii) require a consent or approval or result in the loss of a benefit thereunder, (iii) give rise to any right of termination, cancellation, amendment or acceleration thereof or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of its properties or assets (other than the Acquired LLC Interests), (C) constitute a breach or violation of, or a default under, its Organizational Documents or (D) require it to obtain any consent or approval under any such Law or Contract, except, in the case of clauses (A), (B) or (D), for any such breach, violation, default, consent or approval that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to it.

(g) Opinion of Financial Advisor. Barclays Capital Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the purchase price of $2,345,000,000, representing the Base Purchase Price of $2,400,000,000, less $55,000,000, the amount payable under the Property Transfer Agreement to the seller thereunder (prior to any adjustments under the Property Transfer Agreement), payable to Parent pursuant to the Agreement is fair, from a financial point of view, to Parent. A written copy of such opinion shall be made available to Buyer for information purposes only as soon as practicable after receipt thereof by the Parent Board following the date hereof.

(h) Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Seller for inclusion or incorporation by reference in the Proxy Statement shall, at the time such document is filed with the SEC, at any time such document is amended or supplemented, on the date such document is first mailed to the shareholders of Parent and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. All documents that Parent or Seller is responsible for filing with the SEC in connection with the transactions contemplated hereby, to the extent relating to itself or the Acquired Companies or other information supplied by or on behalf of the Acquired Companies for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.01(h) will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of Buyer.

(i) Financial Advisors. Neither it nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or similar fees in connection with the transactions contemplated herein, except that Parent has retained the Parent Financial Advisor, the fees and expenses of which shall be the responsibility of Parent.

(j) Ownership of Parent Shares. Section 3.01(j) of the Seller Disclosure Letter is a true and complete list of all trustees and executive officers of Parent and the executive officers of the Property Manager in each case that own any Parent Shares or hold any rights to acquire or vote any Parent Shares (such shareholders, the “Insider Shareholders”) and the amount of any such Parent Shares.

3.02. Representations and Warranties With Respect to the Acquired Companies and Newco. Except as set forth in the Seller Disclosure Letter, Parent and Seller jointly and severally represent and warrant to Buyer as follows with respect to the Acquired Companies and Newco, as applicable:

(a) Organization, Standing and Authority. Each of the Acquired Companies and Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Companies and Newco is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies or Newco.

(b) Capital Structure.

(1) Seller is the record and beneficial owner of all issued and outstanding Equity Securities of each Acquired Company, which consist of membership interests of such Acquired Company (except that at the Closing, Newco will be the record and beneficial owner of all of the issued and outstanding Equity Securities of the Acquired Companies pursuant to the transfer of such Equity Securities by Seller at the Closing pursuant to Section 2.03 of this Agreement). All outstanding Equity Securities of the Acquired Company are duly authorized, validly issued, were not issued in violation of the LLC Agreements or any other Contract to which Seller or any Acquired Company is a party and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Section 3.02(b) of the Seller Disclosure Letter, as of the date of this Agreement, no Equity Securities of the Acquired Companies are outstanding.

(2) Except for the rights granted under the Master Trust Transaction Documents (it being understood that the Indenture Redemption and Discharge will occur as of the Closing), none of the Acquired Companies are parties to any right of first refusal, right of first offer, proxy, voting agreement, voting trust or registration rights agreement with respect to the sale or voting of any Equity Securities of the Acquired Companies. As of the date hereof, SMTA SPE Manager, LLC, an indirect wholly owned Subsidiary of Parent, is the sole non-member manager of each of the Acquired Companies.

(3) Seller is the record and beneficial owner of all of the issued and outstanding Equity Securities of Newco, which consist of membership interests of Newco. All outstanding Equity Securities of Newco are duly authorized, validly issued, were not issued in violation of Newco’s Organizational Documents or any other Contract to which Seller or Newco is a party and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Seller has good and valid title to the Newco LLC Interests, free and clear of any Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws.

(4) Newco is not party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust or registration rights agreement with respect to the sale or voting of any Equity Securities of Newco.

(c) Subsidiaries. No Acquired Company has, nor has ever had, any Subsidiaries.

(d) Power and Authority; LLC Agreements.

(1) Each Acquired Company has the power and authority to carry on its business as it is now being conducted. Each Acquired Company has the power and authority to own or lease all of the Acquired Company Properties (and for no other purpose) and to comply with its obligations under the Master Trust Transaction Documents to which it is a party.

(2) Parent has Previously Disclosed to Buyer true and complete copies of Parent’s, Seller’s, Newco’s and the Acquired Companies’ Organizational Documents (including each LLC Agreement) in effect as of the date hereof. None of the Acquired Companies is in violation of any of the provisions of its Organizational Documents in any material respect.

(3) Newco has the power and authority to carry on its business as it is now being conducted and to own the Acquired LLC Interests and is not in violation of its Organizational Documents in any material respect. Newco is not a party to any Contract (other than this Agreement and the Property Transfer Agreement) and does not have any assets or liabilities other than as will arise from its ownership at the Closing of the Acquired LLC Interests, and, if a Property Transfer occurs as contemplated by Section 2.03(c), the Property (as defined in the Property Transfer Agreement).

(e) Authorization and Binding Nature of Master Trust Transaction Documents. The execution and delivery by each Acquired Company of each Master Trust Transaction Document to which it is a party and the performance by each of the Acquired Companies of its obligations under each Master Trust Transaction Document to which it is a party was duly authorized by such Acquired Company, except where the failure to be so duly authorized is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies, each Master Trust Transaction Document to which an Acquired Company is a party constitutes a valid and legally binding agreement of such Acquired Company enforceable in accordance with its terms against the Acquired Company and, to Seller’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No Acquired Company is in default under any Master Trust Transaction Document to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies. Parent has Previously Disclosed to Buyer true and complete copies of each material Master Trust Transaction Document in effect as of the date hereof. The Indenture Redemption and Discharge can be effected as of the Closing without consent of the holders of the Master Trust Notes and without penalty or liability to the Acquired Companies (other than the obligation to pay the Redemption and Discharge Amount, including the Prepayment Premium together with the other amounts due pursuant to Section 7.01 and Section 3.01 of the Indenture that will be paid using the Cash and Cash Equivalents of the Acquired Companies). Assuming a Closing as of August 20, 2019 and that the interest rates and other variables of the calculation of the Prepayment Premium remain the same between the date hereof and August 20, 2019, and an Indenture Redemption and Discharge as of such Closing, Seller’s good faith calculation of the Prepayment Premium is approximately $72,200,000, and Seller has previously made available to Buyer such calculation in reasonable detail.

(f) Governmental Approvals; No Defaults.

(1) Except for required filings under federal and state securities Laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Acquired Companies in connection with the execution, delivery or performance by Parent and Seller of this Agreement or the consummation by Parent and Seller of the Sale, except those that the failure to make or obtain is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(2) Subject to receipt of the consents and approvals and making the filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by Parent and Seller and the consummation by Parent and Seller of the Sale do not and will not (A) constitute a violation by the Acquired Companies of any applicable Law, (B) with respect to any Contract to which any Acquired Company or any of their respective properties or assets is subject or bound, (i) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) thereunder, (ii) require a consent or approval or result in the loss of a benefit thereunder, (iii) give rise to any right of termination, cancellation, amendment or acceleration thereof or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, (C) constitute a breach or violation of, or a default under, any Acquired Company’s LLC Agreement or (D) require any Acquired Company to obtain any consent or approval under any such Law or Contract, except, in the case of clauses (A), (B) or (D), for any such breach, violation, default, consent or approval that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(g) Financial Information.

(1) Section 3.02(g)(1) of the Seller Disclosure Letter sets forth a true and complete copy of the unaudited combined working capital balance sheets of the Acquired Companies, and the Parent Transferred Assets and Parent Assumed Liabilities as of April 20, 2019 (the “Financial Adjustment Statement”). The Financial Adjustment Statement fairly presents, in all material respects, the total combined current assets (other than cash, cash equivalents and restricted cash), and the total combined current liabilities (other than property management fees payable), of the Acquired Companies, and the Parent Transferred Assets and Parent Assumed Liabilities as of April 20, 2019, were derived from accounting records maintained in accordance with GAAP, except as set forth therein and except for the absence of footnotes that may be required by GAAP, and were derived from and are consistent with the books and records of the Acquired Companies and Parent. The books of account and other financial records of the Acquired Companies and Parent have been maintained in all material respects in accordance with commercially reasonable business and accounting practices.

(2) Section 3.02(g)(2) of the Seller Disclosure Letter sets forth true and complete copies of the Determination Date Reports as of March 7, 2019 and December 7, 2018 (the “Financial Reports”). The Financial Reports present fairly, in all material respects, the financial information as of the Determination Dates reflected therein, and the related periods reflected to therein.

(3) The consolidated financial statements (including any related notes) contained or incorporated by reference in any report, schedule, form, statement or other document (including any exhibits and all information incorporated therein) required to be filed by Parent with the SEC: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations of Parent for the periods covered thereby.

(4) None of the Acquired Companies has any material liability or material obligation of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, except for those: (i) disclosed in the Financial Adjustment Statement or the Financial Reports; (ii) incurred since December 31, 2018, in the ordinary course of business consistent with past practice; (iii) to perform under Contracts entered into by the Acquired Companies prior to the date hereof or after the date hereof in accordance with Section 4.01; (iv) arising out or in connection with the preparation, negotiation and execution of this Agreement and the documents entered into in connection herewith and the transactions contemplated hereby or thereby; and (v) liabilities or obligations that have not had, and would not reasonably be likely to be material to the Acquired Companies, taken as a whole.

(5) (i) Since December 31, 2018, the Acquired Companies have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and in accordance with their respective obligations under the Master Trust Transaction Documents in all material respects and (ii) from December 31, 2018 through the date hereof, there has not been any Material Adverse Effect with respect to the Acquired Companies.

(6) Parent has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(7) Since the date of the filing of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Parent’s auditors and the audit committee of the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information related to the Acquired Companies or (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in Parent’s internal control over financial reporting related to the Acquired Companies.

(h) Litigation. Except as set forth in Section 3.02(h) of the Seller Disclosure Letter, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against any Acquired Company or with respect to the Acquired Company Properties, nor is there any material judgment, decree, injunction, rule or Order of any Governmental Authority or arbitration outstanding against any Acquired Company or with respect to the Acquired Companies.

(i) Compliance with Laws. Each Acquired Company:

(1) conducts, and since January 1, 2018 has conducted, its business in compliance in all material respects with all applicable Laws;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies and for the avoidance of doubt, other than any permits, licenses, authorizations, orders and approvals required to be obtained by any tenant under a Lessor Lease; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to Seller’s Knowledge, no suspension or cancellation of any of them is threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies; and

(3) has not received, since January 1, 2018, any written notification from any Governmental Authority (A) asserting that such Acquired Company is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization, in each case of (A) and (B), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies.

(j) Acquisition/Disposition Contracts; Defaults. Section 3.02(j) of the Seller Disclosure Letter sets forth each Contract in effect as of the date hereof (other than Master Trust Transaction Documents) under which an

Acquired Company is required to dispose of or acquire real property (an “Acquisition Contract”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies, each Acquisition Contract to which an Acquired Company is a party constitutes a valid and legally binding agreement of such Acquired Company enforceable in accordance with its terms against the Acquired Company and, to Seller’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No Acquired Company is in default under any Acquisition Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies. Parent has Previously Disclosed to Buyer true and complete copies of each Acquisition Contract in effect as of the date hereof.

(k) Employee Benefit Plans.

(1) No Acquired Company maintains, sponsors or contributes to, nor has ever maintained, sponsored or been required to contribute to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded (a “Company Plan”).

(2) No Acquired Company or ERISA Affiliate, in the last six years, has contributed to (or had any obligation under) a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. No Acquired Company or ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six years. No Acquired Company has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit or compensation plan, program, policy, practice, agreement, contract or arrangement that is or was maintained or sponsored by Parent or any ERISA Affiliate.

(l) Labor Matters. No Acquired Company has, or has ever had, any employees.

(m) Taxes.

(1) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to each Acquired Company and its Subsidiaries have been duly, timely and accurately filed.

(2) All Taxes shown to be due on the Tax Returns referred to in clause (1) above have been paid in full, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(3) Section 3.02(m)(3) of the Seller Disclosure Letter sets forth (i) any extensions or waivers of statutes of limitation that have been given by or requested in writing with respect to any Taxes of any Acquired Company and (ii) any audits, examinations, actions, suits, proceedings or proposed reassessments with respect to Taxes that are ongoing, pending or have been threatened in writing with respect to any Acquired Company, any asset of any Acquired Company or any Parent Transferred Asset.

(4) None of the Acquired Companies or Newco is a party to any Tax allocation or Tax sharing agreement.

(5) For U.S. federal income tax purposes (and, except as set forth in Section 3.02(m)(5) of the Seller Disclosure Letter, for applicable state and local income tax purposes), each Acquired Company and Newco is, and has been since its formation, an entity disregarded as separate from Seller within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i) (and analogous provisions of applicable state and local income tax law), and no election has been made to treat any Acquired Company or Newco as a corporation for U.S. federal (or applicable state or local) income Tax purposes.

(n) Environmental Matters.

(1) Except for such matters that are not, individually or in the aggregate, reasonably likely to result in material liability to any Acquired Company: (A) each Acquired Company has at all times been in compliance in all material respects with all applicable Environmental Laws, which compliance includes compliance with all permits, licenses, authorizations, orders and approvals required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted (collectively, the “Environmental Permits”); (B) all Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (C) no suspension or cancellation of any Environmental Permit is pending or threatened in writing; and (D) except as disclosed in the Environmental Reports, no Acquired Company has caused or knowingly permitted any Release of Hazardous Substances at any Acquired Company Property and, to Seller’s Knowledge there have been no other Releases of Hazardous Substances at real property currently or formerly owned or operated by any Acquired Company, in each case, in a manner that could reasonably be expected to result in liability to any Acquired Company pursuant to any Environmental Law.

(2) No Acquired Company is a party to, or is the subject of, any pending or, to Seller’s Knowledge, threatened Legal Proceeding (A) seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law, or (B) alleging any material liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. No Acquired Company is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(3) Parent has Previously Disclosed to Buyer true and complete copies of all material environmental reports and audits in Parent’s possession and prepared by or on behalf of Parent or Seller during the three-year period prior to the date hereof relating to the Acquired Company Properties.

(o) Financial Advisors. No Acquired Company has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein.

(p) Acquired Company Properties.

(1) Section 3.02(p)(1) of the Seller Disclosure Letter sets forth a true and complete list of the real property owned or ground leased as tenant by each Acquired Company (and indicating whether such real property is owned or ground leased) as of the date of this Agreement, and sets forth the applicable Acquired Company owning or leasing, as applicable, such property (such real property collectively, the “Acquired Company Properties”).

(2) An Acquired Company owns fee simple or leasehold title (as applicable) to the Acquired Company Properties, free and clear of all Liens, other than Permitted Liens.

(3) No Acquired Company has received (A) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Acquired Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Acquired Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Acquired Company Properties is not in full force and effect as of the date of this Agreement or will be at any time thereafter (other than as a result of the expiration or termination of the term of the same), except for such failures to be in full force and effect that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect with respect to the Acquired Companies, or of any pending written threat of modification, suspension or cancellation of any of same, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies, or (B) written notice of any uncured violation of any Laws affecting any of the Acquired Company Properties which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies.

(4) Except as set forth in Section 3.02(p)(4) of the Seller Disclosure Letter, (A) no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Acquired Company Property or, to Seller’s Knowledge, any Acquired Company Property leased by any Acquired Company, and (B) no Acquired Company has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Acquired Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Acquired Company Property, in the case of clauses (A) and (B) which individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies.

(5) Parent has Previously Disclosed to Buyer true and complete (in all material respects) copies of all of the Lessor Leases and Lessee Leases as of the date hereof. Other than the Lessor Leases and Lessee Leases corresponding to the properties set forth in Section 3.02(p)(1) of the Seller Disclosure Letter, there are no other leases or rights of occupancy to which any of the Acquired Companies or any predecessor entity is a party affecting the Acquired Company Properties. Except as individually or in the aggregate is not reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies, (A) no Acquired Company is and, to Seller’s Knowledge on the date of this Agreement, no other party is in breach or violation of, or default under, any Lessor Lease or any Lessee Lease, (B) no event has occurred which would result in a breach or violation of, or a default under, any Lessor Lease or any Lessee Lease by any Acquired Company, or, to Seller’s Knowledge, any other party thereto and no tenant under a Lessor Lease is in monetary default under such Lessor Lease, (C) no tenant under a Lessor Lease has the right to become a beneficiary of a forbearance from any Acquired Company, (D) no Acquired Company is in receipt of any base rent under any Lessor Lease paid more than thirty (30) days before such rent is due and payable and (E) each Lessor Lease and each Lessee Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Acquired Companies, and to Seller’s Knowledge, with respect to the other parties thereto (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No Acquired Company is party to any oral Lessor Lease or oral Lessee Lease.

(6) Except as set forth in Section 3.02(p)(6) of the Seller Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Lessor Lease for which the purchase has not closed prior to the date of this Agreement, and except as set forth in any Lessor Lease Previously Disclosed to Buyer, no purchase option under any Lessor Lease will be triggered by the transactions contemplated hereby.

(7) Except for Permitted Liens or as set forth in Section 3.02(p)(7) of the Seller Disclosure Letter and as set forth in Lessor Leases and title documents Previously Disclosed to Buyer, (A) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Acquired Company Property or any portion thereof, and (B) there are no other outstanding rights or agreements to enter into any Contract for sale, lease or letter of intent to sell or lease any Acquired Company Property or any portion thereof that is owned by any Acquired Company, which, in each case, is in favor of any other party.

(8) Except as set forth in Section 3.02(p)(8) of the Seller Disclosure Letter, pursuant to a Lessor Lease, Lessee Lease, or any other Contract Previously Disclosed to Buyer or which is otherwise terminable without material cost or penalty on ninety (90) days’ (or fewer) notice, no Acquired Company is a party to any Contract where the performance remaining thereunder involves aggregate consideration to or by any Acquired Company of $100,000 or more per annum.

(9) The Acquired Company Properties, to Seller’s Knowledge, (A) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (B) are in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been Previously Disclosed to Buyer and (C) are, to Seller’s Knowledge, adequate and suitable for the purposes for which they are presently being used.

(10) Except as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies, there is no pending, or, to Seller’s Knowledge, threatened against the Acquired Companies or their Affiliates, action, suit, litigation, hearing or administrative or similar proceeding or investigation with respect to all or any portion of the Acquired Company Properties that is not covered by insurance, that is not the responsibility of the tenant under the applicable Lessor Lease, or that would be binding on or affect the Acquired Company Properties or any purchaser after the Closing.

(11) Except as set forth in Section 3.02(p)(11) of the Seller Disclosure Letter, Parent has Previously Disclosed to Buyer a true and correct copy of the title insurance policies in the possession of Parent or any of its Subsidiaries with respect to each Acquired Company Property. To Seller’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice of any claim asserting any title or adverse possession claim with respect to any Acquired Company Property, except as individually or in the aggregate is not reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(12) Except as set forth in Section 3.02(p)(12) of the Seller Disclosure Letter, there are no outstanding leasing commissions or brokerage commissions or tenant improvement allowances or concessions or landlord’s contributions under, or in connection with, the Lessor Leases that will be the obligation of, or binding on, Buyer or any of the Acquired Companies after the Closing.

(13) Except as set forth in Section 3.02(p)(13) of the Seller Disclosure Letter, there are no real properties, material assets or material leasehold interests of the Acquired Companies that have been sold by the Acquired Companies between December 31, 2018 and the date hereof.

(q) Insurance. With respect to each material insurance policy owned or held by, or that covers, any Acquired Company (which for the avoidance of doubt, excludes any insurance policy obtained by any tenant for which any Acquired Company is a named or additional insured) (the “Company Insurance Policies”): (1) such Company Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (2) no Acquired Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with the notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the Company Insurance Policy, (3) to Seller’s Knowledge, no insurer on the Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (4) to Seller’s Knowledge, no notice of cancellation or termination (whether written or oral) has been received, in each case, except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Acquired Companies.

(r) Takeover Laws. The Parent Board has taken all action necessary to render inapplicable to this Agreement, the Sale and the other transactions contemplated herein the applicable provisions of any Takeover Law.

(s) Investment Company Act. None of the Acquired Companies is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

3.03. Representations and Warranties of Buyer. Except as set forth in the Disclosure Letter delivered by Buyer to Seller and Parent in connection with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), Buyer represents and warrants to Seller and Parent as follows:

(a) Organization, Standing and Authority. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Buyer.

(b) Power and Authority. Buyer has the corporate (or equivalent) power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(c) Power, Authority, Authorization and Binding Nature of this Agreement. Buyer has the corporate (or equivalent) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Sale. Buyer has duly authorized, executed and delivered this Agreement and has taken all corporate (or equivalent) action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Sale. Subject only to due execution of this Agreement by Parent and Seller, this Agreement is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Governmental Approvals; No Defaults.

(1) Except for required filings under federal and state securities Laws, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Sale, except for those consents, approvals, filings or registrations, the failure to make or obtain which would not, individually or in the aggregate, be reasonably likely have a Material Adverse Effect with respect to Buyer.

(2) Subject to receipt of the consents and approvals and the making of the filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation by Buyer of the Sale do not and will not (A) constitute a violation by Buyer of any applicable Law, (B) with respect to any Contract to which Buyer or any of its properties or assets is subject or bound, (i) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) thereunder, (ii) require a consent or approval or result in the loss of a benefit thereunder, (iii) give rise to any right of termination, cancellation, amendment or acceleration thereof or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of Buyer’s properties or assets, (C) constitute a material breach or violation of, or a material default under, Buyer’s Organizational Documents or (D) require Buyer to obtain any consent or approval under any such Law or Contract, except, in the case of clauses (A), (B) or (D), for any such breach, violation, default, consent or approval that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Buyer.

(e) Litigation. There is no Legal Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer, nor is there any judgment, decree, injunction, rule or Order of any Governmental Authority or arbitration outstanding against Buyer, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Buyer.

(f) Closing Payment. At the Closing, Buyer shall have sufficient cash available lines of credit or other sources of immediately available funds to enable it to pay the Base Purchase Price and Prepayment Premium and promptly pay any other amounts to be paid by it pursuant to and in connection with this Agreement and the Debt Financing (collectively, the “Acquisition Amounts”). Without limiting the generality of the foregoing, a true and complete copy of the commitment letter, dated as of the date hereof, among Buyer, BofA Securities, Inc. and Bank of America, N.A. (together with the Fee Letter (as defined below) and all exhibits, annexes, schedules and joinders thereto, the “Debt Commitment Letter”), has been provided to Parent, pursuant to which the lenders and other Persons party thereto (collectively, the “Lenders”) have agreed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and the related fees and expenses to be incurred by Buyer in connection therewith and for the other purposes set forth therein. As of the date hereof, the Debt Commitment Letter has not been amended, restated, supplemented or otherwise modified, no such amendment or modification is pending or contemplated (except for amendments to add additional Lenders thereto), and the Debt Commitment Letter has not been withdrawn, terminated or rescinded in any respect. Buyer has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. The Debt Commitment Letter is in full force and effect as of the date hereof. The Debt Commitment Letter is a valid, legal, binding and an enforceable obligation of Buyer and the other Persons party thereto, subject (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). There are no other conditions or other contingencies under any agreement (including any side letters) related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or to the Knowledge of Buyer, any other parties thereto, under the Debt Commitment Letter, or a failure of any condition to the Debt Financing or would otherwise result in any portion of the Debt Financing being unavailable on the Closing Date or, to the Knowledge of Buyer, make any assumption or statement set forth in the Debt Commitment Letter inaccurate in any material respect. As of the date hereof and assuming satisfaction of the conditions set forth in Sections 6.01 and 6.03, Buyer does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on the Closing Date. The Debt Commitment Letter is not subject to any conditions precedent to the obligations of the parties thereunder (including pursuant to any “flex” provisions in the related fee letter (the “Fee Letter”) a true and complete copy of which (in redacted form removing only the fee information and pricing “flex” information) has been provided to Parent prior to the date hereof) or otherwise to make the full amount of the Debt Financing available to Buyer at the Closing other than as set forth therein (including the payment of customary fees). There are no side letters or other agreements, contracts or arrangements to which Buyer or any of its Affiliates is a party that are related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. Buyer acknowledges that the receipt of third party financing (including the Debt Financing) is not a condition to its obligations under this Agreement.

(g) Proxy Statement. None of the information supplied or to be supplied by or on behalf of Buyer for inclusion or incorporation by reference in the Proxy Statement shall, on the date it (and any amendment or supplement thereto) is filed with the SEC, or at the time it is first mailed to the shareholders of Parent or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

(h) Financial Advisors. None of Buyer or any of its Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Buyer has retained BofA Securities, Inc. as its financial advisor, the fees and expenses of which shall be the responsibility of Buyer.

(i) Ownership of Parent Shares. None of Buyer or any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Parent Shares or any securities that are convertible into or exchangeable or exercisable for Parent Shares, or holds any rights to acquire or vote any Parent Shares.

(j) Certain Arrangements. None of Buyer or its Affiliates or any other Person on behalf of Buyer or its Subsidiaries has entered into any Contract, obligation, arrangement, understanding or undertaking, whether written or oral, with any member of Parent’s management or trustees that is related to the transactions contemplated by this Agreement.

(k) Accredited Investor. Buyer acknowledges and agrees that it is acquiring the Newco LLC Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Buyer acknowledges that it is informed as to the risks of the Sale and the other transactions contemplated by this Agreement and of ownership of the Newco LLC Interests. Buyer acknowledges that the Newco LLC Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Newco LLC Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Newco LLC Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

(l) OFAC. Neither Buyer nor, to Buyer’s Knowledge, any Affiliate of Buyer is, or will become, a Person with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaged and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(m) Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. As of the Closing Date, assuming the satisfaction or waiver of the conditions set forth in Sections 6.01 and 6.03 and after giving effect to all of the transactions contemplated by this Agreement, including the incurrence of the Debt Financing and the payment of the aggregate Acquisition Amounts, Buyer and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 3.03(m), the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (ii) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (iii) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 3.03(m), “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 3.03(m), the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

3.04. Access to Information; Disclaimer. Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Acquired Companies with the management of Parent, (b) has had reasonable access to (1) the books and records of the Acquired Companies and (2) the documents provided by the Acquired Companies for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from management of the Acquired Companies and (d) has conducted its own independent investigation of the Acquired Companies, their respective businesses and the Sale, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent,

Seller or the Acquired Companies, other than the representations and warranties of Parent and Seller contained in Sections 3.01 and 3.02 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Sections 3.01 and 3.02 of this Agreement, Buyer further acknowledges and agrees that none of Parent, Seller, the Acquired Companies or any of their respective members, trustees, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Acquired Companies, or their respective businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Buyer shall have no claim against Parent, Seller or the Acquired Companies or any of their respective trustees, members, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

3.05. No Other Representations or Warranties.

(a) Except as expressly set forth in Sections 3.01 and 3.02, none of Parent, Seller or any other Person on behalf of Parent or Seller has made or makes any express or implied representations or warranties. Buyer represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Sale, it has relied solely upon the express representations and warranties of Parent and Seller set forth in Sections 3.01 and 3.02.

(b) Except as expressly set forth in Section 3.03, neither Buyer nor any other Person on behalf of Buyer has made or makes any express or implied representations or warranties. Each of Parent and Seller represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Sale, it has relied solely upon the express representations and warranties of Buyer set forth in Section 3.03.

ARTICLE IV

Conduct of Business

4.01. Forbearances With Respect to the Acquired Companies. Each of Parent and Seller agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as expressly contemplated by this Agreement, or as set forth on Section 4.01 of the Seller Disclosure Letter or as required by the Master Trust Transaction Documents or applicable Law, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), it shall cause each Acquired Company not to:

(a) Ordinary Course. Conduct its business other than in the ordinary course of business consistent with past practice or fail to use reasonable best efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear excepted) in all material respects, (ii) maintain its material rights, franchises and authorizations and (iii) preserve intact in all material respects its current business organization, ongoing businesses and significant business relationships.

(b) Operations. Enter into any new line of business outside the businesses being conducted by the Acquired Company on the date hereof or change its material operating policies, except as required by applicable Law.

(c) Equity Interests. Issue, sell, grant or create any Lien on any Equity Securities of the Acquired Company or form any Subsidiary.

(d) Dividends, Distributions, Repurchases:

(1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any of its outstanding Equity Securities; provided, however, that notwithstanding the foregoing, the Acquired Companies may make distributions to Seller in the ordinary course of business consistent with past practice; or

(2) Directly or indirectly, adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any Equity Securities of such Acquired Company.

(e) Dispositions. Sell, transfer or otherwise dispose of any of its assets or any of its real properties, except, as to real property, (i) as compelled in connection with any condemnation or eminent domain proceedings, (ii) pursuant to any Acquisition Contract existing and in effect as of the date hereof and Previously Disclosed to Buyer; provided, that Seller shall provide notice to Buyer not less than two (2) Business Days prior to an anticipated closing date under such an Acquisition Contract and shall promptly provide a copy of the final closing statement for such sale showing the net proceeds thereof (net of customary and market brokerage commissions and transaction expenses, including any applicable state income tax withholding on real estate sales and transfer taxes), and (iii) with respect to any Acquired Company Property described on Section 4.01(e) of the Seller Disclosure Letter, for an aggregate purchase price no less than 90% of the estimated purchase price set forth therein subject to customary apportionments and Seller shall promptly provide a copy of the transaction agreement for such sale.

(f) Acquisitions.

(1) Acquire assets or real properties of any other Person, except pursuant to any Acquisition Contract existing and in effect as of the date hereof and Previously Disclosed to Buyer; or

(2) Acquire by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof.

(g) Leasing Operations. Enter into new Lessor Leases or Lessee Leases, or amend, modify or terminate any existing Lessor Leases or Lessee Leases, other than confirmatory amendments required by the express terms thereof or any renewals and extensions pursuant to such Lessor Lease or Lessee Lease or confirmatory terminations upon expiration of the term thereof, all in accordance with the terms thereof. Notwithstanding this Section 4.01(g), if Parent or Seller delivers a written request to Buyer to approve such an entry, amendment, modification or termination, together with sufficient information to approve or deny such request, and Buyer does not respond within ten (10) Business Days following its receipt of such request, Buyer will be deemed to have given its prior written consent solely with respect to the item(s) expressly named therein and provided further, that Parent or Seller shall provide Buyer with a copy of any such amendment, lease or termination promptly following execution thereof.

(h) Master Trust Transaction Documents. Amend in any material respect any of the Master Trust Transaction Documents in a manner that would increase the Prepayment Premium payable by Buyer or create any liabilities or obligations that would survive the Closing.

(i) Adverse Actions. Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Sale forth in Article VI not being satisfied in a reasonably timely manner.

(j) Compensation and Benefits. (1) Establish, adopt, materially amend or terminate any Company Plan (or any plan, program, policy, practice, Contract, arrangement or other obligation that would be a Company Plan), (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation under any Company Plan or (3) hire any employee or engage any independent contractor (who is a natural Person).

(k) Taxes. Except (1) as otherwise done pursuant to an acquisition permitted by Section 4.01(f), (2) in the ordinary course of business consistent with past practice, (3) if required by GAAP or applicable Law, (4) if such action is not reasonably expected to result in an increase in the Tax liability of any Acquired Company or otherwise result in an adverse effect to Buyer, or (5) if necessary (A) to preserve Parent’s qualification as a REIT under the Code or (B) to qualify or preserve the status of Newco or any Acquired Company as a disregarded entity for U.S. federal income tax purposes, make, change or rescind any material election relating to Taxes of any Acquired Company in a manner that is inconsistent with past practice or make any material change in any method of Tax accounting; provided, for the avoidance of doubt, that no election shall be made prior to Closing to treat any Acquired Company or Newco as a corporation for U.S. federal (or applicable state or local) income Tax purposes without Buyer’s consent.

(l) Debt. Incur any Indebtedness, other than Indebtedness under Master Trust Transaction Documents that will be repaid at Closing and will not increase the Prepayment Premium payable by Buyer.

(m) Litigation. Waive, compromise or settle any Legal Proceeding to which such Acquired Company is a party, other than Legal Proceedings covered by insurance (including payment of amounts in respect of applicable deductibles) or those based in tort or related to vacant Acquired Company Properties.

(n) Insurance. Fail to maintain in effect any material insurance policies of such Acquired Company on substantially the same coverage and amounts as currently maintained by such Acquired Company.

(o) Contracts. (1) Enter into any Contract (A) that if in effect on the date hereof, would have been required to be disclosed in Sections 3.02(j), 3.02(p)(5), 3.02(p)(7), 3.02(p)(8) or 3.02(p)(12) of the Seller Disclosure Letter, as applicable, or (B) would otherwise be material to the Acquired Companies, taken as a whole, or (2) modify, amend, terminate, assign or waive any material right under (other than renewals, extensions or terminations upon expiration of the term thereof in accordance with the terms thereof) any Contract required to be disclosed on the Seller Disclosure Letter outside the ordinary course of business consistent with past practice, except, in the case of each of the foregoing, to the extent otherwise permitted under another subsection of this Section 4.01.

(p) Lien. Create any Lien on any material properties or assets, other than Permitted Liens.

(q) Accounting Methods. Implement or adopt any material change in its financial or regulatory accounting principles, practices or methods, other than as may be required by GAAP.

(r) Related Party Transaction. Enter into any (i) Contract with Parent, Seller or any of their respective Subsidiaries, other than any such Contract that will terminate without penalty or further liability as of Closing, or (ii) transaction that would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(s) Organizational Documents. Amend in any respect adverse to Buyer its Organizational Documents.

(t) Liquidation. Except as set forth in Article II of this Agreement, adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(u) Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02. Forbearances With Respect to Newco. Each of Parent and Seller agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as expressly contemplated by this Agreement or the Property Transfer Agreement, it shall cause Newco not to incur any liabilities or obligations of any kind or otherwise engage in any activities of any nature.

4.03. Forbearances of Buyer. Notwithstanding anything herein to the contrary, Buyer agrees that from the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as required by a Governmental Authority or applicable Law, without the prior written consent of Seller, it shall not, and shall cause each of its Subsidiaries and Affiliates not to, knowingly take, or knowingly omit to take, any action that is reasonably expected to result in any of the conditions to the Sale set forth in Article VI not being satisfied in a reasonably timely manner.

4.04. No Control of Acquired Companies Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any of the Acquired Companies’ operations prior to the Closing Date.

ARTICLE V

Covenants

5.01. Acquisition Proposals.

(a) No Solicitation or Negotiation.

(1) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as otherwise permitted by this Section 5.01, Parent shall, and shall cause its Subsidiaries and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives to (A) not, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited written inquiry, to ascertain facts from the Person making such Acquisition Proposal for the purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 5.01), (iii) provide (including through access to any data room) any non-public information relating to Parent or any of its Subsidiaries to any Person relating to an Acquisition Proposal, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or other Contract with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”) or (v) resolve or agree to do any of the foregoing and (B) immediately cease and cause to be terminated all discussions, activities (including by terminating access to any data room), negotiations, solicitation or encouragement with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof. Parent shall, and shall cause its Subsidiaries to, request any Person (and its Representatives) that received any non-public information about Parent or its Subsidiaries that was furnished by or on behalf of Parent prior to the date hereof in connection with an Acquisition Proposal to return or destroy all such information.

(2) Notwithstanding anything in this Agreement to the contrary, prior to the time that the Requisite Parent Vote is obtained, but not after, Parent may (A) provide information in response to a request therefor by a Person or Persons who have made a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Agreement if Parent receives from such Person or Persons an executed customary confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement and promptly (and, in any event, within forty-eight (48) hours) discloses (and, if applicable, provides copies of) any such documents to Buyer to the extent not previously provided to Buyer or (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the Parent Board (x) determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (y) determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with the trustees’ duties under applicable Law.

(3) Parent agrees that any actions taken by its Subsidiaries or its or its Subsidiaries’ Representatives that would not be permitted to be taken by Parent pursuant to this Section 5.01 shall be deemed to be a breach of this Section 5.01 by Parent.

(b) No Change of Recommendation. The Parent Board and any committee thereof shall not:

(1) (A) withhold, withdraw, qualify or modify, in a manner adverse to Buyer, the Parent Board Recommendation or any other approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or the Sale, (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, (C) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of Parent, (D) fail to include the Parent Board Recommendation in the Proxy Statement, (E) if any Acquisition Proposal has been made public, fail to publicly affirm or reaffirm the Parent Board Recommendation upon request of Buyer within five (5) Business Days upon receipt of such written request from Buyer, provided that Buyer may make such request once in connection with each Acquisition Proposal, (F) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender or exchange offer or (G) publicly propose or resolve to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”); or

(2) except as permitted by Section 5.01(c), cause or permit Parent or any of its Subsidiaries to enter into any Alternative Acquisition Agreement.

(c) Alternative Acquisition Agreement; Intervening Event.

(1) Notwithstanding anything to the contrary contained in this Section 5.01, if (A) Parent or any of its Subsidiaries receives a bona fide written Acquisition Proposal received after the date of this Agreement from a Person or Persons that did not result from a breach of this Section 5.01, (B) the Parent Board determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal and (C) the Parent Board determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would likely be inconsistent with the trustees’ duties under applicable Law, then, prior to the time (but not after) the Requisite Parent Vote is obtained, the Parent Board and/or Parent and its Subsidiaries, as applicable, may take the following actions: (x) make a Change of Recommendation or (y) terminate, and cause or permit Parent and its Subsidiaries to terminate, this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Parent and its Subsidiaries may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) will be void and of no force or effect, unless and until Parent complies with the requirements of Section 7.03(b) and pays the Parent Termination Fee in accordance with Section 7.05(b)(2); and provided, further, that the Parent Board may not effect a Change of Recommendation pursuant to the foregoing clause (x) and Parent may not, and the Parent Board may not permit or cause Parent and its Subsidiaries to, terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) Parent shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Notice Period”), of the Parent Board’s intention to make a Change of

Recommendation and/or authorize Parent and its Subsidiaries to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Recommendation), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal), and Parent shall have contemporaneously provided a copy of the then-latest drafts of all proposed transaction agreements with respect to such Superior Proposal;

(ii) Parent shall have, and shall have caused its Representatives to, during the Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the form, amount or timing of payment of consideration or any material revisions to the other material terms of the Superior Proposal, Parent will be required to deliver a new written notice to Buyer and to comply with the requirements of this Section 5.01(c)(1) with respect to such new written notice; provided, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period; and

(iii) Buyer shall not have, within the Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the Parent Board has in good faith determined (after consultation with its outside legal counsel and its financial advisors) would result in the Acquisition Proposal ceasing to constitute a Superior Proposal.

(2) Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Requisite Parent Vote is obtained, solely in response to an Intervening Event, the Parent Board may make a Change of Recommendation if it determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation in response to such Intervening Event would likely be inconsistent with the trustees’ duties under applicable Law; provided, however, that the Parent Board (or any committee thereof) may not make a Change of Recommendation pursuant to the foregoing unless:

(i) Parent shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of the Parent Board’s intention to make a Change of Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Recommendation), which notice shall specify in detail the Parent Board’s reason for proposing to make such Change of Recommendation (including a description of such Intervening Event in reasonable detail);

(ii) Parent shall, and shall have caused its Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need for the Parent Board to make such Change of Recommendation; and

(iii) Buyer shall not have, within the Intervening Event Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the Parent Board has in good faith determined (after consultation with its outside legal counsel) would obviate the need for the Parent Board to make such Change of Recommendation.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prevent the Parent Board or Parent from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (or any similar communication to shareholders), or otherwise complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, that if such disclosure has the effect of making a Change of Recommendation, such disclosure shall be made in compliance with this Section 5.01.

(e) Limits on Release of Standstill. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to waive or fail to enforce any provision of any “standstill” or similar obligation of any Person to the extent that the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action (or taking action) would likely be inconsistent with the trustees’ duties under applicable Law; provided, that Parent promptly advises Buyer that it is taking such action or its failure to take action and the identity of the party or parties with respect to which it is taking such action or it failed to take action; provided, further that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(f) Notice. Parent agrees that it shall promptly (and, in any event, within forty-eight (48) hours after receipt) notify Buyer if any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal is received by, or any discussions or negotiation are sought to be initiated regarding an Acquisition Proposal with, it or any of its Representatives indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any such Acquisition Proposal, inquiry or other proposal (including material financing terms, if any) and Parent will provide to Buyer copies of any such Acquisition Proposal and other substantive correspondence relating to such Acquisition Proposal, inquiry or proposal made in writing. Thereafter, Parent shall keep Buyer informed, on a reasonably prompt basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto) and the status of any such discussions or negotiations with respect thereto.

5.02. Proxy Statement.

(a) Parent shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and will use reasonable best efforts to do so no later than thirty (30) days after the date of this Agreement), a preliminary Proxy Statement and each of Parent and Buyer shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Sale, and Buyer and Parent shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.

(b) Subject to applicable Law, and notwithstanding anything in this Agreement to the contrary, prior to the filing of the preliminary Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to Parent shareholders, or responding to any comments from the SEC with respect thereto, Parent shall provide Buyer and its counsel with a reasonable opportunity to review and to comment on such document or response, which Parent shall consider in good faith and include in such filing, document or response any reasonable comments reasonably proposed by Buyer and its Representatives. Buyer shall furnish to Parent the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Parent shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Buyer with copies of (1) all material correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and (2) all written comments with respect to the Proxy Statement received from the SEC. Parent shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof, and Buyer shall cooperate to provide responses to such SEC comments. Parent shall cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement. Parent and Seller agree that any material breach of their obligations under Section 5.02(a) or Section 5.02(b) shall be deemed to be a willful and material breach of this Agreement by Parent; provided that Buyer has provided to Parent written notice of such material breach within ten (10) Business Days of first becoming aware of such material breach and Parent and Seller fail to cure such breach by ten (10) Business Days after such notice is provided.

(c) If at any time prior to the Shareholders Meeting, any information relating to Parent or Buyer, or any of their respective Affiliates, is discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party, and Parent shall prepare (with the assistance of Buyer) and mail to its shareholders such an amendment or supplement, in each case, to the extent required by applicable Law. Parent and Buyer each agrees to promptly (1) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (2) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. Parent further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders of record as of the record date established for the Shareholders Meeting, in each case, as and to the extent required by applicable Law.

5.03. Shareholders Meeting. Parent, acting through the Parent Board (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement or that Parent may commence mailing the Proxy Statement, take all action required under the applicable Law and Parent’s Organizational Documents and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable the Shareholders Meeting; provided, that Parent may postpone or adjourn such meeting solely (a) to the extent required by applicable Law, (b) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (c) to allow reasonable additional time to solicit additional proxies to the extent Parent reasonably believes necessary in order to obtain the Requisite Parent Vote or (d) in the absence of a quorum. Parent’s receipt of an Acquisition Proposal or a Change of Recommendation will not alter the obligation of Parent to submit the adoption of this Agreement and the approval of the Sale to the holders of Parent Shares at the Shareholders Meeting, unless this Agreement has been terminated in accordance with its terms prior to the Shareholders Meeting. Subject to Section 5.01, Parent shall use reasonable best efforts to solicit from the holders of Parent Shares proxies in favor of the approval of this Agreement and the Sale and obtain the Requisite Parent Vote.

5.04. Actions.

(a) Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Sale in accordance with this Agreement as promptly as practicable, and each shall cooperate fully with, and furnish information to, the other Party to those ends.

(b) Buyer and Parent shall, and each shall cause its respective Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to be obtained by Buyer, Parent and their respective Subsidiaries and Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of Buyer and Parent shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case, subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority under this Section 5.04(b). Each of Buyer and Parent shall keep the other Party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) Buyer and Parent shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries and Affiliates, and its and their trustees, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries or Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

5.05. Press Releases. Parent and Buyer shall each give notice to the other before issuing, and shall give each other the opportunity to review and comment upon, any press release, written and broadly disseminated communication or other written shareholder communication with respect to the Sale or this Agreement; provided, that a Party may, after prior notice, to the extent practicable in the circumstances and permitted by applicable law, issue such communication or make such public statement as may be required by applicable Law or securities exchange rules in furtherance of the foregoing. Buyer and Parent shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other Party; provided, further, that, subject to the terms and conditions set forth in Section 5.01, Buyer’s consent shall not be required, and Parent shall not be required to consult with Buyer in connection with, or provide Buyer an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Acquisition Proposal or with respect to any actions contemplated by Section 5.01(b) or Section 5.01(c). Notwithstanding the foregoing, each of Buyer and Parent may, without the prior consent of the other Party, reasonably disseminate information previously included in a press release or other public disclosure made pursuant to this Section 5.05.

5.06. Access; Information.

(a) Subject to applicable Law, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Article VII, upon reasonable advance written notice, Parent shall, and shall cause its Subsidiaries to, (1) provide to Buyer and its Representatives access during normal business hours of the Acquired Companies to the officers, employees, properties (subject to the terms of the relevant leases), Contracts, books and records (including Tax Returns and information relating to Taxes) and other assets of the Acquired Companies (it being agreed and understood that such books or records made available in the Data Room shall constitute sufficient access hereunder) as Buyer may reasonably request (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements set forth in Section 5.01, any Acquisition Proposal) and (2) furnish promptly such information concerning officers, employees, properties, Contracts, books and records (including copies of Tax Returns and information relating to Taxes) and other assets of the Acquired Companies as Buyer may reasonably request; provided, that any such access shall be conducted at Buyer’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies or their Representatives and in such a manner as not to interfere unreasonably with the normal operations of the Acquired Companies or Parent. Nothing herein shall require Parent or any of its Subsidiaries to disclose any information to the extent such disclosure (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) would reasonably be expected to violate any applicable Law or any Contract or other written obligations or fiduciary duties of such Party or (C) relate to any Acquisition Proposal or Change of Recommendation or the actions of the Parent Board. Parent will use it reasonable best efforts to make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Buyer and Parent shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 14, 2019 (the “Confidentiality Agreement”), between Buyer and Parent with respect to the information disclosed under this Section 5.06 and otherwise pursuant to this Agreement, with such obligations thereunder being deemed to survive until the Closing.

(c) Nothing contained in this Agreement shall give Buyer or its Affiliates, directly or indirectly, prior to Closing, any rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Acquired Companies without the prior written consent of Parent.

5.07. Books and Records. In connection with the Closing, Parent shall provide Buyer with all books and records of the Acquired Companies within Parent’s or its Representatives’ possession or control. For a period of six (6) years from the Closing Date or such longer time as may be required by Law:

(a) Buyer shall not and shall cause its Affiliates and Representatives not to dispose of or destroy any of the books and records (including Tax Returns and information relating to Taxes) of the Acquired Companies relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Parent by written notice to Parent at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b) Buyer shall, and shall cause its Affiliates and Representatives to, (1) provide Parent and its Representatives and their respective agents with electronic access to any portions of the Books and Records that are available in electronic format, (2) allow Parent and its Representatives and their respective agents access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored and permit Parent and its Representatives and their respective agents, at their own expense, to make copies of such Books and Records, (3) make available Buyer’s or its Affiliates’ or Representatives’ personnel to assist in locating such Books and Records and (4) make available Buyer’s or its Affiliates’ or Subsidiaries’ personnel whose assistance or participation is reasonably required by Parent and its Representatives or any of their respective Affiliates or representatives, in each case, in anticipation of, or preparation for, existing or future Legal Proceeding, Tax contest, audit, investigation or other matters in which Parent or any of its respective Affiliates are involved.

5.08. Takeover Statutes and Provisions. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Statutes to become applicable to this Agreement or the Sale. If any Takeover Statute is or may become applicable to the Sale and the other transactions contemplated by this Agreement, each of Parent and Buyer and the members of the Parent Board and the board of directors of Buyer shall grant such approvals and shall use reasonable best efforts to take such actions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 5.08 shall be construed to permit Buyer to do any act that would constitute a violation or breach of, or as a waiver of any of Parent’s or any of its Subsidiaries’ rights under, any other provision of this Agreement.

5.09. Indemnification.

(a) From and after the Closing, Buyer shall and shall cause the Acquired Companies to indemnify and hold harmless to the same extent set forth in the Organizational Documents of the Acquired Companies (and Buyer shall and shall cause the Acquired Companies to also advance expenses as incurred to the same extent set forth in the Organizational Documents of the Acquired Companies), each present and former Covered Person and its Affiliates (collectively, the “Covered Person Indemnified Parties”) against any costs, fees or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, obligations or liabilities (collectively, “Losses”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, in connection with such Person’s status as a present or former Covered Person Indemnified Party, arising out of or relating to the Acquired Companies or their assets, including the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, for a period of six years from and after the Closing, Buyer shall not and shall cause the Acquired Companies not to, amend, repeal or otherwise modify any provision of the certificates of formation of the Acquired Companies or the LLC Agreements relating to the exculpation or indemnification (including advancement of expenses) of any Covered Person Indemnified Parties in any manner that would adversely affect the rights thereunder of any Covered Person Indemnified Party, it being the intent of the Parties that the Covered Person Indemnified Parties shall continue to be entitled to such exculpation and indemnification (including advancement of expenses) to the fullest extent permitted under applicable Law as provided in Section 5.09(a). Buyer shall and shall cause the Acquired Companies to honor and perform under all indemnification and expense advancement obligations owed to any of the Covered Person Indemnified Parties.

(c) If Buyer or any of its successors or assigns (1) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, or if Buyer dissolves any Acquired Company, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations set forth in this Section 5.09.

(d) The provisions of this Section 5.09 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Person Indemnified Parties, his, her or its heirs and successors and assigns and their respective Representatives. The obligations of Buyer under this Section 5.09 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Covered Person Indemnified Parties unless the affected Covered Person Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Covered Person Indemnified Parties shall be third-party beneficiaries of this Section 5.09).

(e) The rights of the Covered Person Indemnified Parties under this Section 5.09 shall be in addition to any rights such Covered Person Indemnified Parties may have under the LLC Agreements, or under any applicable Contracts or Laws. Further, nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to managers’ liability and fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or the Covered Person Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

5.10. Notification of Certain Matters. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement pursuant to Article VII, Buyer and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Buyer, Parent, Seller or the Acquired Companies, as applicable, or (b) would cause or constitute a material breach of any of its or its Subsidiaries’, as applicable, representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI.

5.11. Transaction Litigation. From and after the date hereof and prior to the earlier of the Closing or the termination of this Agreement pursuant to Article VII, Buyer and Parent shall reasonably cooperate in the defense and settlement of any Legal Proceeding brought by a third party (including any class action or derivative litigation) relating directly or indirectly to this Agreement or the Sale and Parent shall, as promptly as reasonably practicable after obtaining Knowledge of any such Legal Proceeding, notify Buyer of any such Legal Proceeding; provided, that no settlement shall be made without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

5.12. Insurance. Buyer acknowledges that all Company Insurance Policies providing coverage to the Acquired Companies shall terminate as of the Closing. Except as provided in this Section 5.12, neither Parent nor Seller or any of their Affiliates or Property Manager or any of its Affiliates shall have any obligation to Buyer or any Acquired Company with respect to or under any Company Insurance Policy and no claims may be brought against or under any Company Insurance Policy for or with respect to an Acquired Company; provided, that Seller shall, and Parent shall cause Seller to (i) direct any carriers under the occurrence-based Company Insurance Policies set forth on Section 5.12 of the Seller Disclosure Letter (“Occurrence Based Policies”) to continue to make any insurance coverage to the extent available thereunder available to the applicable Acquired Companies following the Closing Date for claims arising out of occurrences prior to the Closing Date (to the extent not covered by the policies of Buyer or its Affiliates) and (ii) direct any carriers under any claims-made Company Insurance Policies as set forth on Section 5.12 of the Seller Disclosure Letter “Claims Based Policies”) to continue to process any claims made thereunder with respect to any Acquired Company, to the extent such claims were made prior to the Closing; provided, however, that, in connection with clauses (i) and (ii), none of Parent, Sellers or any of their respective Affiliates or Property Manager or any of its Affiliates shall have any obligation to pay any additional premiums or other amount under any Occurrence Based Policies or Claims Based Policies or otherwise unless Buyer pays such amounts. Following the Closing Date, upon Buyer’s reasonable request and at Buyer’s cost and expense, Seller and Parent shall reasonably cooperate with and assist Buyer in issuing notices of such claims under the Occurrence Based Policies and Claims Based Policies, presenting such claims for payment and collecting insurance proceeds related thereto. The Property Manager shall be a third-party beneficiary of this Section 5.12.

5.13. Marks. Buyer agrees that (a) Buyer has no, and after the Closing, none of the Acquired Companies will have any, right, title or interest in or to the names “Spirit”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, and any word, name or mark confusingly similar thereto (collectively, the “Marks”), (b) Buyer has no, and after the Closing, each Acquired Company shall not have any, right to use the Marks after the Closing Date (including in any advertising or promotional materials and any business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Marks), and (c) Buyer shall not, and from and after the Closing shall cause each Acquired Company to cease to, use the Marks after the Closing Date. Within five (5) Business Days after the Closing Date, Buyer shall make appropriate filings with Governmental Authorities as are necessary to change the name of any Acquired Company to a name not using or confusingly similar to a Mark. Buyer further acknowledges and agrees that the Name License in Section 22 of that certain Asset Management Agreement dated as of May 31, 2018 between Seller and Property Manager shall not extend to Buyer or, after the Closing, any Acquired Company. The Property Manager shall be a third-party beneficiary of this Section 5.13 for the purposes of directly enforcing Buyer’s obligations under this Section 5.13.

5.14. Certain Additional Matters – Mail. From and after the Closing, each of Parent and Seller hereby authorizes and empowers Buyer and its Affiliates to receive and open all mail and other communications (including electronic communications) received by Buyer or its Affiliates relating to the Acquired Companies, the Master Trust Indenture and their respective assets and properties and to deal with the contents of such communications, and in the case of any such communications relating to the Master Trust Indenture or any matters concerning the disposition of the Redemption and Discharge Amount, Buyer shall promptly (and in any event within three (3) Business Days of receipt) provide Parent and Seller with copies of such communications.

5.15. Certain Additional Matters – Indemnification.

(a) Indemnification of Parent and Seller. From and after the Closing, Buyer (the “Seller Indemnifying Party”) shall indemnify and hold harmless each of Parent, Seller and their respective Affiliates and their respective officers, managers, members, successors and assigns and representatives (collectively, the “Seller Indemnified Parties”) from, and will promptly defend any such Seller Indemnified Party from and reimburse any such Seller Indemnified Party for, (x) any and all Losses, which any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of any obligations or liabilities related to the ownership or operation of Newco or the Acquired Companies, and (y) any and all Buyer Taxes; provided that Buyer shall not be required to indemnify, hold harmless or defend any Seller Indemnified Parties for Losses described in Section 5.15(b)(1) to the extent the Buyer Indemnifying Parties are required to indemnify and hold harmless the Buyer Indemnified Parties thereunder (without giving effect to the limitations in Section 5.15(b)(2), it being understood and agreed that matters which would be indemnified for but for such limitations shall remain the responsibility of Newco and the Acquired Companies).

(b) Indemnification of Buyer.

(1) Indemnification. From and after the Closing, Parent and Seller (the “Buyer Indemnifying Parties,” and together with the Seller Indemnifying Party, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless each of Buyer, its Affiliates (including Newco and the Acquired Companies) and their respective officers, managers, members, successors, assigns and representatives (the “Buyer Indemnified Parties,” and together with the Seller Indemnified Parties, the “Indemnified Parties”) from, and will promptly defend any such Buyer Indemnified Party from and reimburse any such Buyer Indemnified Party for, (w) any and all Losses which any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of any Parent Excluded Liabilities, (x) subject to Section 5.15(b)(2), any and all Losses which any Buyer Indemnified Party may suffer or incur, or become subject to, as a result of any liabilities or obligations of Newco or the Acquired Companies related to the ownership or operation of Newco or the Acquired Companies that arose prior to the Closing, or Liens on the Acquired Company Properties that are not Permitted Liens that are attributable to the period before the Closing, and that are or become the subject of third party claims (including, for the avoidance of doubt, Liens) against any Buyer Indemnified Party or the Acquired Company Properties (but excluding any Losses resulting from liabilities, obligations or Liens (i) under any leases, subleases or other Contracts relating to periods from and after the Closing and not attributable to any breach or default by Newco or any Acquired Company prior to the Closing, (ii) arising prior to, as of or after the Closing that are the responsibility of a tenant or subtenant under any lease, sublease or other Contract with Newco or an Acquired Company, (iii) for Revenue Producing TI Allowances or (iv) any Closing Date Current Adjustment Liabilities for which Buyer received credit as part of the Closing Date Credit Amount)) (“Pre-Closing Indemnifiable Losses”), (y) any and all Losses which any Buyer Indemnified Party may at any time suffer or incur or become subject to under any of the Master Trust Transaction Documents, but without duplication of Section 2.04, or (z) any and all Seller Taxes.

(2) Limitations on Indemnification under Section 5.15(b)(1)(x). Notwithstanding anything to the contrary set forth in Section 5.15(b)(1)(x):

(i) Neither Parent nor Seller (nor any of their respective Affiliates or Representatives) shall be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 5.15(b)(1)(x) for any individual claim for a Pre-Closing Indemnifiable Loss unless the amount of the Pre-Closing Indemnifiable Loss from such claim (together with other claims based on the same operative facts) exceeds $50,000 (the “De minimis Basket Amount”) (it being understood that any such claim (together with other claims based on the same operative facts) for a Pre-Closing Indemnifiable Loss that is less than the De minimis Basket Amount shall be disregarded in determining whether the Deductible has been exceeded).

(ii) Neither Parent nor Seller (nor any of their respective Affiliates or Representatives) shall be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 5.15(b)(1)(x) unless and until the aggregate amount of Pre-Closing Indemnifiable Losses for which the Buyer Indemnified Parties are entitled to be indemnified and held harmless under Section 5.15(b)(1)(x) exceeds $5,000,000 (the “Deductible”), in which case Parent and Seller shall only be liable for such Pre-Closing Indemnifiable Losses in excess of $2,500,000.

(iii) Neither Parent nor Seller (nor any of their respective Affiliates or Representatives) shall be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 5.15(b)(1)(x) for any claim for a Pre-Closing Indemnifiable Losses unless the Buyer shall have delivered to Parent or Seller a written notice describing with reasonable specificity the nature and basis, and estimated amount, of such claim no later than the earlier of (i) the date that is twelve (12) months after the Closing Date or (ii) the date of termination of Parent’s existence, but in no event shall such date occur prior to the ninetieth (90th) day after the Closing Date.

(iv) The maximum amount of all Pre-Closing Indemnifiable Losses for which Parent and Seller (and their Affiliates and Representatives) shall be liable pursuant to Section 5.15(b)(1)(x) shall not exceed $35,000,000.

(c) For the purpose of calculating Losses (including any Pre-Closing Indemnifiable Loss) to which the Indemnified Parties are entitled to indemnification under Section 5.15, (i) in no event shall Buyer, Parent or Seller be liable to any Buyer Indemnified Party for any consequential damages (except to the extent such damages are reasonably foreseeable) or punitive damages (except to the extent any such damages are owed to a third party) and (ii) Losses shall be reduced by the amount of any proceeds that any Indemnified Party receives pursuant to the terms of any insurance policies. Buyer shall, and shall cause the Buyer Indemnified Parties to, and Parent and Seller shall, and shall cause the Seller Indemnified Parties to, use reasonable best efforts to mitigate each Loss (including, without limitation, pursuing recovery for Losses under available insurance coverage).

(d) Procedures for Indemnification.

(1) If a Buyer Indemnified Party or Seller Indemnified Party receives notice or otherwise obtains knowledge of any matter (and with respect to any claim under Section 5.15(b)(1)(x), any third party claim), for which such Buyer Indemnified Party or Seller Indemnified Party is reasonably likely to be entitled to indemnification and to be held harmless under this Section 5.15 (a “Claim”) based on the information available, then the Indemnified Party shall promptly (and within twenty (20) days) deliver to the Indemnifying Party a written notice describing with reasonable specificity the nature and basis, and estimated amount, of such Claim and, if available, such notice must be accompanied by a copy of any written notice to such Indemnified Party asserting the Claim. The Indemnified Party shall deliver to Indemnifying Party copies of all other notices and documents received by the Indemnified Party relating to the Claim. Subject to Section 5.15(d)(2), the Indemnifying Party shall have the right, at its option, to assume the defense of any such matter with its own counsel. Prior to the time the Indemnified Party is notified by Parent and Seller as to whether the Indemnifying Party will assume the defense of such Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Claim, including responding timely to legal process.

(2) The Indemnifying Party shall have the right to elect to assume the defense of any Claim. If the Indemnifying Party elects to assume the defense of any such Claim, then, notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party for any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with defending such matter following the Indemnifying Party’s election to assume the defense of such matter, unless (x) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party, or (y) the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such Claim, the Indemnified Party and the Indemnifying Party may have different, conflicting or adverse legal positions or interests, in which case, the Indemnifying Party shall not be permitted to assume the defense of such Claim. The Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of its Representatives and that the Indemnifying Party considers necessary or desirable in connection with such Claim, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnifying Party and its Representatives. The Indemnifying Party shall not, without the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Legal Proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Legal Proceeding) or consent to the entry of any judgment which does not, to the extent that the Indemnified Party may have any liability with respect to such Legal Proceeding or related Claim), include as an unconditional term thereof a written release of the Indemnified Party from all liability in respect of such Legal Proceeding and Claim. If the Indemnifying Party elects not to assume (or is not permitted to assume in accordance with this paragraph) the defense of any such Claim, then the

Indemnified Party shall control the defense of such Claim with the assistance of counsel reasonably satisfactory to the Indemnifying Party (it being understood and agreed that only the reasonable, documented, out of pocket fees and expenses of one counsel to all applicable Indemnified Parties, and if reasonably necessary, one local counsel in any relevant jurisdiction, shall be reimbursed by and deemed Losses for all purposes hereunder); provided, that the Indemnified Party shall not settle or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in Section 5.15(b)(1)(y), the Parties shall work together in good faith to expeditiously resolve any Claim; provided that this shall not be construed to require any Indemnified Party to pay any monies or agree to any release that does not provide for the release of such Indemnified Party from all liability in respect of any Claim.

5.16. Tax Matters.

(a) Tax Returns.

(1) Parent shall prepare or shall cause to be prepared (x) any combined, consolidated or unitary Tax Return that includes any member of the Parent Group, on the one hand, and any Acquired Company or Newco, on the other hand (a “Combined Tax Return”), and (y) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any Acquired Company or Newco for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Parent shall timely file or cause to be timely filed any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions) and any Combined Tax Return. Parent shall deliver, or cause to be delivered, to Buyer all Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least fifteen (15) days prior to the due date for filing such Tax Returns (taking into account any extensions) and Buyer shall timely file or cause to be timely filed such Tax Returns. Buyer shall not amend or revoke any Combined Tax Return or any Pre-Closing Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Parent. At Parent’s request, Buyer shall file, or cause to be filed, amended Pre-Closing Separate Tax Returns. Buyer shall promptly provide (or cause to be provided) to Parent any information reasonably requested by Parent to facilitate the preparation and filing of any Tax Returns described in this Section 5.16(a)(1).

(2) Except for any Tax Return required to be prepared by Parent pursuant to Section 5.16(a)(1), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to each Acquired Company. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Acquired Company (or of Parent with respect to the Acquired Company) unless otherwise required by Law. Buyer shall deliver to Parent for its review, comment and approval a copy of such Straddle Period Separate Tax Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions). Parent shall provide any comments to such Straddle Period Separate Tax Return not later than fifteen (15) days before the due date thereof (taking into account any extensions). Unless Buyer disagrees with any position taken in Parent’s comments, Buyer shall revise the Straddle Period Separate Tax Return to reflect such comments. If there is a disagreement between Parent and Buyer as to any position to be taken on the Straddle Period Separate Tax Return, such disagreement will be resolved by an independent accounting firm of national standing that has no material relationships with any of the Parties, mutually selected by Buyer and Seller, and the determination of such independent accounting firm shall be deemed final, conclusive and binding on the Parties. The cost of obtaining such advice will be borne by the Party whose position is not adopted. Buyer shall not amend or revoke any such Straddle Period Separate Tax Returns (or any notification or election relating thereto) without the prior written consent of Parent. At Parent’s request, Buyer shall file, or cause to be filed, amended Straddle Period Separate Tax Returns, subject to Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(3) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide any Person with any Tax Return or copy of any Tax Return of (x) Parent or a member of the Parent Group or (y) a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

(b) Refunds. Buyer shall pay, or cause its Affiliates to pay, to Parent the amount of any Tax refunds or credits (including any interest paid thereon) of any Acquired Company or Newco received with respect to any Pre-Closing Period (except to the extent that any such refund or credit has already been credited to Parent or Seller in calculating the Closing Payment Amount or pursuant to Section 2.04). With respect to any Straddle Period, any such refund or credit shall be equitably apportioned between Parent and Buyer in accordance with the principles set forth in Section 5.16(c). Payments pursuant to this Section 5.16(b) shall be made in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

(c) Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each Acquired Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes of each Acquired Company and Newco allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period and (2) Taxes (other than Property Taxes) of each Acquired Company and Newco allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date and in a manner consistent with past practices of each Acquired Company (or of Parent with respect to the Acquired Company); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Sale (“Transfer Taxes”), including in connection with the contribution, transfer, assignment and conveyance of the Acquired LLC Interests and the Parent Transferred Assets to Newco and the sale, transfer, assignment and delivery to Buyer of the Newco LLC Interests, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. At least ten (10) days before the Closing, the Party responsible under applicable Law for filing any Tax Return with respect to any Transfer Tax shall provide a draft of such Tax Return to the other Party for such other Party’s review. The Party responsible under applicable Law for filing any Tax Return with respect to any Transfer Tax shall and each other Party shall, and shall cause its Affiliates to, cooperate with respect to the preparation and filing of such Tax Return.

(e) Tax Contests.

(1) If any Governmental Authority asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Parties. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority.

(2) In the case of a Tax Proceeding of or with respect to any Acquired Company or Newco for any taxable period that ends on or before the Closing Date (other than a Tax Proceeding described in Section 5.16(e)(4)), Parent shall have the exclusive right to control such Tax Proceeding; provided, however, that Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment will have a material adverse impact on Buyer or any of its Affiliates for any Post-Closing Period.

(3) In the case of a Tax Proceeding of or with respect to any Acquired Company or Newco for any Straddle Period (other than a Tax Proceeding described in Section 5.16(e)(4)), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (A) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (B) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (C) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (E) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Governmental Authority and (F) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under clause (A), (B), (C) or (E) above with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that could not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates. For purposes of this Agreement, “Controlling Party” shall mean Parent if Parent and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding, or Buyer if Buyer and its Affiliates are reasonably expected to bear the greater Tax liability in connection with such Tax Proceeding; and “Non-Controlling Party” means whichever of Parent or Buyer is not the Controlling Party with respect to such Tax Proceeding.

(4) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (x) any Tax Return of Parent or a member of the Parent Group; and (y) any Tax Return of a consolidated, combined or unitary group that includes any member of the Parent Group (including any Combined Tax Return).

(f) Cooperation on Tax Matters. Parent (subject to Section 5.16(a)(3)) and Buyer shall use commercially reasonable efforts to: (i) assist and cooperate in the preparation and timely filing of any Tax Returns of Newco or any Acquired Company; (ii) assist and cooperate in any audit or other proceeding with respect to Taxes or Tax Returns of Newco or any Acquired Company; (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of Newco or any Acquired Company; (iv) provide any information necessary or reasonably requested to allow Parent, Buyer, Newco, or any Acquired Company to comply with any information reporting or withholding requirements imposed by any Tax authority; and (v) provide any information necessary or reasonably requested to allow Parent, Seller or Buyer to prepare its own Tax Returns and otherwise to comply with applicable Tax Laws. Any information or documents provided under this Section 5.16(f) shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the preparation and filing of Tax Returns or any Tax Proceeding, or as required by applicable Law.

(g) Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, the Parties agree to treat any payments under Section 5.15 and this Section 5.16 as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

5.17. Data Room. As promptly as practicable (and in any event not more than twenty (20) Business Days) after the date of this Agreement, Parent will deliver or cause to be delivered to Buyer three (3) electronic copies (in the form of a CD or DVD disc, USB drive, ZIP file or other digitally retrievable media) of all the documents posted to the Data Room on or before 8:00 P.M. Eastern time on the day prior to the date of this Agreement, with each such document clearly labeled with the document number ascribed to that document in the Data Room as of such date, in a manner fully readable by Buyer.

5.18. Financing and Sales Activity Cooperation.

(a) Prior to the Closing Date, Buyer shall keep Parent and Seller reasonably informed in reasonable detail of any material developments relating to the Debt Financing and, upon Parent’s request, the status of its efforts to arrange the Debt Financing. Buyer acknowledges and agrees that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing. Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Acquisition Amounts on or prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof, including, if necessary to fund the Acquisition Amounts, to obtain the Debt Financing or to obtain alternative debt financing (in an amount no less than the Debt Commitment Letter, as in effect on the date hereof).

(b) Buyer shall not, without the prior written consent of Parent: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter if such amendment, modification or waiver (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (B) adversely affects the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (C) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Sale and the other transactions contemplated by this Agreement; or (ii) terminate the Debt Commitment Letter. Buyer shall promptly deliver to Parent copies of any amendment, modification, waiver or replacement of the Debt Commitment Letter.

(c) Prior to the Closing Date, each of Parent and Seller shall use its reasonable best efforts to provide to Buyer, and shall cause its Subsidiaries and Representatives to provide to Buyer, all cooperation reasonably requested in connection with the arrangement of the Debt Financing with respect to Newco, the Acquired Companies or the Acquired Company Properties (collectively, and together with the Audit Assistance, the “Cooperation Activities”) and in connection with any sales or marketing efforts in connection with potential sales of the Acquired Company Properties (the “Sales Activities”), in each case as reasonably requested in writing by Buyer, including using reasonable best efforts to:

(1) in furtherance of the Sales Activities, (i) hire brokers as selected by Buyer and (ii) execute and deliver purchase and sale agreements and/or other instruments with third parties relating to the sale of any Acquired Company Property on market terms (provided, that (x) the consummation of any such transaction is conditioned upon the Closing and (y) Buyer shall reimburse Parent, Seller and Newco for their respective reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated thereby);

(2) upon reasonable notice, cause the Chief Executive Officer or other officer of Parent to participate in a reasonable number of meetings and presentations with prospective lenders and rating agencies and potential acquirors of Acquired Company Properties at reasonable times and locations mutually agreed;

(3) assist with the preparation of materials for customary rating agency presentations and bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and assist with the preparation of marketing and due diligence materials with respect to a reasonable number of Acquired Company Properties in connection with the Sales Activities and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing or a reasonable number of potential acquirors of Acquired Company Properties to the extent reasonable and customary; in each case: (A) subject to customary confidentiality provisions and disclaimers, and (B) as reasonably requested by Buyer;

(4) furnish Buyer and its potential debt financing sources for the Debt Financing reasonably promptly upon written request with such financial, statistical and other pertinent information and projections relating to the Acquired Companies or the Acquired Company Properties as may be reasonably requested by Buyer, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business (and, for the avoidance of doubt, Parent and Seller shall not be required to prepare any such information or projections solely for this purpose);

(5) assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules) and definitive sale agreements with respect to a reasonable number of Acquired Company Properties;

(6) promptly (and, in any event, within ten (10) Business Days after receipt) notify Buyer if Seller, Parent, an Acquired Company or any of their respective Representatives receives any reasonable bona fide offer or inquiry in writing from a third party relating to the purchase or sale of any Acquired Company Property and provide to Buyer copies of any such offer or inquiry (including any correspondence); and

(7) provide to Buyer upon written request all documentation and other information with respect to the Acquired Companies required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, no later than five (5) Business Days prior to the Closing Date (that has in each case been requested in writing at least ten (10) Business Days prior to the Closing Date).

Parent shall have satisfied its obligations set forth in this Section 5.18 or Section 5.19 if Parent shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, Parent shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under this Section 5.18 and Section 5.19 to the extent that it: (A) unreasonably interferes with the ongoing business of Parent, the Acquired Companies or any of their respective Affiliates; (B) requires Parent, the Acquired Companies or any of their respective Affiliates to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Cooperation Activities or the Sales Activities prior to the Closing; (C) requires Parent, the Acquired Companies or any of their respective Affiliates or any of their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Cooperation Activities or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or with respect to the other Cooperation Activities that are not contingent upon the Closing or that would be effective prior to the Closing; (D) requires Parent, the Acquired Companies or any of their respective Affiliates or their counsel to give any legal opinion; (E) requires Parent, the Acquired Companies or any of their respective Affiliates to provide any information that is prohibited or restricted by applicable Law; (F) provide access to or disclose information that Parent determines could reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that Parent shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (F)); (G) requires Parent, the Acquired Companies or any of their respective Affiliates to take any action that is prohibited or restricted by, or could reasonably be expected to conflict with or violate, its organizational documents, or could reasonably be expected to result in a violation or breach of, or default under, any material contract or Master Trust Transaction Documents to which any of Parent, the Acquired Companies or any of their respective Affiliates is a party; (H) could reasonably be expected to result in any officer or director of Parent, the Acquired Companies or any of their respective Affiliates incurring personal liability with respect to any matter relating to the Cooperation Activities or requires any officer, director or other Representative of Parent or any of its Affiliates to deliver any certificate that such officer, director or other Representative reasonably believes contains any untrue certifications; (I) requires Parent, the Acquired Companies or any of their respective Affiliates or their Representatives, as applicable, to waive or amend any terms of this Agreement; or (J) any such Cooperation Activities cause any representation, warranty, covenant or other term in this Agreement to be breached or causes any Closing condition set forth in Article VI to fail to be satisfied. In no event shall Parent or Seller be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to Parent, the Acquired Companies or any of their respective Affiliates on the date hereof or is not otherwise prepared in the ordinary course of business of Parent, the Acquired Companies or any of their respective Affiliates at the time requested by Buyer or for the failure to obtain review of any financial or other information by its accountants. In no event shall Parent, the Acquired Companies or any of their respective Affiliates be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by Parent or any of its Affiliates or Representatives) or expense (including legal and accounting expenses) that is not promptly reimbursed by Buyer or its Affiliates in connection with assisting Buyer in arranging the Debt Financing or in connection with the other Cooperation Activities or as a result of any information provided by Parent, its Affiliates or any of their respective Affiliates or Representatives in connection with the Cooperation Activities. None of the representations, warranties or covenants of Parent or Seller set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by Parent, any of its Affiliates, or any of their respective Representatives at the written request of Buyer pursuant to this Section 5.18 and Section 5.19. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in Section 5.18 and Section 5.19 represent the sole obligation of Parent, Seller and the Acquired Companies and their respective Affiliates with respect to the Cooperation Activities. Notwithstanding anything to the contrary, the condition precedent set forth in Section 6.03(b), as it applies to Parent’s obligations under Section 5.18 and Section 5.19, shall be deemed satisfied unless Parent or Seller has materially breached its obligations under Section 5.18 or Section 5.19, Buyer has provided to Parent written notice of such material breach within ten (10) Business Days of first becoming aware of such material breach and Parent and Seller fail to cure such breach by ten (10) Business Days after such notice is provided.

(d) Buyer (i) shall reimburse each of Parent, Seller, Newco and the Acquired Companies promptly upon demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by such Persons and their Representatives in connection with the Cooperation Activities, any action taken by them at the request of Buyer pursuant to Section 5.18 or Section 5.19, and (ii) shall indemnify and hold harmless each of Parent, Seller, Newco and the Acquired Companies and their Representatives and each of Parent’s, Seller’s, Newco’s the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing, any other Cooperation Activities and any information used in connection therewith (except in the case of fraud). This Section 5.18(d) shall survive the termination of this Agreement (and in the event the Sale and the other transactions contemplated hereby are not consummated, Buyer shall promptly reimburse Parent for any reasonable out-of-pocket costs incurred by Parent, its Subsidiaries and Representatives in connection with the cooperation under this Section 5.18 and Section 5.19 and not previously reimbursed).

5.19. Cooperation. Prior to the Closing, Parent shall, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives to, and shall direct its tenants and property managers to, and, after the Closing, Parent shall continue to, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives to continue to, cooperate as reasonably requested by Buyer with respect to any audits or similar procedures or reviews with respect to the Acquired Companies and the Acquired Company Properties that Buyer may be required to perform as contemplated by Regulation S-X (collectively, the “Audit Assistance”). Buyer shall comply with, and shall cause its Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed in connection with any such audit. Buyer shall reimburse Parent and its Subsidiaries promptly upon demand for all reasonable and documented out-of-pocket third party accounting fees incurred by such Persons and their Representatives in connection with the Audit Assistance.

5.20. Property Transfer Agreement. Parent and Seller shall (i) cause Newco not to amend, assign, terminate or waive any provision of the Property Transfer Agreement without the prior written consent of Buyer in its sole discretion and, unless the Property Transfer does not occur, to perform Newco’s obligations thereunder and (ii) use reasonable best efforts to cause Property Seller to perform its obligations under the Property Transfer Agreement. Parent shall promptly inform Buyer in the event of any breach or suspected breach of the Property Transfer Agreement by any party thereto. Seller shall keep Buyer reasonably informed of the closing process under the Property Transfer Agreement, including making available proposed conveyance documents to Buyer for its review and comment, and the owner’s policy obtained by Newco (it being understood and agreed that Parent and Buyer shall each be responsible for 50% of the base premium cost of such policy; provided, that Buyer shall be responsible for 100% of the costs of any endorsements on or extended coverage to such policy) for the Property (as defined in the Property Transfer Agreement).

5.21. Matters Related to the Certain Acquired Company Properties.

(a) If any Acquired Company Property (other than any Acquired Company Property that (i) is sold after the date hereof in accordance with the terms of this Agreement, (ii) becomes subject to condemnation or eminent domain proceedings after the date hereof or (iii) is identified on Section 3.02(p)(1) of Seller Disclosure Letter as being ground leased by an Acquired Company (each a “Ground Leased Acquired Company Property”)) is not owned by an Acquired Company as of the Closing (any such Acquired Company Property, an “Unowned Acquired Company Property”) or any Ground Leased Acquired Company Property is not as of the Closing subject to a ground lease Previously Disclosed to Buyer in respect of which an Acquired Company is tenant (an “Unleased Ground Leased Acquired Company Property”), the Parties shall calculate an implied value with respect to such Unowned Acquired Company Property or Unleased Ground Leased Acquired Company Property by dividing (x) the annual base rent set forth on the Data Tape (as defined in the Seller Disclosure Letter) with respect to such Unowned Acquired Company Property or Unleased Ground Leased Acquired Company Property, by (y) 7.0%; provided that with respect to any Unowned Acquired Company Property or Unleased Ground Leased Acquired Company that is identified on the Data Tape as vacant, the implied value thereof shall be deemed to be 40% of the collateral value with respect thereto set forth on the Data Tape.

(b) The Parties shall take all actions necessary, including causing the Acquired Companies to execute all documents necessary, to transfer and assign to Parent or another Person designated by Parent all rights and interests that the Acquired Companies may have with respect to all Unowned Acquired Company Properties and Unleased Ground Leased Acquired Company Properties, including any Lessor Lease related thereto. For the avoidance of doubt, nothing in this Section 5.21 shall entitle any of the Parties to avoid consummating the Closing at the time otherwise required in accordance with Section 2.01.

5.22. Indenture Redemption and Discharge. Each of Parent and Seller shall, and shall cause each of their respective Subsidiaries and Representatives to, use its reasonable best efforts to take all actions necessary or advisable to effect the Indenture Redemption and Discharge in accordance with the Master Trust Indenture as of the Closing, including, without limitation, by (a) issuing a notice of redemption of the Master Trust Notes in accordance with the Master Trust Indenture, in a form reasonably acceptable to Parent and Buyer, for all of the outstanding aggregate principal amount of the Master Trust Notes pursuant to the Master Trust Indenture, (b) delivering to the Trustee such “Officer’s Certificates,” “Opinions of Counsel,” and other documents, notices, instruments and certificates in form and substance reasonably satisfactory to the Trustee and Buyer, (c) taking such other actions that are necessary, customary or desirable to, in each case, effect the Indenture Redemption and Discharge and redeem the Master Trust Notes on the Closing Date pursuant to the Master Trust Indenture, (d) providing Buyer with a reasonable opportunity to review and comment on drafts of all documents, notices, instruments and certificates to be delivered in connection with the Indenture Redemption and Discharge, (e) conferring with the Trustee in advance of the Closing with respect to the Indenture Redemption and Discharge, including coordinating with the Trustee with respect to the payment of the Redemption and Discharge Amount and obtaining the Trustee’s and Buyer’s agreement with respect to the amount of the Redemption and Discharge Amount and (f) preparing and entering into such mortgage terminations, omnibus termination agreements and other Contracts as may be required or advisable to ensure that all conditions to the termination of all Liens and mortgages arising under the Master Trust Indenture will be satisfied at the Closing upon payment of the Redemption and Discharge Amount and to promptly obtain such terminations (provided, that neither Parent, Seller, Newco or any Acquired Company shall enter into any Contract that creates any liability of Newco or any Acquired Company after the Closing without Buyer’s prior written consent). Between the date hereof and the Closing, Parent and Seller shall keep Buyer reasonably informed with respect to the redemption of the Master Trust Notes and the satisfaction and discharge of the Master Trust Indenture and shall use reasonable best efforts to make their respective Representatives and the Trustee available to Buyer in connection therewith.

ARTICLE VI

Conditions to the Sale

6.01. Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Sale is subject to the fulfillment, or written (to the extent permitted by law) waiver by Buyer, Parent and Seller, as applicable, at or before the Closing of each of the following conditions:

(a) Shareholder Approval. The Requisite Parent Vote shall have been obtained.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order binding on Buyer or Parent or any of its Subsidiaries, and no Law shall be in effect, that prevents, enjoins, prohibits or makes illegal the consummation of the Sale.

6.02. Conditions to Parent’s and Seller’s Obligation. The respective obligation of each of Parent and Seller to consummate the Sale is also subject to the fulfillment, or written (to the extent permitted by law) waiver by such Party, as applicable, at or before the Closing of each of the following conditions:

(a) Buyer’s Representations and Warranties. (i) Each of the representations and warranties of Buyer contained in Section 3.03(a), (b) and (c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (ii) each of the other representations and warranties of Buyer contained in Section 3.03 shall be true and correct as of the date hereof and as of the Closing Date, except (A) in each case of clauses (i) and (ii), representations and warranties that are made as of a particular date shall be true and correct only as of such particular date and (B) in the case of clause (ii), where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(b) Performance of Buyer’s Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by Buyer on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Buyer Certificate. Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Buyer by an appropriate officer certifying that the conditions specified in Sections 6.02(a) and 6.02(b) have been satisfied.

6.03. Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the Sale is also subject to the fulfillment, or written (to the extent permitted by law) waiver by Buyer, at or before the Closing of each of the following conditions:

(a) Parent’s and Seller’s Representations and Warranties. (i) Each of the representations and warranties of Parent and Seller contained in Section 3.01(a), (c), (g) and (i) and Section 3.02(a), (c), (d)(1), (o) and (r) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) each of the representations and warranties of Parent and Seller contained in Section 3.01(d) and Section 3.02(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date and (iii) each of the other representations and warranties of Parent and Seller contained in Section 3.01 and Section 3.02 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except (A) in each case of clauses (i), (ii) and (iii), representations and warranties that are made as of a particular date shall be true and correct only as of such particular date and (B) in the case of clause (iii), where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent, Seller or the Acquired Companies, as applicable (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(b) Performance of Parent’s, Seller’s and Newco’s Obligations. All of the covenants and agreements required by this Agreement to be complied with and performed by Parent, Seller and Newco on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Parent Certificate. Buyer shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Parent by an appropriate officer of Parent certifying that the conditions specified in Sections 6.03(a) and 6.03(b) have been satisfied.

(d) No Material Adverse Effect With Respect to the Acquired Companies. Since the date of this Agreement, there shall have been no effect, change, fact, event, occurrence, condition or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquired Companies.

6.04. Frustration of Closing Conditions.

(a) Neither Parent nor Seller may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied, if such failure was due to the failure of such Party or its Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) Buyer may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied, if such failure was due to the failure of it or its Subsidiaries to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VII

Termination

7.01. Termination by Mutual Agreement. This Agreement may be terminated, and the Sale may be abandoned, at any time before the Closing by mutual consent of Buyer and Parent in a written instrument.

7.02. Termination by Either Buyer or Parent. This Agreement may be terminated, and the Sale may be abandoned, at any time before the Closing by either Buyer or Parent, whether before or after the Requisite Parent Vote has been obtained except as otherwise expressly noted (with any termination by Parent also being an effective termination by Seller):

(a) Delay. If the Closing has not occurred by the close of business on December 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.02(a) shall not be available to a

Party if the failure of the Closing to occur on or before such date was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

(b) Failure to Obtain Requisite Parent Vote. If the Requisite Parent Vote shall not have been obtained at the Shareholders Meeting.

(c) Injunction. If any Governmental Authority shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale and such Order remains in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.02(c) shall not be available to a Party if such action was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

7.03. Termination by Parent. This Agreement may be terminated by Parent and the Sale may be abandoned at any time prior to the Closing, whether before or after the Requisite Parent Vote has been obtained except as otherwise expressly noted if (with any termination by Parent also being an effective termination by Seller):

(a) Buyer has breached any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) thirty (30) days after written notice thereof is given by Parent to Buyer and (2) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement and abandon the Sale if it or Seller is then in breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.03(a) or 6.03(b) would not be satisfied; or

(b) at any time prior to the time the Requisite Parent Vote is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.01(c); provided, that the right to terminate this Agreement pursuant to this Section 7.03(b) shall not be available unless (i) such termination did not result from a material breach by Parent or Seller of Section 5.01 and (ii) Parent shall have paid or shall concurrently pay to Buyer the Parent Termination Fee pursuant to Section 7.05(b)(2).

7.04. Termination by Buyer. This Agreement may be terminated by Buyer and the Sale may be abandoned at any time prior to the Closing, whether before or after the Requisite Parent Vote has been obtained except as otherwise expressly noted if:

(a) Parent or Seller has breached any representation, warranty, covenant or agreement made by Parent or Seller, respectively, in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) thirty (30) days after written notice thereof is given by Buyer to Parent and (2) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement and abandon the Sale if it is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.02(a) or 6.02(b) would not be satisfied; or

(b) the Parent Board (or a committee thereof) shall have made a Change of Recommendation.

7.05. Effect of Termination and Abandonment.

(a) Except as provided in Section 7.05(b) below, in the event of termination of this Agreement and the abandonment of the Sale pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (1) no such termination shall relieve any Party of any liability or damages resulting from any willful material breach of this Agreement, (2) no such termination shall relieve Parent from its obligation to pay the Parent Termination Fee or the Buyer’s Transaction Expenses if, as and when required pursuant to this Section 7.05 and (3) the provisions set forth in Section 5.05, Section 5.06(b), this Section 7.05 and Article VIII and the relevant definitions shall survive the termination of this Agreement.

(b) Parent Termination Fee; Buyer’s Transaction Expenses.

(1) In the event that this Agreement is validly terminated by Buyer pursuant to Section 7.04(b) (Change of Recommendation), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to Buyer a termination fee of $11,375,000 (the “Parent Termination Fee”).

(2) In the event that this Agreement is validly terminated by Parent pursuant to Section 7.03(b) (Alternative Acquisition Agreement), then Parent shall, prior to or concurrently with such termination, pay to Buyer the Parent Termination Fee.

(3) In the event that (x) this Agreement is validly terminated pursuant to Section 7.02(a) (Outside Date), Section 7.02(b) (Failure to Obtain Requisite Parent Vote) or Section 7.04(a) (Parent Terminable Breach), (y) prior to the date of such termination or, if this Agreement was validly terminated pursuant to Section 7.02(b) (Failure to Obtain Requisite Parent Vote), the date of the Shareholders Meeting, an Acquisition Proposal shall have been publicly proposed or disclosed and not withdrawn at least three (3) Business Days prior to such termination or the date of the Shareholders Meeting, as applicable, and (z) within 12 months following the termination of this Agreement, Parent or any of its Subsidiaries enters into a definitive written agreement providing for an Acquisition Proposal or an Acquisition Proposal is consummated, then, within three (3) Business Days following the consummation of the Acquisition Proposal, Parent will pay to Buyer the Parent Termination Fee, less any Buyer Transaction Expenses previously paid to Buyer pursuant to Section 7.05(b)(4) (provided, that for purposes of this Section 7.05(b)(3), the term “Acquisition Proposal” will have the meaning assigned to such term herein, except that the references to “20%” and “80%” will be deemed to be references to “50%”).

(4) In the event that this Agreement is validly terminated pursuant to Section 7.02(b) (Failure to Obtain Requisite Parent Vote), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to Buyer an amount equal to Buyer’s reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated hereby in an aggregate amount not to exceed $10,000,000 (the “Buyer’s Transaction Expenses”).

(5) In no event shall Parent be required to pay the Parent Termination Fee to Buyer on more than one occasion whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement. All payments under this Section 7.05(b) will be made by wire transfer of same day funds to the account designated by Buyer. Each of Parent, Seller and Buyer acknowledges that (x) the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, (y) without these agreements, Parent, Seller and Buyer would not enter into this Agreement and (z) neither the Parent Termination Fee nor the Buyer’s Transaction Expenses are a penalty, but rather are liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such Parent Termination Fee or the Buyer’s Transaction Expenses, as applicable, is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, if Parent fails to pay the Parent Termination Fee or the Buyer’s Transaction Expenses when due or any portion thereof and, in order to obtain such payment, Buyer commences a suit which results in a final and nonappealable Order against Parent for such Parent Termination Fee or Buyer’s Transaction Expenses or any portion thereof, Parent shall pay to Buyer interest on the amount of the Parent Termination Fee or Buyer’s Transaction Expenses (or any

portion thereof that has not been paid timely in accordance with this Agreement) at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment.

(6) Notwithstanding anything to the contrary in this Agreement, in the event that the Parent Termination Fee or the Buyer’s Transaction Expenses becomes payable and are paid by Parent pursuant to this Section 7.05, Buyer’s right to receive payment of the Parent Termination Fee, the Buyer’s Transaction Expenses and such other amounts described in this Section 7.05 shall be the sole and exclusive remedy of Buyer and its Affiliates and Representatives against Parent, Seller and their respective Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the Sale, and upon payment of such amount, none of Parent, Seller or any of their respective Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the Sale, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

ARTICLE VIII

Miscellaneous

8.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement (or in any certificate delivered pursuant hereto by any Party) shall not survive the Closing and following the Closing, no Party shall have any liability for any inaccuracy or breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto or for failure to comply with any agreement or covenant contained herein. Notwithstanding the foregoing, this Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms apply or is to be performed in whole or in part after the Closing.

8.02. Waiver; Amendment. Before the Closing, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) subject to applicable Law, amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. Notwithstanding anything to the contrary contained herein, Section 8.05(b), Section 8.08 and this Section 8.02 (such sections, the “Lender Designated Sections”) and any definitions used in such Sections of this Agreement, to the extent a modification, waiver or termination of such definition would modify the substance of any Lender Designated Section, may not be modified, waived or terminated in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of the applicable Lender.

8.03. Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the Laws of the State of Maryland without giving effect to any conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any other jurisdiction other than the State of Maryland. EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND APPELLATE COURTS THEREOF, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY LEGAL PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

8.04. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER PARTIES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LEGAL PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 8.04 HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.04 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.05. Specific Performance.

(a) The Parties acknowledge and agree that (1) monetary damages could not adequately compensate any Party in the event of a breach of the material terms of this Agreement by any other Party, (2) the non-breaching Party would suffer irreparable harm in the event of such a breach and (3) the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement and to prevent breaches hereof. The Parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with the Party’s seeking or obtaining any relief pursuant to this Section 8.05. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (1) such Party has an adequate remedy at Law or (2) an award of specific performance is not an appropriate remedy for any reason at Law or in equity.

(b) Notwithstanding anything to the contrary contained in this Agreement, each Party: (1) except for claims by Buyer against any Debt Financing Source pursuant to the Debt Commitment Letter and any definitive documents related thereto, agrees that (A) none of the Parties nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any rights or claims against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Party or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or shareholders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and any such actions are disclaimed and released in full, and (2) (i) agrees that it will not bring or support any Person in any Legal Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of Buyer’s financing sources or any of their Affiliates (each such Person, a “Debt Financing Source”) in respect of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source, in any way relating to the

Debt Commitment Letter, or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York; and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Each Lender is an intended third-party beneficiary of this Section 8.05(b) and shall be entitled to the protections of this provision.

8.06. Expenses. Unless otherwise expressly provided for in this Agreement, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.07. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and shall be deemed given when personally delivered, sent via electronic transmission or mailed by registered or certified mail (return receipt requested) to the Persons and addresses set forth below or such other place as such Party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

If to Buyer, to:

c/o Hospitality Properties Trust

Two Newton Place

255 Washington Street

Newton, MA 02458

Attention: John G. Murray

Email: jmurray@rmrgroup.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

200 Park Avenue

New York, NY 10166

Attention: Laurie A. Grasso

                 Steven M. Haas

Email:      lgrasso@huntonak.com

                 shaas@huntonak.com

If to Parent, Seller or Newco, to:

Spirit MTA REIT

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Attention: Ricardo J. Rodriguez, President and

                 Chief Executive Officer

Email:

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter

                 Erica Jaffe

Email:      philip.richter@friedfrank.com

                 erica.jaffe@friedfrank.com

Notices will be deemed to have been received (x) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by electronic submission (to such email address specified above or another email address as such person may subsequently designate by notice given hereunder) only if followed by overnight or hand delivery or (y) on the date five (5) Business Days after dispatch by registered or certified mail.

8.08. Entire Understanding; No Third-Party Beneficiaries. All Exhibits (attached hereto and as executed), Schedules and Disclosure Letters hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits, Schedules and Disclosure Letters hereto, and the Confidentiality Agreement, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. Except as set forth in Section 5.09(d), Section 5.12, Section 5.13, Section 5.15 and this Section 8.08, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than Buyer, Seller and Parent. Notwithstanding the foregoing, each Debt Financing Source shall be an express and intended third party beneficiary of the Lender Designated Sections and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and each Debt Financing Source (and its successors and assigns) shall be entitled to rely on and enforce the provisions of such Sections.

8.09. Assignment. Subject to the immediately following sentence, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of each other Party; provided, however, that (i) Buyer may assign, delegate or otherwise transfer any of its rights, interest or obligations under this Agreement to any Subsidiary of Buyer provided that no such assignment, delegation or transfer shall relieve Buyer of its obligations hereunder; and (ii) after the Closing, Parent and Seller may assign, delegate or otherwise transfer its rights, interest or obligations under this Agreement in connection with Parent’s assignment, delegation and transfer of all or substantially all of its assets and liabilities to a liquidating trust or similar entity in connection with Parent’s termination, dissolution or winding-up.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” files.

8.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.12. Further Assurances. If at any time before or after the Closing, any Party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Sale or to carry out the purposes and intent of this Agreement at or after the Closing, then each Party and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Sale and to carry out the purposes and intent of this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SPIRIT MTA REIT

By:	/s/ Ricardo Rodriguez
	Name:	Ricardo Rodriguez
	Title:	Chief Executive Officer, President, Chief Financial Officer and Treasurer

SMTA FINANCING JV, LLC

By:	/s/ Ricardo Rodriguez
	Name:	Ricardo Rodriguez
	Title:	Authorized Signatory

BANNER NEWCO LLC

By:	/s/ Ricardo Rodriguez
	Name:	Ricardo Rodriguez
	Title:	Authorized Signatory

HOSPITALITY PROPERTIES TRUST

By:	/s/ John G. Murray
	Name:	John G. Murray
	Title:	President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

Annex B

SPIRIT MTA REIT

PLAN OF VOLUNTARY LIQUIDATION

1.    Approval and Effectiveness of Plan. This Plan of Voluntary Liquidation (this “Plan”) of Spirit MTA REIT, a Maryland real estate investment trust (the “Trust”) and the transactions contemplated hereby, have been unanimously approved and declared by the Trust’s board of trustees (the “Board of Trustees”), as being advisable and in the best interests of the Trust and the holders of its common shares of beneficial interest (such holders, the “Shareholders,” and such shares, the “Shares”). The Board of Trustees has directed that the Plan, and the transactions contemplated thereby, be submitted to the Shareholders of the Trust for approval. The Plan shall become effective upon approval of the Plan, and the transactions contemplated thereby, by Shareholders entitled to cast a majority of all the votes entitled to be cast by Shareholders with respect to the Plan and such transactions, subject to the consummation of the transaction contemplated by the Equity Purchase Agreement, dated as of June 2, 2019, by and among the Trust, SMTA Financing JV, LLC, Banner NewCo LLC and Hospitality Properties Trust (“HPT”). Subject to the foregoing, the date of the Shareholders’ approval is hereinafter referred to as the “Effective Date.”

2.    Voluntary Dissolution, Termination and Liquidation. From and after the Effective Date, the Trust shall, except as otherwise provided in Section 10 below, commence, and proceed with, actions to voluntarily dissolve, terminate and liquidate the Trust in accordance with Section 12.2 of Article XII of the declaration of trust of the Trust (the “Declaration of Trust”) and Sections 8-502(a) and 8-502(b) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”) and completely liquidate the Trust in accordance with Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder. Pursuant to the Plan, subject to Section 10 below, the Trust shall sell, convey, transfer and deliver or otherwise dispose of, or cause its subsidiaries to sell, convey, transfer and deliver or otherwise dispose, of all of their remaining assets, without further approval of the Shareholders. From and after Effective Date, the Trust and the Board of Trustees shall act in accordance with Section 12.2.1 of Article XII of the Declaration of Trust, except as otherwise provided in Section 10 below.

3.    Disposition of Assets. The Trust is authorized to sell or otherwise dispose of, and cause its subsidiaries to sell or otherwise dispose of, in each case by means of a merger, other extraordinary action or transaction or otherwise, all of their remaining assets, for cash, notes or such other assets, upon such terms as the Board of Trustees may deem advisable and without further approval of the Shareholders.

4.    Payment of Creditors; Distributions to Shareholders. The Board of Trustees, and such officers, managers, agents or other representatives of the Trust as the Board of Trustees may authorize and direct, are authorized and empowered to proceed as promptly as practicable (as determined by the Board of Trustees in its discretion and subject to Section 10 below) to: (i) collect the assets of the Trust; (ii) dispose of such of its assets as are not to be distributed in kind to its Shareholders; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Trust and its subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) distribute all the remaining assets of the Trust, either in cash or in kind, to the Shareholders in cancellation or redemption of their Shares in one or more distributions; and (vii) do every other act necessary or advisable to wind-up the affairs of the Trust (including, without limitation, the affairs of the Trust’s subsidiaries), dissolve or otherwise terminate (including by merger, other extraordinary action or otherwise) the subsidiaries and liquidate the Trust’s business and affairs.

5.    Reserve Fund. The Trust is authorized, but not required, to establish one or more reserve funds in a reasonable amount to be determined by the Board of Trustees in its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Board of Trustees deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Trust’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Trust is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Trust or the Liquidating Trust or Other Liquidating Entity referred to below, as applicable, or such other successor in interest to the Trust as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office or other applicable governmental entity. The Trust may also create a reserve fund by any other reasonable means.

6.    Insurance Policies. The Trust is authorized, but not required, to procure for itself one or more insurance policies in a reasonable amount to be determined by the Board of Trustees in its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Trustees in its discretion deems such insurance policies desirable.

7.    Termination of Existence and Notification of Voluntary Dissolution. Subject to Section 10 below, the Board of Trustees, and such officers, managers, agents or other representatives of the Trust as the Board of Trustees may authorize and direct, are authorized and empowered, when appropriate, as determined by the Board of Trustees in its discretion, to take such action as necessary terminate the existence of the Trust by voluntary dissolution under Section 8-502(a) of the Maryland REIT Law and pursuant to Section 12.2 of Article XII of the Declaration of Trust, to determine the effective date of such dissolution and termination and to notify the State Department of Assessments and Taxation of Maryland of the dissolution pursuant to Section 8-502(a) of the Maryland REIT Law. However, notwithstanding the effective date of such dissolution, the Trust shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs.

8.    Effect and Timing of Distributions. Upon the complete distribution of all assets of the Trust to the holders of outstanding Shares (the “Final Distribution”), all such Shares will be canceled and no longer deemed outstanding and all rights of the holders thereof as Shareholders of the Trust shall cease and terminate. Subject to Section 10 below, the Trust shall use commercially reasonable efforts to cause the voluntary dissolution and liquidation of the Trust to occur and to make the Final Distribution to holders of outstanding Shares no later than the second anniversary of the Effective Date. In accordance with Section 12.2.2. of Article XII of the Declaration of Trust, after termination of the Trust, the liquidation of its business and the Final Distribution, a majority of the members of the Board of Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties under the Declaration of Trust and the rights and interests of all Shareholders shall cease.

9.    Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that (i) the Board of Trustees deems it necessary or advisable in order to preserve the Trust’s status as a real estate investment trust under Sections 856 through 860 of the Code and the Treasury regulations thereunder, or (ii) the Board of Trustees deems it necessary or advisable in order to enable the Trust to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the “Commission”) or (iii) the Board of Trustees determines in its discretion that it is otherwise advantageous or appropriate to do so, the Board of Trustees may cause the Trust to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as the Board of Trustees deems appropriate in its discretion, substantially as follows:

(a)

The Trust may create the Liquidating Trust under statutory or common law of Maryland or any other state of the United States and may transfer and assign all or substantially all of the remaining assets of the Trust of every sort whatsoever, including its unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Trust shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

(b)	Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of Shares, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of common beneficial interest shall constitute the Final Distribution of all of the assets of the Trust to its Shareholders under Section 8 of this Plan.

(c)

The Liquidating Trust shall be constituted pursuant to a declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust of the Liquidating Trust”) in such form and contain such terms and conditions as the Board of Trustees may approve in its discretion. Without limiting the generality of the foregoing, the Declaration of Trust of the Liquidating Trust shall provide: (i) that shares of common beneficial interest in the Liquidating Trust shall not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Trust’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may disclose annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Trust’s Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.

(d)	The initial trustees of the Liquidating Trust shall be designated by the Board of Trustees (and may include members of the Board of Trustees).

(e)

Approval of this Plan and the transactions contemplated hereby shall constitute the approval by the Shareholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust of the Liquidating Trust, as approved by the Board of Trustees and the appointment of trustees designated by the Board of Trustees.

10.    Conversion of Trust. In the event that (i) the Board of Trustees determines it necessary or advisable in order to preserve the Trust’s status as a real estate investment trust under Sections 856 through 860 of the Code and the Treasury regulations thereunder, or (ii) the Board of Trustees determines it necessary or advisable in order to enable the Trust to terminate its obligation to file quarterly reports and audited annual financial statements with the Commission or (iii) the Board of Trustees determine in its discretion that it is otherwise advantageous or appropriate to do so, the Board of Trustees may, instead of terminating the existence of the Trust by voluntary dissolution under Section 8-502(a) of the Maryland REIT Law and pursuant to Section 12.2 of Article XII of the Declaration of Trust, but nonetheless in furtherance of the liquidation of the Trust, cause the Trust to convert to a newly formed limited liability company, a partnership or a business trust (an “Other Liquidating Entity”) in accordance with Section 8-701(b) of the Maryland REIT Law, at such time as the Board of Trustees deems appropriate in its discretion, substantially as follows:

(a)	The Other Liquidating Entity to which the Trust converts shall be organized under statutory or common law of Maryland.

(b)

The Board of Trustees shall, in its discretion, determine the effective time for the conversion of the Trust, and shall file, or cause to be filed, for record with the State Department of Assessments and Taxation of Maryland articles of conversion (“Articles of Conversion”) providing for such effective date and otherwise complying with Section 8-703 of the Maryland REIT Law and shall file with the State Department of Assessments and Taxation of Maryland and other governmental authorities such other filings and documents as shall be necessary or appropriate to effect the conversion.

(c)

Upon the effective time of the conversion of the Trust, in the conversion, the Shares shall be automatically converted into or exchanged for corresponding ownership or beneficial interests in the Other Liquidating Entity. Such conversion shall have the effects provided for in Section 8-704 of the Maryland REIT Law.

(d)

The Other Liquidating Entity shall be constituted pursuant to articles of organization, certificate of limited partnership, a certificate of trust, a limited liability company agreement, a partnership agreement or other instrument or instruments governing the Other Liquidating Entity (the “Organizational Documents”) in such form and contain such terms and conditions as the Board of Trustees may approve in its discretion. Without limiting the generality of the foregoing, the Organizational Documents shall provide: (i) that ownership or beneficial interests in the Other Liquidating Entity shall not be transferable (except by will, intestate succession or operation of law); (ii) that ownership or beneficial interests in the Other Liquidating Entity will not be represented by certificates; (iii) that the Other Liquidating Entity will have a finite life and will terminate upon the earlier of the complete distribution of the assets of the Other Liquidating Entity or a specified number of years from the date of the conversion, subject to extensions of determinate duration; and (iv) that the Other Liquidating Entity may disclose annual financial statements, which need not be audited, to holders of its ownership or beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Trust’s Commission file number to the extent the Other Liquidating Entity is eligible to do so) but need not prepare or distribute any quarterly financial statements.

(e)

The Articles of Conversion and/or the Organizational Documents shall include provisions reasonably necessary to provide that this Plan shall be substantially applicable to the Other Liquidating Entity.

(f)

The initial directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity shall be designated by the Board of Trustees (and may include members of the Board of Trustees).

(g)

Approval of this Plan and the transactions contemplated hereby shall constitute the approval by the Shareholders of the conversion of the Trust to an Other Liquidating Entity, the form and substance of the Organizational Documents of the Other Liquidating Entity, as approved by the Board of Trustees and the appointment of directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity designated by the Board of Trustees.

All actions, determination, designations and approvals by the Board of Trustees under this Section 10 or Section 18 below shall be by majority vote of the entire Board of Trustees.

11.    Termination of Exchange Act Registration. Immediately prior to the transfer to the Liquidating Trust, the conversion of the Trust to an Other Liquidating Entity or at such other time as the Board of Trustees considers appropriate, the Board of Trustees and officers of the Trust are authorized to cause the Shares to be delisted from and/or cease to be traded on, the New York Stock Exchange, and to file a Form 15 (or take other appropriate action) to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended.

12.    Tax Matters. This Plan is intended to accomplish the complete liquidation of the Trust in accordance with Section 331 of the Code and the Treasury regulations thereunder. This Plan shall be deemed to authorize all such action as, in the opinion of counsel for the Trust, may be necessary to comply with the provisions of Section 331 of the Code and the Treasury regulations thereunder.

13.    Form 966. The proper officers of the Trust, or manager of the Trust, shall within 30 days after the date that the liquidation of the Trust is approved by the Board of Trustees, file Form 966 with the Internal Revenue Service, together with any required attachments. The Trust shall also file in due course all other tax (federal, state, local or otherwise) returns, certificates, documents and information required to be filed by reason of the complete liquidation of the Trust.

14.    Interpretation; General Authority. The Board of Trustees, the trustees of the Liquidating Trust , the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity and such officers, managers, agents or other representatives as the Board of Trustees, the trustees of the Liquidating Trust or the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity, as applicable, may authorize and direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and empowered to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Trust and complete the dissolution, termination and liquidation thereof, or the conversion thereof to the Other Liquidating Entity, as applicable, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Trust or its subsidiaries, the Liquidating Trust or the Other Liquidating Entity, as applicable, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, and (iii) the temporary investment of funds in such medium as the Board of Trustees, the trustees of the Liquidating Trust or the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity, as applicable, may deem appropriate. The death, resignation or other disability of any trustee or officer of the Trust, trustee or officer of the Liquidating Trust or any director, manager, trustee or similar member of the governing body of the Other Liquidating Entity, as applicable, shall not impair the authority of the surviving or remaining trustees, directors, managers, similar members or officers (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining trustees, directors, managers or similar members shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining trustees, directors, managers, similar members or officers to exercise any of the powers provided for in this Plan.

15.    Trustee Compensation. The members of the Board of Trustees shall continue to be entitled to receive compensation for their service as trustees until the Final Distribution. The trustees of the Liquidating Trust and the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity, as applicable, shall also be entitled to receive compensation for their service as trustees of the Liquidating Trust or as directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity, as applicable.

16.    Indemnification. The Trust shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the members of the Board of Trustees, the trustees of the Liquidating Trust, the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity and officers, managers, agents or other representatives of the Trust, the Liquidating Trust or Other Liquidating Entity, as applicable, to the full extent provided by the Declaration of Trust and the bylaws of the Trust, the Declaration of Trust of the Liquidating Trustor the Organizational Documents of the Other Liquidating Entity, any indemnification agreement in effect and applicable law. At the discretion of the Board of Trustees, the trustees of the Liquidating Trust and/or the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity, as applicable, such insurance may include coverage for the periods after the effective date of the dissolution of the Trust, including periods after the termination of any Liquidating Trust or Other Liquidating Entity.

17.    Governing Law. The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.

18.    Abandonment of Plan; Amendment. Prior to approval of this Plan, and the transactions contemplated hereby, by the Shareholders, the Board of Trustees may withdraw and abandon this Plan for any reason. Following approval of this Plan, and the transactions contemplated hereby, by the Shareholders, the Plan and such transactions may not be abandoned by the Trust except in accordance with applicable law (including, but not limited to, Section 8-707 of the Maryland REIT Law in the case of any conversion of the Trust to the Other Liquidating Entity). Notwithstanding approval of the Plan, and the transactions contemplated hereby, by the Shareholders, the Board of Trustees, the trustees of the Liquidating Trust or the directors, managers, trustees or similar members of the governing body of the Other Liquidating Entity, as applicable, shall have the right to modify or amend this Plan without further action by or approval of the Shareholders to the extent permitted by applicable law.

Annex C

745 Seventh Avenue New York, NY 10019 United States

June 2, 2019

Board of Trustees

Spirit MTA REIT

2727 North Harwood Street, Suite 300

Dallas, TX 75201

Members of the Board of Trustees:

We understand that Spirit MTA REIT, a Maryland real estate investment trust (the “Company”), has entered into an equity purchase agreement (the “Agreement”) with SMTA Financing JV, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (“Seller”), Banner NewCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Seller (“Newco”), and Hospitality Properties Trust, a Maryland real estate investment trust (“Buyer”). Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, among other things, Seller and the Company will sell, transfer and assign to Buyer the Newco LLC Interests in exchange for an amount equal to $2.345 billion (the “Acquired Companies Purchase Price”), representing the Base Purchase Price of $2.4 billion, less $55 million, the amount payable under the Property Transfer Agreement to Spirit Realty Capital, Inc. (prior to any adjustments under the Property Transfer Agreement). The matters described in this paragraph and the other matters and transactions contemplated by the Agreement are referred to herein as the “Proposed Transaction” and the terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Trustees of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Acquired Companies Purchase Price in connection with the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. At the Company’s instruction, our opinion only addresses the fairness, from a financial point of view, to the Company of the Acquired Companies Purchase Price in connection with the Proposed Transaction and we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the Base Purchase Price (as defined in the Agreement) to any person, any mechanisms for adjustments to the Base Purchase Price contemplated by the Agreement or any adjustments to the Base Purchase Price or Acquired Companies Purchase Price resulting therefrom. At the Company’s instruction, we express no opinion on, and our opinion does not in any manner address, the fairness of the Property Cash Price or any of the transactions contemplated by the Property Transfer Agreement. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Acquired Companies Purchase Price or any other amounts. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of June 2, 2019, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019; (3) publicly available information concerning Buyer that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and their respective

Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019; (4) publicly available information concerning certain other companies that we deemed relevant; (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections relating to the Acquired Companies prepared by the management of the Company, (the “Company Projections”); (6) a trading history of the common stock of the Company, par value $0.01 per share (“Company Common Stock”) from June 1, 2018 to May 31, 2019 and a comparison of that trading history with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (8) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Acquired LLC Interests; and (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the Company management concerning the Company’s business, operations, assets, liabilities, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the Company management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company management as to the future financial performance of the Acquired Companies. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock would trade following the announcement of the Proposed Transaction, and our opinion should not be viewed as providing any assurance that the market value of the shares of Company Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction. We have made no analysis of, and our opinion does not address, whether any amounts may be distributable to Company stockholders in connection with the Proposed Transaction or otherwise.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto to the extent meaningful to our analysis. We have further assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof meaningful to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

C-2

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Acquired Companies Purchase Price in connection with the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Board of Trustees of the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We and our affiliates have performed various investment banking services for the Company in the past, are currently providing such services and expect to perform such services in the future. We have received, and expect to receive, customary fees for such services. Specifically, in the last two years, our affiliate provides credit through, and is administrative agent under, a variable funding note in the Company’s master trust. We and our affiliates have also performed various investment banking services for Spirit Realty Capital Inc., the ultimate parent of the external manager of the Company (“SRC”), in the past, may be currently providing such services, and may perform such services to SRC in the future. We have received, and expect to receive, customary investment banking fees for such services.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Trustees of the Company and is rendered to the Board of Trustees in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ BARCLAYS CAPITAL INC.

BARCLAYS CAPITAL INC.

C-3

SPECIAL MEETING OF SPIRIT MTA REIT

Date:	September 4, 2019
Time:	8:30 am (Central Daylight Time)
Place:	Spirit MTA REIT
2727 N. Harwood Street, Suite 300, Dallas, TX 75201 See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Trustees Recommends a Vote FOR proposals 1, 2 and 3

Trustees Recommend i
		For	Against	Abstain

1:	To approve the Sale (constituting the sale of substantially all of the assets of Sprit MTA REIT (“SMTA”)) pursuant to the terms and conditions of the Equity Purchase Agreement, dated as of June 2, 2019, among SMTA, SMTA Financing JV, LLC, Banner NewCo LLC and Hospitality Properties Trust (the “Sale Proposal”)	☐	☐	☐	For

2:	To approve the Plan of Voluntary Liquidation of SMTA providing for the winding-up and complete liquidation of SMTA, and dissolution and termination of SMTA or the conversion of SMTA to another liquidating entity, subject to approval of the Sale Proposal and completion of the Sale (the “Liquidation Proposal”)	☐	☐	☐	For

3:	To approve the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Sale Proposal and/or the Liquidation Proposal (the “Adjournment Proposal”)	☐	☐	☐	For

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above
Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your share certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Special Meeting of Spirit MTA REIT

to be held on Wednesday, September 4, 2019

for Holders as of July 29, 2019

This proxy is being solicited on behalf of the Board of Trustees

VOTE BY:
INTERNET		TELEPHONE
Go To		866-220-3985
www.proxypush.com/SMTA
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jay Young and Ricardo Rodriguez, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of Spirit MTA REIT that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE SALE PROPOSAL IN ITEM 1, FOR THE LIQUIDATION PROPOSAL IN ITEM 2, AND FOR THE ADJOURNMENT PROPOSAL IN ITEM 3.

PROXY TABULATOR FOR
SPIRIT MTA REIT
P.O. BOX 8016
CARY, NC 27512-9903

Revocable Proxy — Spirit MTA REIT

Special Meeting of Shareholders

September 4, 2019, 8:30 am (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Trustees

The undersigned appoints Jay Young and Ricardo Rodriguez, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Spirit MTA REIT that the undersigned is entitled to vote at the Special Meeting of Shareholders on September 4, 2019 at 8:30 am (Central Daylight Time) at Spirit MTA REIT, 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the Sale Proposal in Item 1, FOR the Liquidation Proposal in Item 2, and FOR the Adjournment Proposal in Item 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)